   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 4, 1998

                                                      REGISTRATION NO. 333-54035
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 4

                                       TO
                              NOTE EXCHANGE OFFER
                                       ON
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                       ORIGINALLY FILED ON JUNE 1, 1998,

                      PREVIOUSLY AMENDED ON JULY 1, 1998,


                       JULY 23, 1998 AND AUGUST 24, 1998

                            ------------------------
                               MTS, INCORPORATED
             (Exact name of Registrant as specified in its charter)

          CALIFORNIA                         5735                  94-1500342
 (State of other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                             2500 DEL MONTE STREET
                           WEST SACRAMENTO, CA 95691
                               TEL: 916-373-2500
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                              DEVAUGHN D. SEARSON
                            CHIEF FINANCIAL OFFICER
                               MTS, INCORPORATED
                             2500 DEL MONTE STREET
                           WEST SACRAMENTO, CA 95691
                               TEL: 916-373-2500
      (Name, address, including zip code, and telephone number, including area code, of agent for service for Registrant)
                           --------------------------

                                   COPIES TO:
                             STEVEN L. BERSON, ESQ.
                             ANDREW J. HIRSCH, ESQ.
                            ERIC JOHN FINSETH, ESQ.
                     Wilson Sonsini Goodrich & Rosati, P.C.
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
                               Tel: 650-493-9300
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

ITEM OF FORM S-4                                                              LOCATION IN THE PROSPECTUS
---------------------------------------------------------------  ----------------------------------------------------
A. INFORMATION ABOUT THE TRANSACTION
       1.  Forepart of Registration Statement and Outside Front
             Cover Page of Prospectus..........................  Cover of Registration Statement; Outside Front Cover
                                                                 Page of Prospectus; Cross Reference Sheet
       2.  Inside Front and Outside Back Cover Pages of
             Prospectus........................................  Inside Front and Outside Back Covers of Prospectus;
                                                                 Available Information.
       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
             Other Information.................................  Prospectus Summary; Risk Factors;
       4.  Terms of the Transaction............................  Prospectus Summary; Risk Factors; The Exchange
                                                                 Offer; Description of the Notes; Certain Federal
                                                                 Income Tax Considerations
       5.  Pro Forma Financial Information.....................  Prospectus Summary; Selected Historical and Pro
                                                                 Forma Financial Information; Consolidated Financial
                                                                 Statements
       6.  Material Contacts with the Company Being Acquired...  Not Applicable
       7.  Additional Information Required for Reoffering by
             Persons and Parties Deemed to be
             Underwriters......................................  Not Applicable
       8.  Interests of Named Experts and Counsel..............  Not Applicable
       9.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities....................  Not Applicable

B. INFORMATION ABOUT THE REGISTRANTS
      10.  Information with Respect to S-3 Registrants.........  Not Applicable
      11.  Incorporation of Certain Information by
             Reference.........................................  Not Applicable
      12.  Information with Respect to S-2 or
             S-3 Registrants...................................  Not Applicable
      13.  Incorporation of Certain Information
             by Reference......................................  Not Applicable
      14.  Information with Respect to Registrants Other Than
             S-3 or S-2 Registrants............................  Available Information; Prospectus Summary; Business;
                                                                 Selected Historical and Pro Forma Consolidated
                                                                 Financial Information; Management's Discussion and
                                                                 Analysis of Financial Condition and Results of
                                                                 Operations; Consolidated Financial Statements

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      15.  Information with Respect to S-3 Companies...........  Not Applicable
      16.  Information with Respect to S-2 or
             S-3 Companies.....................................  Not Applicable
      17.  Information with Respect to Companies Other Than S-3
             or S-2 Companies..................................  Not Applicable

D. VOTING AND MANAGEMENT INFORMATION
      18.  Information if Proxies, Consents or Authorizations
             are to be Solicited...............................  Not Applicable
      19.  Information if Proxies, Consents or Authorizations
             are not to be Solicited or in an Exchange
             Offer.............................................  The Exchange Offer; Management; Ownership of Captal
                                                                 Stock; Certain Transactions

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 1998

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

$110,000,000

MTS, INCORPORATED                                                         [LOGO]

OFFER TO EXCHANGE NEW 9 3/8% SENIOR SUBORDINATED NOTES DUE 2005 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR ALL OUTSTANDING 9 3/8% SENIOR SUBORDINATED NOTES DUE 2005

THE NEW 9 3/8% SENIOR SUBORDINATED NOTES DUE 2005 WILL BE EFFECTIVELY SUBORDINATE TO ALL OTHER OUTSTANDING INDEBTEDNESS OF MTS, INCORPORATED AND MTS, INCORPORATED HAS NOT ISSUED AND HAS NO CURRENT PLANS, ARRANGEMENTS OR AGREEMENTS TO ISSUE ANY ADDITIONAL INDEBTEDNESS TO WHICH THE NEW 9 3/8% SENIOR SUBORDINATED NOTES WOULD BE JUNIOR, PARI PASSU, OR SENIOR.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON
                , 1998, UNLESS EXTENDED. THERE WILL BE NO EXTENSION OF THE
EXCHANGE OFFER BEYOND 5:00 P.M. NEW YORK CITY TIME ON                 , 1998.

MTS, INCORPORATED, a California corporation (the "Company"), hereby offers upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal") (the offering pursuant to the Prospectus together with the Letter of Transmittal herein the "Exchange Offer") to exchange up to an aggregate principal amount of $110,000,000 of its New 9 3/8% Senior Subordinated Notes due 2005 (the "New Notes") for up to an aggregate principal amount of $110,000,000 of the Company's outstanding 9 3/8% Senior Subordinated Notes due 2005 (the "Existing Notes"). The terms of the New Notes are substantially identical in all material respects to those of the Existing Notes, except that the New Notes (i) will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not be subject to certain restrictions on transfer applicable to the Existing Notes, and (ii) will not be entitled to registration or other rights under the Registration Rights Agreement (as defined), including the provision in the Registration Rights Agreement for payment of Additional Interest (as defined in the Registration Rights Agreement) upon failure by the Company to consummate the Exchange Offer or the occurrence of certain other events. See "Description of the Existing Notes." The New Notes will be issued pursuant to, and the Holders thereof (the "New Holders") will be entitled to the benefit of, the Indenture (as defined below) governing the Existing Notes. In the event that the Exchange Offer is consummated, any Existing Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class with the New Notes issued in the Exchange Offer for purposes of determining whether Holders of the requisite percentage in outstanding principal amount of Notes (as defined below) have taken certain actions or exercised certain rights under the Indenture. See "Description of New Notes", "The Exchange Offer." Holders of Existing Notes are referred to herein as "Existing Holders", and Existing Holders together with New Holders are referred to herein collectively as "Holders." The New Notes together with the Existing Notes are referred to herein collectively as the "Notes." The Indenture dated as of April 23, 1998 between the Company and State Street Bank and Trust Company of California, N.A., as Trustee (the "Trustee"), is hereinafter referred to as the "Indenture." Unless otherwise indicated or defined herein, capitalized terms followed by the parenthetical remark "(as defined)" shall have the meanings given to them in the Indenture.

                                                     CONTINUED ON FOLLOWING PAGE

THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING SENT TO EXISTING
HOLDERS ON OR ABOUT               , 1998.
--------------------------------------------------------------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS WHICH EXISTING HOLDERS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.
--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             , 1998

(CONTINUATION OF COVER PAGE)

    Interest on the Notes will be payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1998.

    The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2002, at the redemption prices (expressed as a percentage of principal amount) set forth herein, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption. In addition, at any time and from time to time on or prior to May 1, 2001, the Company may, in its discretion, redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption, with the net proceeds of one or more Equity Offerings (as defined); PROVIDED that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption.

    Upon the occurrence of a Change of Control (as defined), the Holders of the Notes will have the right to require the Company to repurchase their Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of repurchase. See "Description of Notes--Offer to Purchase upon Change of Control." If a Change of Control were to occur, there can be no assurance that the Company would be able to repurchase any of the Notes tendered for repurchase. See "Risk Factors--Change of Control."

    The Notes are unsecured and are subordinate in right of payment to all existing and future Senior Indebtedness (as defined) of the Company which constitutes all of the Indebtedness of the Company other than the Notes. The Company has no indebtedness junior to the Notes and has no current plans, arrangements or agreements to issue indebtedness junior to, pari passu with, or senior to, the Notes. As of April 30, 1998, the Company had approximately $131.1 million of Senior Indebtedness outstanding on a consolidated basis and had unused availability under its New Credit Facility (as defined), of up to $154.4 million, of which approximately $124.5 million was available under the borrowing base formula contained in the New Credit Facility. See "Capitalization," "Description of New Credit Facility" and "Description of Notes--Subordination."

    On April 23, 1998, the Company issued $110.0 million in aggregate principal amount of Existing Notes. The Existing Notes were issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The New Notes are being offered under this Prospectus, which is part of a registration statement of the Company on Form S-4 (the "Exchange Offer Registration Statement", which term shall encompass all amendments, exhibits, annexes and schedules thereto), in order to satisfy certain obligations of the Company under the Registration Rights Agreement (as defined). Once the Exchange Offer is consummated, the Company generally will have no further obligations to register any of the Existing Notes not tendered by Existing Holders for exchange. See "Risk Factors--Consequences of Failure to Exchange."

    The New Notes generally will be issued in the form of Global Securities (as defined) which will be deposited with, or on behalf of, the Depositary (as defined) and registered in its name or in the name of a nominee of the Depositary. Beneficial interests in the Global Securities representing the New Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary. See "Book-Entry; Delivery and Form."

    The Company will accept for exchange any and all Existing Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time,
on         , 1998 (30 days after this Prospectus was sent to Existing Holders), unless extended by the Company in its sole discretion (the "Expiration Date"). The Company will not extend the Expiration Date beyond 5:00 p.m., New York City
time, on           , 1998 (60 days after this Prospectus was sent to Existing
Holders). Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any

(CONTINUATION OF COVER PAGE)
Existing Notes with respect to the Exchange Offer, the Company will promptly return the Existing Notes to the Holders thereof. The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange, but is subject to certain events and conditions that may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. The Existing Notes may be tendered in whole or in part solely in integral multiples of $1,000.

    The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance (the "Staff") of the Securities and Exchange Commission (the "Commission") as set forth in the Staff's EXXON CAPITAL HOLDINGS CORPORATION no-action letter (available May 13, 1988) (the "Exxon Capital No-Action Letter"), MORGAN STANLEY & CO. INCORPORATED no-action letter (available June 5, 1991) (the "Morgan Stanley No-Action Letter"), SHEARMAN & STERLING no-action letter (available July 2, 1993) (the "Shearman & Sterling No-Action Letter"), and other interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter addressing such matters and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a Holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any Holder of Existing Notes who (i) is an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act), (ii) does not acquire such New Notes in the ordinary course of its business, (iii) intends to participate in the Exchange Offer for the purpose of distributing New Notes, or (iv) is a broker-dealer who purchased such Existing Notes directly from the Company, (a) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Existing Notes in the Exchange Offer, and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Existing Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Existing Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Existing Notes for New Notes in the Exchange Offer (an "Exchanging Dealer"), then such Exchanging Dealer may be deemed a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

    Each Holder of Existing Notes who wishes to exchange Existing Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) it is not engaged in, and does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Existing Notes for its own account as a result of market-making activities or other trading activities (and not directly from the Company) and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such an Exchanging Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff in the interpretive letters referred to above, the Company believes that Exchanging Dealers may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Existing Notes with a prospectus meeting the requirements

(CONTINUATION OF COVER PAGE)
of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by an Exchanging Dealer during the period referred to below in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such Exchanging Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by an Exchanging Dealer in connection with resales of such New Notes for a period of 180 days following effectiveness of the Exchange Offer Registration Statement. See "Plan of Distribution." Any Exchanging Dealer who is an affiliate of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of New Notes."

    In that regard, each Exchanging Dealer who surrenders Existing Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading, or of the occurrence of certain other events specified in the Registration Rights Agreement, such Exchanging Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Exchanging Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.

    The New Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. As the Existing Notes were issued, and the New Notes are being issued, to a limited number of institutions who typically hold similar securities for investment, the Company does not expect that an active public market for the New Notes will develop. Accordingly, there can be no assurance as to the development, liquidity or maintenance of any market for the New Notes. The Company does not currently intend to apply for listing of the New Notes on any securities exchange or for quotation through the Nasdaq Stock Market.

    Any Existing Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the Holders of Existing Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Existing Holders (except for limited instances involving the Initial Purchasers and Existing Holders that are not eligible to participate in the Exchange Offer) to provide for registration under the Securities Act of the Existing Notes held by them. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, an Existing Holder's ability to sell untendered Existing Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange."

    Each New Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Existing Note surrendered in exchange for such New Note or, if no such interest has been paid or duly provided for on such Existing Note, from April 23, 1998. Holders of the Existing Notes

(CONTINUATION OF COVER PAGE)
whose Existing Notes are accepted for exchange will not receive accrued interest on such Existing Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Existing Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Existing Notes, and will be deemed to have waived the right to receive any interest on such Existing Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after April 23, 1998.

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. The Company has agreed to pay all required expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses." No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

    THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF EXISTING NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR EXISTING NOTES PURSUANT TO THE EXCHANGE OFFER.

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

    UP THROUGH AND INCLUDING         , 1998 (90 DAYS AFTER THIS PROSPECTUS WAS
SENT TO EXISTING HOLDERS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION WITH SUCH TRANSACTION.

    EACH PROSPECTIVE PURCHASER OF THE NEW NOTES MUST COMPLY WITH ALL LAWS AND REGULATIONS APPLICABLE TO IT IN FORCE IN ANY JURISDICTION IN WHICH IT PURCHASES, OFFERS OR SELLS THE NEW NOTES OR POSSESSES OR DISTRIBUTES THIS PROSPECTUS AND MUST OBTAIN ANY CONSENT, APPROVAL OR PERMISSION REQUIRED TO BE OBTAINED BY IT FOR THE PURCHASE, OFFER OR SALE BY IT OF THE NEW NOTES UNDER THE LAWS AND REGULATIONS APPLICABLE TO IT IN FORCE IN ANY JURISDICTION TO WHICH IT IS SUBJECT OR IN WHICH IT MAKES SUCH PURCHASES, OFFERS OR SALES, AND THE COMPANY SHALL NOT HAVE ANY RESPONSIBILITY THEREFOR.

                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATES," "BELIEVES," "ESTIMATES," "EXPECTS," "INTENDS," "PLANS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF FACTORS SET FORTH HEREIN. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE CAUTIONARY STATEMENTS SET

(CONTINUATION OF COVER PAGE)
FORTH UNDER THE CAPTIONS "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" HEREIN. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, WITHOUT LIMITATION: (1) COMPETITION;
(2) INCREASED COSTS; (3) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (4) INCREASES IN THE COMPANY'S COST OF BORROWINGS OR INABILITY OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL OR OTHER FORMS OF FINANCING (SUCH AS TRADE CREDIT, EQUIPMENT LEASE TERMS, AND COOPERATIVE ADVERTISING ALLOWANCES); (5) CHANGES IN TECHNOLOGY FOR THE DELIVERY OF RECORDED MUSIC, INCLUDING NEW FORMS OF DISTRIBUTION OF RECORDED MUSIC SUCH AS THE INTERNET AND DIRECT DOWN LOADING OF RECORDED MUSIC BY CONSUMERS; AND (6) CHANGES IN GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE COMPANY MAY, FROM TIME TO TIME, COMPETE. MANY OF SUCH FACTORS WILL BE BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. FOR FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS."

                            MARKET AND INDUSTRY DATA

    THE INFORMATION CONTAINED HEREIN INCLUDES CERTAIN DEMOGRAPHIC AND ECONOMIC INFORMATION FOR THE UNITED STATES AND INTERNATIONALLY. ALTHOUGH THE COMPANY HAS OBTAINED THIS INFORMATION FROM SOURCES IT BELIEVES TO BE RELIABLE, THE COMPANY HAS NOT INDEPENDENTLY VERIFIED THIS INFORMATION AND THERE CAN BE NO ASSURANCE AS TO ITS ACCURACY. FURTHER, BECAUSE COMPETITORS OF THE COMPANY GENERALLY DO NOT MAKE AVAILABLE INFORMATION REGARDING THEIR SALES IN SPECIFIC REGIONS, MARKET SHARE INFORMATION, CERTAIN OPERATING INFORMATION AND CERTAIN OTHER INFORMATION IS SUBJECT TO A NUMBER OF ESTIMATES AND ASSUMPTIONS. WHILE THE COMPANY BELIEVES SUCH INFORMATION TO BE RELIABLE, THERE CAN BE NO ASSURANCE AS TO ITS ACCURACY.

    UNLESS OTHERWISE STATED, ALL REFERENCES TO U.S. INDUSTRY DATA AND U.S. INDUSTRY TRENDS ARE BASED ON INFORMATION FROM THE RECORDING INDUSTRY ASSOCIATION OF AMERICA ("RIAA") AND ALL REFERENCES TO INTERNATIONAL INDUSTRY DATA AND INTERNATIONAL INDUSTRY TRENDS ARE BASED ON INFORMATION FROM THE 1998 MUSIC BUSINESS INTERNATIONAL WORLD REPORT (THE "MBI REPORT"). U.S. DATA IS REPORTED AS THE RETAIL VALUE OF PRODUCTS SHIPPED TO MUSIC RETAILERS BY SUPPLIERS. INTERNATIONAL DATA IS REPORTED AS RETAIL SALES.
                            ------------------------

    "TOWER," "TOWER RECORDS-VIDEO-BOOKS," and "WOW!" are among the trademarks of the Company. This Prospectus contains other trade names and trademarks of the Company and of other organizations.

    The Company maintains a website at HTTP://WWW.TOWERRECORDS.COM and an online store on America Online at keyword "TOWER." Information contained on the Company's website or on America Online shall not be deemed to constitute a part of this Prospectus.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, RISK FACTORS AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE REFERRED TO HEREIN OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "MTS," "TOWER" OR THE "COMPANY" SHALL MEAN MTS, INCORPORATED AND ITS CONSOLIDATED SUBSIDIARIES. ALL INFORMATION IN THIS PROSPECTUS, INCLUDING FINANCIAL INFORMATION, REFLECTS THE REORGANIZATION (AS DEFINED BELOW). ALL REFERENCES TO FISCAL YEARS IN THIS PROSPECTUS ARE TO THE FISCAL YEARS ENDED ON JULY 31 OF EACH YEAR. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS AND, IN PARTICULAR, SHOULD EVALUATE THE SPECIFIC FACTORS SET FORTH UNDER "RISK FACTORS" FOR RISKS INVOLVED WITH AN INVESTMENT IN THE NEW NOTES.

                                  THE COMPANY

OVERVIEW

    Founded in 1960, Tower is the second largest specialty retailer of recorded music headquartered in the United States in terms of revenues and is one of the largest and most widely-recognized music retailers in the world. The Company operates a total of 183 stores worldwide, consisting of 119 U.S. stores in 20 states and 64 international stores in 11 countries. Management believes that Tower is one of the leading music retailers in each of the U.S. major metropolitan areas in which it operates (many of which are the fastest growing markets in the United States). The Company offers a diversified line of music products including compact discs, recorded audio cassettes, recorded video cassettes, laser discs, digital video discs ("DVD") and other complementary products, including books, magazines, blank tapes, software titles, and accessories. As of April 30, 1998, Tower's aggregate outstanding indebtedness was $241.1 million, and for the nine month period ended April 30, 1998 Tower's ratio of earnings to fixed charges was 1.5x and net revenues were $771.4 million.

    Tower attracts and retains customers who buy music on a year-round basis by providing an extensive product selection in an interactive, entertaining environment. Tower stores feature extended store hours, in-store listening stations and knowledgeable and motivated sales personnel. These factors, combined with the Company's competitive pricing, make Tower stores a preferred shopping destination. Tower offers one of the broadest selections of recorded music, including recent releases, older releases and various other music formats primarily in stand-alone locations in densely populated urban and suburban areas. Tower stores are typically larger in square footage and have lower rents as a percentage of revenues than comparable mall-based music specialty retailers. Most of the Company's domestic stores exceed 10,000 square feet and carry at least 50,000 music titles. Flagship stores, which are located in major metropolitan areas such as Boston, Buenos Aires, Chicago, Glasgow, Hong Kong, Honolulu, London, Los Angeles, New Orleans, New York, Osaka, Philadelphia, San Francisco, Seattle, Singapore, Taipei, Tokyo, Toronto and Washington, D.C., typically exceed 20,000 square feet and carry between 80,000 and 120,000 music titles. In addition to the BILLBOARD Top 50, Tower offers competitive pricing on the full range of its product offerings. Management believes that Tower's success in attracting loyal customers increases store traffic and sales throughout the year and has been a factor in making the Company less dependent upon the success of new music releases and calendar fourth quarter sales than many of its U.S. competitors.

    Due to Tower's high sales volume and long-standing relationships with vendors and music manufacturers, the Company receives substantial cooperative advertising allowances, beneficial purchasing terms, short lead times on inventory fulfillment, product return rights, and drop shipments of orders directly to its stores. Tower monitors the quantity and mix of inventory in each of its stores through a central inventory management system. However, unlike many of its competitors (who purchase and distribute from a central location), Tower's store managers are given discretion in managing the level and mix of the inventory in their stores in order to most effectively market to each store's demographic customer base. The Company believes that this policy has been an important factor in Tower's strategy to minimize its product return levels, thereby reducing restocking fees, improving operating margins and sustaining favorable vendor relations.

    In order to increase and diversify its revenue base, Tower became the first U.S.-based music retailer to implement an international growth strategy. This expansion, which commenced in 1979, initially focused on the Japanese market (which is currently the world's second largest market for recorded music, with net sales of approximately $6.8 billion in 1996) and enabled Tower to become a market leader in Japan for recorded music. Tower implemented a similar expansion strategy in the United Kingdom beginning in 1986. The Company currently has more international locations than any other U.S.-based music retailer and, for the 1997 fiscal year, derived approximately 40% of its total net revenues from international sales. Tower currently operates 41 stores in Japan; six in England; three each in Hong Kong, Israel and Singapore; two each in Mexico and Taiwan; and one each in Argentina, Canada, Ireland and Scotland. In addition, the Company has entered into franchise agreements with local operators in Colombia, Malaysia, South Korea and Thailand.

    The Company was incorporated in California in 1960 and maintains its principal executive office at 2500 Del Monte Street, West Sacramento, California 95691. Its telephone number is (916) 373-2500.

INDUSTRY

    The worldwide market for recorded music has grown from approximately $29.4 billion in calendar 1992 to approximately $40.2 billion in calendar 1996. The top five markets, North America, Western Europe, Japan, Latin America and Asia (outside of Japan), individually accounted for approximately 32.9%, 32.8%, 17.0%, 6.2% and 5.6%, respectively, and collectively accounted for approximately 94.5%, of the global market in calendar 1996. Management believes that the following factors are the primary drivers of growth in the industry globally:
(i) overall population growth in major markets, (ii) technological innovations in the delivery of recorded music, (iii) continued compact disc format penetration and (iv) the success of new music releases.

    In the United States, there are four primary channels of recorded music distribution: specialty music retail stores, discount and consumer electronics stores, record clubs, and mail order and other channels, which accounted for approximately 49.9%, 31.5%, 14.3% and 4.3% of unit shipments, respectively, in calendar 1996. The U.S. market for recorded music has grown from approximately $9.0 billion in calendar 1992 to approximately $12.2 billion in calendar 1997. However, beginning in 1995, the volume of recorded music shipped to retailers slowed and then declined by approximately 2.0% in 1997 primarily due to: (i) overshipment of product by manufacturers to certain retailers in 1995 and 1996,
(ii) store rationalization by certain mall-based and discount music retailers following an aggressive overexpansion of music retail square footage from 1992 to 1994, (iii) a lack of new technological innovations influencing the delivery of recorded music, (iv) continued maturation of the compact disc format, and (v) disappointing new releases. Management believes that the market and the outlook for music retailers improved in the United States starting in the second half of calendar 1997, primarily due to a reduction in domestic music retail square footage as certain electronics retailers reduced music store selling space and narrowed their catalog selections in response to difficulties in successfully implementing "loss leader" music retail sales strategies, continued store consolidation of mall-based music retailers, the release of several successful new titles and positive demographic trends. The Company believes that it is well-situated in the industry because of its store base, merchandising strategy and long-standing supplier relationships. See "Market and Industry Data."

                              THE RECAPITALIZATION

    Prior to April 1998, substantially all of the capital stock of the Company was owned by a revocable trust established by the Company's founder, Russell M. Solomon (the "Russell Solomon Trust"). In April 1998, the Company consummated certain transactions designed to consolidate substantially all of the Tower business operations in the Company (the "Reorganization," as described more fully in "Certain Transactions--The Reorganization"), and also transferred certain assets to the Trusts (the "Prior Asset Exchange," as defined in "Certain Transactions--Prior Transfer of Certain Assets to Trusts"), which were established for the benefit of Mr. Solomon's sons, Michael Solomon and David Solomon. As a result of the Reorganization, the Company is now a wholly-owned subsidiary of a recently formed holding company, TOWER RECORDS, INCORPORATED ("Parent"). The Reorganization included an exchange by the Company's shareholders of their common shares in the Company for a controlling equity interest in Parent. As part of the Reorganization, the Trusts and certain Solomon family members contributed to Parent certain business assets (subject to certain liabilities), including wholesale distribution operations, in exchange for the remaining equity interest in Parent. Separately, Parent contributed such assets and liabilities received from the Trusts and such Solomon family members to the Company. See "The Recapitalization--The Reorganization," "Certain Transactions--The Reorganization," and Note 2 to "Consolidated Financial Statements."

    In April 1998 the Company refinanced previously outstanding indebtedness of approximately $168.0 million under its former $195.0 million senior revolving credit facility (the "Former Credit Facility") and approximately $64.3 million of other previously outstanding indebtedness by consummating the Existing Notes Offering and entering into certain new senior secured revolving credit facilities (such new secured credit facilities, collectively, the "New Credit Facility" and, together with the Existing Notes Offering, the "Refinancing") (the Refinancing and the Reorganization are hereinafter collectively referred to as the "Recapitalization"). The New Credit Facility provides for an aggregate $275.0 million commitment, of which approximately $150.0 million can be borrowed in Japanese yen and a portion in British pounds. Aggregate borrowings are subject to compliance with a borrowing base formula. As of April 30, 1998, an aggregate of approximately $245.1 million was available under the New Credit Facility based upon the borrowing base formula, of which approximately $120.6 million had been drawn. See "The Recapitalization--The Refinancing," "Capitalization" and "Description of New Credit Facility."

                               THE EXCHANGE OFFER

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SECURITIES OFFERED................  $110,000,000 in aggregate principal amount of New 9 3/8%
                                    Senior Subordinated Notes due 2005.

THE EXCHANGE OFFER................  $1,000 principal amount of the New Notes in exchange for each $1,000 principal amount of Existing Notes. As of
                                    the date hereof, $110,000,000 aggregate principal amount
                                    of Existing Notes are outstanding. The Company will
                                    issue the New Notes to New Holders on or promptly after
                                    the Expiration Date.

                                    Based on an interpretation by the Staff set forth in
                                    no-action letters issued to third parties, the Company
                                    believes that New Notes issued pursuant to the Exchange
                                    Offer in exchange for Existing Notes may be offered for
                                    resale, resold and otherwise transferred by any Holder
                                    thereof (other than any such Holder which is an
                                    affiliate of the Company or is a broker-dealer which
                                    acquired such Existing Notes directly from the Company)
                                    without compliance with the registration and prospectus
                                    delivery provisions of the Securities Act, provided that
                                    (i) such New Notes are acquired in the ordinary course
                                    of such Holder's business, (ii) such Holder has no
                                    arrangement or understanding with any person to
                                    participate in the distribution of such New Notes, and
                                    (iii) such Holder is not engaged in, and does not intend
                                    to engage in the, or a, distribution of the New Notes.
                                    Each Exchanging Dealer that acquired such Existing Notes
                                    as a result of market making or other trading activity
                                    and that receives New Notes for its own account pursuant
                                    to the Exchange Offer must acknowledge that it will
                                    deliver a prospectus in connection with any resale of
                                    such New Notes. The Company has agreed that this
                                    Prospectus, as it may be amended or supplemented from
                                    time to time, may be used, subject to certain provisions
                                    of the Registration Rights Agreement, by such an
                                    Exchanging Dealer in connection with such resales for a
                                    period of 180 days following effectiveness of the
                                    Exchange Offer Registration Statement. See "The Exchange
                                    Offer--Resales of New Notes" and "Plan of Distribution."

                                    Any Existing Holder who (i) is an affiliate of the
                                    Company, (ii) does not acquire such New Notes in the
                                    ordinary course of its business, (iii) tenders in the
                                    Exchange Offer with the intention to participate, or for
                                    the purpose of participating, in a distribution of the
                                    New Notes, or (iv) is a broker-dealer which acquired
                                    such Existing Notes directly from the Company, could not
                                    rely on the position of the Staff enunciated in the
                                    Exxon Capital No-Action Letter, the Morgan Stanley
                                    No-Action Letter or similar no-action letters and, in
                                    the absence of an exemption therefrom, must comply with
                                    the registration and prospectus delivery requirements of
                                    the Securities Act in connection with the resale of the
                                    New Notes. Failure to comply with such requirements in
                                    such instance may result in such Holder

                                    incurring liability under the Securities Act for which
                                    the Holder is not indemnified by the Company.

                                    No federal or state regulatory requirements must be
                                    complied with or approval obtained in connection with
                                    the Exchange Offer, other than registration requirements
                                    under the Securities Act and compliance with the
                                    registration or comparable provisions of applicable
                                    state securities laws.

EXPIRATION DATE...................  5:00 p.m., New York City time, on      , 1998 (30 days
                                    after this Prospectus was sent to Existing Holders),
                                    unless the Exchange Offer is extended by the Company in
                                    its sole discretion, in which case the term "Expiration
                                    Date" means the latest date and time to which the
                                    Exchange Offer is extended. The Company will not extend
                                    the Expiration Date beyond 5:00 p.m., New York City
                                    time, on                , 1998 (60 days after this
                                    Prospectus was sent to Existing Holders).

INTEREST ON THE NEW NOTES AND THE
  EXISTING NOTES..................  Each New Note will bear interest from the most recent date to which interest has been paid or duly provided
                                    for on the Existing Note surrendered in exchange for
                                    such New Note or, if no such interest has been paid or
                                    duly provided for on such Existing Note, from April 23,
                                    1998. Holders of the Existing Notes whose Existing Notes
                                    are accepted for exchange will not receive accrued
                                    interest on such Existing Notes for any period from and
                                    after the last Interest Payment Date to which interest
                                    has been paid or duly provided for on such Existing
                                    Notes prior to the original issue date of the New Notes
                                    or, if no such interest has been paid or duly provided
                                    for, will not receive any accrued interest on such
                                    Existing Notes, and will be deemed to have waived the
                                    right to receive any interest on such Existing Notes
                                    accrued from and after such Interest Payment Date or, if
                                    no such interest has been paid or duly provided for,
                                    from and after April 23, 1998.

AMENDMENT OR TERMINATION OF THE
  EXCHANGE OFFER..................  The Company is not required to accept any Existing Notes for exchange, and may amend or terminate the Exchange
                                    Offer in its sole discretion at any time before
                                    acceptance of such Existing Notes for exchange. By way
                                    of example, the following constitute some, but not all,
                                    of the reasons the Company might choose to amend or
                                    terminate the Exchange Offer: (i) the Exchange Offer
                                    would violate applicable law, (ii) a judicial or
                                    administrative action or proceeding might materially
                                    impair the Company's ability to proceed with the
                                    Exchange Offer, (iii) any necessary governmental
                                    approvals are not obtained, (iv) a stock market or
                                    banking moratorium has occurred, or (v) a stop order has
                                    been issued or threatened which would suspend
                                    effectiveness of the Exchange Offer Registration
                                    Statement. See "The Exchange Offer--Amendments;
                                    Termination."

PROCEDURES FOR TENDERING EXISTING
  NOTES...........................  Each Existing Holder wishing to accept the Exchange
                                    Offer must complete, sign and date the accompanying
                                    Letter of Transmittal, or a facsimile thereof, in
                                    accordance with the instructions contained herein and
                                    therein, and mail or otherwise deliver the Letter of
                                    Transmittal, or such facsimile, together with the
                                    Existing Notes and any other required documentation to
                                    the Exchange Agent (as defined below) at the address set
                                    forth in the Letter of Transmittal. PERSONS HOLDING
                                    EXISTING NOTES THROUGH THE DEPOSITARY (INITIALLY THE
                                    DEPOSITORY TRUST COMPANY ("DTC")) AND WISHING TO ACCEPT
                                    THE EXCHANGE OFFER MUST DO SO PURSUANT TO DTC'S
                                    AUTOMATED TENDER OFFER PROGRAM ("ATOP"), BY WHICH EACH
                                    TENDERING PARTICIPANT WILL AGREE TO BE BOUND BY THE
                                    LETTER OF TRANSMITTAL. By executing or agreeing to be
                                    bound by the Letter of Transmittal, each Existing Holder
                                    will represent to the Company that, among other things,
                                    such Holder (i) is not an affiliate of the Company, (ii)
                                    is acquiring the New Notes in the ordinary course of
                                    business, (iii) has no arrangement or understanding with
                                    any person to participate in the distribution of such
                                    New Notes, and (iv) is not engaged in, and does not
                                    intend to engage in, a distribution of the New Notes.

SPECIAL PROCEDURES FOR BENEFICIAL
  OWNERS..........................  Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender should
                                    contact such registered Holder promptly and instruct
                                    such registered Holder to tender on such beneficial
                                    owner's behalf. If such beneficial owner wishes to
                                    tender on such owner's own behalf, such owner must,
                                    prior to completing and executing the Letter of
                                    Transmittal and delivering its Existing Notes, either
                                    make appropriate arrangements to register ownership of
                                    the Existing Notes in such owner's name or obtain a
                                    properly completed bond power from the registered
                                    Holder. The transfer of registered ownership may take
                                    considerable time.

GUARANTEED DELIVERY PROCEDURES....  Existing Holders who wish to tender their Existing Notes and whose Existing Notes are not immediately available
                                    or who cannot deliver their Existing Notes, the Letter
                                    of Transmittal or any other documents required by the
                                    Letter of Transmittal to the Exchange Agent (or comply
                                    with the procedures for book-entry transfer) prior to
                                    the Expiration Date must tender their Existing Notes
                                    according to the guaranteed delivery procedures set
                                    forth in "The Exchange Offer--Guaranteed Delivery
                                    Procedures."

WITHDRAWAL RIGHTS.................  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                                    New York City time, on the Expiration Date pursuant to
                                    the procedures described under "The Exchange Offer--
                                    Withdrawals of Tenders."

ACCEPTANCE OF EXISTING NOTES AND
  DELIVERY OF NEW NOTES...........  The Company will accept for exchange any and all
                                    Existing Notes that are properly tendered in the
                                    Exchange Offer prior to 5:00 p.m., New York City time,
                                    on the Expiration Date. The New Notes issued pursuant to
                                    the Exchange Offer will be delivered promptly following
                                    the Expiration Date. See "The Exchange Offer--Terms of
                                    the Exchange Offer."

FEDERAL INCOME TAX
  CONSIDERATIONS..................  The exchange of the New Notes for the Existing Notes pursuant to the Exchange Offer will not be taxable to
                                    the Holders thereof for federal income tax purposes.
                                    However, no ruling has been obtained from the Internal
                                    Revenue Service in connection with the Exchange Offer.
                                    See "Federal Income Tax Considerations."

EFFECT ON HOLDERS OF EXISTING
  NOTES...........................  As a result of the making of this Exchange Offer, the
                                    Company will have fulfilled certain of its obligations
                                    under the Registration Rights Agreement, and Existing
                                    Holders who do not tender their Existing Notes, except
                                    for limited instances involving the Initial Purchasers
                                    and Existing Holders that are not eligible to
                                    participate in the Exchange Offer, will not have any
                                    further registration rights under the Registration
                                    Rights Agreement or otherwise. See "The Exchange
                                    Offer--Purposes and Effect of Exchange Offer." Such
                                    Existing Holders will continue to hold the untendered
                                    Existing Notes and will be entitled to all the rights
                                    and subject to all the limitations applicable thereto
                                    under the Indenture, except to the extent such rights or
                                    limitations, by their terms, terminate or cease to have
                                    further effectiveness as a result of the Exchange Offer.
                                    All untendered Existing Notes will continue to be
                                    subject to certain restrictions on transfer.
                                    Accordingly, if any Existing Notes are tendered and
                                    accepted in the Exchange Offer, the trading market for
                                    the untendered Existing Notes could be adversely
                                    affected.

EXCHANGE AGENT....................  State Street Bank and Trust Company of California, N.A.

                         SUMMARY OF TERMS OF NEW NOTES

    The form and terms of the New Notes are the same as the form and terms of the Existing Notes (which they replace) except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) the Holders of New Notes, except for limited instances involving the Initial Purchasers and certain Holders that are not eligible to participate in the Exchange Offer, will not be entitled to further registration rights under the Registration Rights Agreement, which rights will be satisfied when the Exchange Offer is consummated, and will not be entitled to any payments of Additional Interest for failure to satisfy such rights. The New Notes will evidence the same debt as the Existing Notes and will be entitled to the benefits of the Indenture. See "Description of Notes."

ISSUER............................  MTS, INCORPORATED

SECURITIES OFFERED..............................  $110,000,000 aggregate principal amount of New 9 3/8% Senior Subordinated Notes due 2005.

MATURITY........................................  May 1, 2005.

INTEREST PAYMENT DATES..........................  May 1 and November 1, commencing November 1, 1998.

SINKING FUND....................................  None.

OPTIONAL REDEMPTION.............................  Except as described below, the Company may not redeem the Notes prior to May 1,
                                                  2002. On or after such date, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to May 1, 2001, the Company may redeem up to
                                                  35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more private or public Equity Offerings received by the Company, at a redemption price equal to 109.375% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the originally issued aggregate principal amount of the Notes remains outstanding after each such redemption. See "Description of the Notes--Optional Redemption."

CHANGE OF CONTROL...............................  Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. The Company's ability to repurchase the Notes upon a Change of
                                                  Control is subject to a number of financial and legal limitations, including a prohibition on most such repurchases under the New Credit Facility. Upon the occurrence of a Change of Control, if it is prohibited by the terms of any outstanding Indebtedness from making an Offer to Repurchase (as defined) or from repurchasing the Notes, the Company is required to either (i) repay all such Indebtedness and terminate all commitments outstanding thereunder or (ii)
                                                  obtain the requisite consents under any such Indebtedness required to permit the Offer to Repurchase or the repurchase of the Notes. The New Credit Facility provides for loans up to a

                                                  maximum amount of $275 million and, if the requisite consents from the lenders thereunder are not forthcoming, it is unlikely that the Company would be able to repay all of its obligations under the New Credit Facility and repurchase the Notes unless it could obtain alternative financing. There can be no assurance that the Company would be able to obtain any such financing on commercially reasonable terms, or at all, and consequently no assurance can be given that the Company would be able to repurchase any of the Notes tendered pursuant to such an Offer to Purchase. See "Risk Factors-- Change of Control"
                                                  and "Description of the Notes--Offer to Purchase upon Change of Control."

RANKING.........................................  The Notes are unsecured and are subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Notes rank pari passu in right of payment with any future senior subordinated indebtedness of the Company and rank senior to all Subordinated Indebtedness of the Company.
                                                  The Notes are effectively subordinated to all indebtedness and other obligations of the Company's existing and future subsidiaries. As of April 30,
                                                  1998, the aggregate principal amount of the Company's outstanding Senior
                                                  Indebtedness was approximately $131.1 million and had unused availability under its New Credit Facility of up to $154.4 million, of which approximately $124.5 million was available under the Borrowing Base formula contained in the New
                                                  Credit Facility. As of April 30, 1998, the Company had no Subordinated
                                                  Indebtedness outstanding and no senior subordinated indebtedness outstanding other than the Notes and has no current plans, arrangements or agreements to issue indebtedness junior to, pari passu with, or senior to, the Notes. See
                                                  "Description of the Notes--Subordination of the Notes."

RESTRICTIVE COVENANTS...........................  The Indenture, under which the Existing Notes were and the New Notes will be issued, limits, among other things, (i) the incurrence of additional indebtedness by the Company and its Restricted Subsidiaries (as defined), (ii)
                                                  the payment of dividends on, and redemption of, capital stock of the Company and the redemption of certain subordinated obligations of the Company, (iii)
                                                  Investments (as defined), (iv) sales of assets and Restricted Subsidiary stock,
                                                  (v) transactions with Affiliates (as defined) and (vi) consolidations, mergers and transfers of all or substantially all of the Company's assets. The
                                                  Indenture also prohibits certain restrictions on distributions from Restricted
                                                  Subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of the
                                                  Notes--Certain Covenants."

TRANSFER RESTRICTIONS...........................  For restrictions on transfer of the New Notes, see "The Exchange Offer--Resale of New Notes."


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USE OF PROCEEDS.................................  All Existing Notes received and accepted by the Company, in its sole discretion, for exchange in the Exchange Offer will be cancelled.

                                  RISK FACTORS

    Prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the Notes. Such risks include: (i) the Company's substantial leverage consisting of $241.1 million in total debt as of April 30, 1998 and debt service obligations as defined by the ratio of earnings to fixed charges of 1.5x for the nine-month period ended April 30, 1998 (for definition, please refer to Notes to Selected Historical Consolidated Financial Information), (ii) the subordination of the Notes to all existing and future Senior Indebtedness, which was $131 million as of April 30, 1998, and (iii) the impact of worldwide economic conditions and cyclicality of the music industry.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The summary historical consolidated financial information presented below as of July 31, 1996 and 1997 and for each of the years in the three-year period ended July 31, 1997 have been derived from and should be read in conjunction with the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The summary historical consolidated financial information presented below as of July 31, 1993, 1994 and 1995 and for each of the years in the two-year period ended July 31, 1994 have been derived from the audited consolidated financial statements of the Company not included elsewhere in this Prospectus. The summary historical consolidated financial information as of April 30, 1998 and for the nine months ended April 30, 1997 and 1998 have been derived from and should be read in conjunction with the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The summary historical consolidated financial data as of April 30, 1997 have been derived from the unaudited financial statements of the Company not included in this Prospectus. The summary historical consolidated financial information has been retroactively restated to give effect to the Reorganization. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition and results of operations for those periods. Operating results for the nine months ended April 30, 1998 are not necessarily indicative of the results that may be expected for the year ended July 31, 1998 or for any future period. This data should be read in conjunction with the consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial Information" and other financial information included elsewhere in this Prospectus.

                                                                                                                    NINE
                                                                                                                   MONTHS
                                                                                                                    ENDED
                                                                            YEAR ENDED JULY 31,                   APRIL 30,
                                                           -----------------------------------------------------  ---------
                                                             1993       1994       1995       1996       1997       1997
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                                                (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
  Net revenues...........................................  $   699.4  $   808.5  $   950.6  $ 1,001.0  $   991.8  $   752.5
  Gross profit...........................................      225.4      264.6      310.0      324.9      322.5      244.1
  Selling, general and administrative expenses...........      183.7      212.6      255.1      270.4      267.6      202.1
  Depreciation and amortization..........................       15.1       17.4       22.9       20.9       26.4       17.3
                                                           ---------  ---------  ---------  ---------  ---------  ---------
  Income from operations.................................       26.6       34.6       32.0       33.6       28.5       24.7
  Interest expense.......................................        6.7        7.8       11.5       14.9       14.3       11.5
  Net income.............................................       14.7       17.3       15.1       10.0        3.5        5.3
OTHER DATA:
  Ratio of earnings to fixed charges(a)..................        2.4x       2.2x       1.8x       1.5x       1.3x       1.4x

BALANCE SHEET DATA (AT PERIOD END):
  Total assets...........................................  $   346.9  $   412.7  $   505.1  $   528.8  $   544.6  $   541.9
  Total debt (including current maturities)..............      116.2      140.5      199.6      202.8      211.3      222.9
  Shareholders' equity...................................       95.0      112.1      127.5      135.1      134.0      135.4


                                                             1998
                                                           ---------

INCOME STATEMENT DATA:
  Net revenues...........................................  $   771.4
  Gross profit...........................................      246.5
  Selling, general and administrative expenses...........      204.8
  Depreciation and amortization..........................       17.6
                                                           ---------
  Income from operations.................................       24.1
  Interest expense.......................................       10.4
  Net income.............................................        7.4
OTHER DATA:
  Ratio of earnings to fixed charges(a)..................        1.5x
BALANCE SHEET DATA (AT PERIOD END):
  Total assets...........................................  $   531.6
  Total debt (including current maturities)..............      241.1
  Shareholders' equity...................................      127.2

------------------------

(a) Ratio of earnings to fixed charges is computed by dividing (i) the sum of income before taxes and fixed charges by (ii) fixed charges. Fixed charges consist of the sum of interest expense, interest expense capitalized, the amortization of deferred financing costs, and 35% of rental expense representing management's determination of a reasonable approximation of interest costs on rents.

                                  RISK FACTORS

    AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF THE NEW NOTES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PRIOR TO MAKING AN INVESTMENT IN THE NEW NOTES. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. SEE THE COVER PAGE, "FORWARD-LOOKING STATEMENTS."

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS

    After giving effect to the Recapitalization, including the Existing Notes Offering, the initial borrowings under the New Credit Facility and the application of the proceeds therefrom, the Company is substantially leveraged. On such a basis, the Company's aggregate outstanding indebtedness was $241.1 million and the Company's shareholders' equity was $127.2 million at April 30, 1998. The Company also has substantial rental obligations. The New Credit Facility and the Indenture permit the Company and its subsidiaries to incur or guarantee certain additional indebtedness, subject to certain limitations. The New Credit Facility matures prior to the maturity of the Notes. In the event that the Company is unable to refinance the New Credit Facility, its ability to repay the principal and interest on the Notes would be adversely affected. See "The Recapitalization--The Refinancing," "Use of Proceeds," "Capitalization," "Description of New Credit Facility" and "Description of the Notes."

    The Company's substantial degree of leverage could have important consequences to its lenders, including but not limited to, the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future, (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes, (iii) certain of the Company's borrowings, including those under the New Credit Facility, will be at variable rates of interest which exposes the Company to interest rate fluctuation risk, (iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions and (v) the Company could be more vulnerable in the event of a downturn in general economic conditions or its business.

    The Company's ability to repay or to refinance its obligations with respect to its indebtedness and meet its other obligations (including substantial rental obligations) will depend on its financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions in the United States and other countries where it operates and to certain financial, business and other factors, many of which are beyond the Company's control. See the cover page, "Forward-Looking Statements."

    There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of interest on and principal of its indebtedness in the future. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital, or restructure its debt. There can be no assurance that any such alternative measures would be successful or would permit the Company to meet its scheduled debt obligations. In the absence of sufficient cash flow and capital resources, the Company could face substantial liquidity problems and could be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to whether the Company's lenders would consent to such actions, or as to the timing or amount of the proceeds that the Company could realize from such actions.

SUBORDINATION OF NOTES

    The payment of principal of and interest on, and any premium or other amounts owing in respect of, the Notes is subordinated to the prior payment in full of all existing and future Senior Indebtedness of the

Company, including all amounts owing or guaranteed under the New Credit Facility. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness of the Company has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on any or all of the Notes. The Notes are effectively subordinated to all indebtedness and other obligations of the Company's existing and future subsidiaries. See "Description of the Notes---Subordination of the Notes." At April 30, 1998, the Company had approximately $131.1 million of Senior Indebtedness outstanding, of which approximately $17.3 million constituted indebtedness of the Company's subsidiaries.

CYCLICALITY OF THE MUSIC INDUSTRY AND THE IMPACT OF TECHNOLOGICAL INNOVATIONS

    The Company's business is affected by the release of "hit" music titles, which can create cyclical trends in sales distinctive to the music industry. It is not possible to determine the timing of these cycles or the future availability of hit titles. The Company's business may also be affected by changes in music entertainment technology. While technological advances such as compact discs have had a favorable impact on industry growth in the past, there can be no assurance that future advances will continue to have a favorable impact on music entertainment product retailers. In particular, Internet and cable technologies coupled with high-quality digital recording technologies could allow direct downloading of recorded music by consumers. If the industry experiences a dearth of hit music titles or such technological changes were to result in significant changes in existing distribution channels for prerecorded music, the Company's business, financial condition or results of operations could be materially and adversely affected.

COMPETITION

    The retail music business is highly competitive. The Company competes with a wide variety of music retailers, including regional and national mall-based music chains, international chains, deep-discount retailers, mass merchandisers, consumer electronics outlets, mail order, record clubs and independent operators, some of which have greater financial and other resources than the Company. In retail music sales, some of the Company's competitors have been expanding into the Company's markets. Further, the Company expects continued growth in competing home entertainment options, including the Internet and larger numbers of television and music channels offered by cable companies. Such competition may reduce sales at music stores, put pressure on gross margins, increase operating expenses and decrease profit margins in specific markets. There can be no assurances that the music retail business will continue to be a viable business, that retail stores will continue to be a primary channel for distribution of recorded music, or that the Company will continue to compete successfully within the music retail store sector and within the music retail business generally. See "Business-- Competition."

CONSUMER SPENDING

    The Company's business is directly affected by the level of consumer spending. One of the primary factors that affects consumer spending is the general state of the local economies in which the Company operates. Lower levels of consumer spending in regions in which the Company has significant operations could have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS ASSOCIATED WITH EXPANSION

    The Company's future financial prospects will depend in part on its ability to open and operate new stores profitably. During the two year period ended July 31, 1997, the Company opened two new stores in the United States and 23 new stores internationally. The Company intends to open additional stores in both existing and new, U.S. and international geographic markets. However, the opening of additional stores in an existing market could result in lower net sales from existing Company stores in that market. The success of the Company's planned expansion will be dependent upon many factors, including the identification of suitable markets, the availability and leasing of suitable store locations on acceptable terms, the hiring, training and retention of qualified management and other store personnel, the availability of appropriate financing and general economic conditions. To manage its planned expansion, the Company must ensure the continuing adequacy of its existing product distribution facilities, store management controls, financial controls and information systems. There can be no assurance that the Company will be able to adequately anticipate all of the demands which continuing expansion will impose on its operating systems, that new stores will be effectively integrated into the Company's existing operations or that such stores will be profitable.

    In addition, the new geographic markets into which the Company is expanding may present competitive and merchandising challenges that are different from those currently faced by the Company in its existing geographic markets. The Company may incur higher costs related to advertising and distribution in connection with entering certain new markets. If the Company opens stores in new markets that do not perform to the Company's expectations, if new stores do not reach profitability as soon as expected or if stores openings are delayed, the Company's business, financial condition or results of operations could be materially adversely affected.

RISKS RELATING TO INTERNATIONAL OPERATIONS

    The Company has substantial operations and assets located outside the United States, primarily in the United Kingdom and Japan. With respect to international operations, principally all of Tower's revenues and costs (including borrowing costs) are incurred in the local currency, except that certain inventory purchases are tied to U.S. dollars. The Company's financial performance on a U.S. dollar-denominated basis has historically been significantly affected by changes in currency exchange rates. Changes in certain exchange rates could adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    International operations are also subject to a number of other special risks, including trade barriers, exchange controls, governmental expropriation, political risks and risks of increases in taxes. In addition, the laws of certain foreign countries do not protect the Company's trademark, trade name, copyright and other intellectual property rights to the same extent as do the laws of the United States. Also, various jurisdictions outside the United States have laws limiting the right and ability of non-U.S. subsidiaries and affiliates to pay dividends and remit earnings to affiliated companies unless specified conditions are met. Earnings of international subsidiaries are subject to income taxes of non-U.S. jurisdictions that reduce cash flow available to meet required debt service and other obligations of the Company.

RESTRICTIVE COVENANTS

    The New Credit Facility contains a number of significant covenants that restrict the manner in which the Company conducts its business, and require the Company to comply with specified ratios and financial tests. See "Description of New Credit Facility." The Indenture also contains certain restrictive covenants. See "Description of the Notes--Certain Covenants." The Company's ability to comply with these covenant requirements may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under the relevant financing agreements that would permit the relevant lenders or debt holders to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the lenders under the New Credit Facility to make further extensions of credit thereunder could be terminated.

LIMITATION ON ABILITY TO REPURCHASE NOTES UPON CHANGE OF CONTROL

    The Indenture provides that, upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase all of the Notes issued and then outstanding under the Indenture at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon and other amounts due with respect thereto through the date of repurchase. See "Description of the Notes--Offer to Repurchase upon Change of Control." Any Change of Control under the Indenture would constitute a default under the New Credit Facility. Therefore, upon the occurrence of a Change of Control, the lenders under the New Credit Facility would have the right to accelerate their loans and the holders of the Notes would have the right to require the Company to repurchase their Notes. Upon such event, such lenders would be entitled to receive payment of all outstanding obligations under the New Credit Facility before the Company may repurchase any of the Notes tendered pursuant to such an offer. See "Description of New Credit Facility." If a Change of Control were to occur, it is unlikely that the Company would be able to repay all of its obligations under the New Credit Facility and the Notes unless it could obtain alternative financing. There can be no assurance that the Company would be able to obtain any such financing on commercially reasonable terms, or at all, and consequently no assurance can be given that the Company would be able to repurchase any of the Notes tendered pursuant to such an offer.

DEPENDENCE ON KEY PERSONNEL

    The Company believes that its future prospects depend to a significant extent on the services of its executive officers, as well as its ability to attract and retain additional key personnel with the skills and expertise necessary to manage its planned growth. The loss or unavailability of the services of certain of the Company's executive officers and other key management personnel, including its founder, Russell M. Solomon, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

CONTROL BY PRINCIPAL SHAREHOLDER

    Russell M. Solomon, President and Chief Executive Officer and a director of the Company, beneficially owns a majority of Parent's outstanding voting securities. Accordingly, Mr. Solomon has the ability to elect all of the members of the Board of Directors of Parent and to determine the outcome of any matter submitted to the shareholders for approval, including corporate transactions such as mergers, consolidations and the sale of all or substantially all of the assets of the Company. See "Ownership of Capital Stock."

DEPENDENCE ON INFORMATION SYSTEMS; YEAR 2000 TECHNOLOGY RISK

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, within the next two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The Company has budgeted for and is currently utilizing in-house information technology staff and outside consultants to analyze and upgrade its management systems software to make it Year 2000 compliant, a process which the Company expects to complete in late 1998. The Company also intends to implement its ISP system in Japan in early 1999 which should make the Company's entire inventory management system Year 2000 compliant. Failure by the Company to complete implementation of the required changes to address Year 2000 requirements prior to the year 2000 might result in significant difficulties in the Company's administration of corporate and inventory software systems and consequently have a material adverse effect on the Company's business, financial condition and results of operations. The Company has not conducted a review of the preparations of its major vendors, distributors and shippers to meet the Year 2000 requirements and does not have a basis to assess the impact, if any, that the Year 2000 requirements will have on its vendors, distributors and shippers and consequently on the Company. Failure by the Company's vendors, distributors, shippers and other parties with which the Company does business to address Year 2000 requirements could adversely affect the Company's ability to distribute products for some period of time and otherwise disrupt the Company's business operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    The Existing Notes are currently owned by a relatively small number of beneficial owners. The Existing Notes have not been registered under the Securities Act or any state securities laws and, unless so registered and to the extent not exchanged for the New Notes, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Any Existing Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of Existing Notes outstanding. Following the consummation of the Exchange Offer, Existing Holders who did not tender their Existing Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Existing Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Existing Notes could be adversely affected. The Existing Notes are currently eligible for sale pursuant to Rule 144A through The Portal Market of the National Association of Securities Dealers, Inc. ("Portal"). Because the Company anticipates that most Existing Holders will elect to exchange such Existing Notes for New Notes in order to reduce restrictions on the resale of New Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Existing Notes remaining after the consummation of the Exchange Offer may be substantially limited.

    The New Notes will constitute a new issue of securities for which there is currently no active trading market. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors including general economic conditions and the current financial condition, results of operations and business prospects of the Company. Although the New Notes will generally be permitted to be resold or otherwise transferred by non-affiliates of the Company without compliance with the registration and prospectus delivery requirements of the Securities Act, the Company does not intend to apply for a listing or quotation of the New Notes on any securities exchange or stock market. The Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so, and any such market-making may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed under the Exchange Act. Accordingly, there can be no assurance as to the development, liquidity or maintenance of any market for the New Notes, or, in the case of non-tendering Existing Holders, the trading market for the Existing Notes following the Exchange Offer. If no trading market develops or is maintained, New Holders may experience difficulty in reselling New Notes or may be unable to sell them.

    The liquidity of, and trading market for, the Existing Notes or the New Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Existing Holders who do not exchange their Existing Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the original issuance of the Existing Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Notes may not be offered or sold, unless (i) to a person who the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, in a transaction meeting the requirements of Rule 144A under the Securities Act, (ii) in a transaction occurring outside the United States to a foreign person, which transaction meets the requirements of Rule 904 under the Securities Act, (iii) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (iv) to the Company, or (v) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. Based on interpretations by the Staff, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an affiliate of the Company or is a broker-dealer which acquired such Existing Notes directly from the Company) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that (i) such New Notes are acquired in the ordinary course of such Holder's business, (ii) such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) such Holder is not engaged in and does not intend to engage in a distribution of the New Notes, and provided that Exchanging Dealers will be subject to prospectus delivery requirements in connection with any resale. However, the Commission has not considered the Exchange Offer in the context of a no-action letter addressing such matters and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer.

                               THE EXCHANGE OFFER

    The following discussion sets forth or summarizes the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer (including the Indenture and the Registration Rights Agreement), which are exhibits to the Exchange Offer Registration Statement.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Existing Notes were sold by the Company to the Initial Purchasers on April 23, 1998, and were subsequently resold (i) to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and (ii) pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S under the Securities Act. In connection with the offering of the Existing Notes, the Company entered into the Registration Rights Agreement, which requires, among other things, that the Company (i) file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects (other than transfer restrictions, registration rights and the requirement, under certain circumstances, to pay Additional Interest) to the Existing Notes (which obligation has been satisfied by the filing of the Exchange Offer Registration Statement), (ii) use their best efforts to cause such registration statement to become effective under the Securities Act and (iii) upon the effectiveness of that registration statement, offer to the Holders of the Existing Notes the opportunity to exchange their Existing Notes for a like principal amount of New Notes, which would be issued without a restrictive legend and may generally be reoffered and resold by the Holder without restrictions or limitations under the Securities Act, subject to the terms and conditions of the Exxon Capital, Morgan Stanley and Shearman & Sterling No-Action Letters. See the discussion set forth on the cover page of this Prospectus and the information under the captions "Prospectus Summary--The Exchange Offer" and "--Resale of New Notes."

    Any Existing Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of Existing Notes outstanding. Following the consummation of the Exchange Offer, Existing Holders who did not tender their Existing Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Existing Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Existing Notes could be adversely affected. The Existing Notes are currently eligible for sale pursuant to Rule 144A or outside the United States pursuant to Regulation S. Because the Company anticipates that most Existing Holders will elect to exchange such Existing Notes for New Notes due to the reduction of restrictions on the resale of New Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Existing Notes remaining after the consummation of the Exchange Offer may be substantially limited.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Existing Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Existing Notes accepted in the Exchange Offer. Existing Holders may tender some or all of their Existing Notes pursuant to the Exchange Offer. However, Existing Notes may be tendered only in integral multiples of $1,000. The form and terms of the New Notes are the same as the form and terms of the Existing Notes except that (i) the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof, and (ii) New Holders generally will not be entitled to certain rights under the Registration Rights Agreement or Additional Interest, which rights generally will terminate upon consummation of the

Exchange Offer. The New Notes will evidence the same debt as the Existing Notes and will be entitled to the benefits of the Indenture.

    Existing Holders do not have any appraisal or dissenters' rights under the California General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1.

    The Company shall be deemed to have accepted validly tendered Existing Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Existing Holders for the purpose of receiving the New Notes from the Company.

    If any tendered Existing Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the tendered certificates, if any, for any such unaccepted Existing Notes will be returned, without expense, to the tendering Existing Holder thereof as promptly as practicable after the Expiration Date.

    Existing Holders who tender Existing Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Existing Notes pursuant to the Exchange Offer. The Company will pay all required charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS

    As defined above, the term "Expiration Date" shall mean 5:00 p.m., New York
City time, on              , 1998 (30 days after this Prospectus was sent to
Existing Holders), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Company will not
extend the Expiration Date beyond 5:00 p.m., New York City time, on           ,
1998 (60 days after this Prospectus was sent to Existing Holders).

    To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Existing Notes, to extend the Exchange Offer or to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. See "--Amendments; Termination."

INTEREST ON NEW NOTES

    Each New Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Existing Note surrendered in exchange for such New Note or, if no such interest has been paid or duly provided for on such Existing Note, from April 23, 1998. Holders of the Existing Notes whose Existing Notes are accepted for exchange will not receive accrued interest on such Existing Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Existing Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Existing Notes, and will be deemed to have waived the right to receive any interest on such Existing Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after April 23, 1998. Interest on the New Notes will be payable semi-annually on each May 1 and November 1, commencing on November 1, 1998.

PROCEDURES FOR TENDERING

    Only a Holder of Existing Notes may tender such Existing Notes in the Exchange Offer. To tender in the Exchange Offer, an Existing Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Existing Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Existing Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

    By executing the Letter of Transmittal, each Holder will make to the Company the representation set forth below in the second paragraph under the heading "--Resale of New Notes."

    The tender by an Existing Holder and the acceptance thereof by the Company will constitute an agreement between such Existing Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF EXISTING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Existing Holder promptly and instruct such registered Existing Holder to tender on such beneficial owner's behalf.

    Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Existing Notes tendered pursuant thereto (i) are signed by the registered Existing Holder, unless such Existing Holder has completed the box entitled "Special Exchange Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) are tendered for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered Holder of any Existing Notes listed therein, such Existing Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Existing Holder as such registered Existing Holder's name appears on such Existing Notes, with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal or any Existing Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Existing Notes and withdrawal of tendered Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Existing Holders of defects or irregularities with respect to tenders of Existing Notes, none of the Company, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Existing Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    TENDER OF EXISTING NOTES HELD THROUGH DTC

    The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for ATOP, the DTC Automated Tender Offer Program. Accordingly, DTC participants may, in lieu of physically completing and signing the applicable Letter of Transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Existing Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message (as defined below) to the Exchange Agent.

    The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an expressed acknowledgment from a participant in DTC that is tendering Existing Notes which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal (or, in the case of an Agent's Message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable Notice of Guaranteed Delivery), and that the Company may enforce such agreement against such participant.

    PERSONS TENDERING EXISTING NOTES THROUGH ATOP THEREBY AGREE TO BE BOUND BY THE LETTER OF TRANSMITTAL AND WILL BE DEEMED TO HAVE MADE THE REPRESENTATION SET FORTH BELOW IN THE SECOND PARAGRAPH UNDER THE HEADING "--RESALE OF NEW NOTES."

    BOOK-ENTRY DELIVERY PROCEDURES

    Within two business days after the date hereof, the Exchange Agent will establish accounts with respect to the Existing Notes at DTC, for purposes of the Exchange Offer. Any financial institution that is a participant in DTC may make book-entry delivery of the Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent's account at DTC in accordance with DTC procedures for such transfer. Timely book-entry delivery of Existing Notes pursuant to the Exchange Offer, however, requires receipt of a Book-Entry Confirmation prior to the Expiration Date. In addition, although delivery of Existing Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees and any other required documents, or an Agent's Message in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the Exchange Agent prior to the Expiration Date to receive New Notes for tendered Existing Notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents or Agent's Message are received by the Exchange Agent. Delivery of documents or information to DTC does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

    Existing Holders who wish to tender their Existing Notes and (i) whose Existing Notes are not immediately available, (ii) who cannot deliver their Existing Notes, the Letter of Transmittal or any other required documents to the Exchange Agent, or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

        (a) the tender is made through an Eligible Institution;

        (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Existing Holder, the certificate number(s) of such Existing Notes and the principal amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that, on or prior to three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Existing Notes (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at DTC) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Existing Notes in proper form for transfer (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at DTC) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Existing Holders who wish to tender their Existing Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

    Except as otherwise provided herein, tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Existing Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Existing Notes to be withdrawn (the "Depositor"), (ii) identify the Existing Notes to be withdrawn (including the certificate number(s) and principal amount of such Existing Notes, or, in the case of Existing Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited), (iii) be signed by the Existing Holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Existing Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Existing Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time or receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Existing Notes so withdrawn are validly retendered. Any Existing Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Existing Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

AMENDMENTS; TERMINATION

    Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange New Notes for any Existing Notes, and may amend or terminate the Exchange Offer in its sole discretion before the acceptance of such Existing Notes. By way of example, the following constitute some, but not all, of the reasons for which the Company might choose to amend or terminate the Exchange Offer:

        (a) in the opinion of counsel to the Company or the Guarantors, if any, the Exchange Offer or any part thereof contemplated herein violates any applicable law or interpretation of the Staff;

        (b) any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development shall have occurred in any existing action or proceeding with respect to either the Company or the Guarantors, if any;

        (c) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer as contemplated hereby;

        (d) any cessation of trading on the Nasdaq Stock Market or any exchange, or any banking moratorium, shall have occurred, as a result of which the Company is unable to proceed with the Exchange Offer; or

        (e) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Exchange Offer Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose.

    In its sole discretion, the Company may (i) refuse to accept any Existing Notes and return all tendered Existing Notes to the tendering Existing Holders,
(ii) extend the Exchange Offer and retain all Existing Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Existing Holders to withdraw such Existing Notes (see "--Withdrawals of Tenders"), or (iii) accept all properly tendered Existing Notes which have not been validly withdrawn.

EXCHANGE AGENT

    State Street Bank and Trust Company of California, N.A., will act as Exchange Agent for the Exchange Offer with respect to the Existing Notes.

    Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal for the Existing Notes and requests for copies of the Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

By Hand, Overnight Courier  State Street Bank and Trust Company
or Mail:                    of California, N.A. Exchange Agent
                            c/o State Street Bank and Trust Company
                            2 International Place, 4th Floor
                            Boston, MA 02110
                            Attention: Kellie Mullen, Corporate Trust
                            Dept.
Confirm by Telephone:       617-664-5587
By Facsimile:               617-664-5290

FEES AND EXPENSES

    The required expenses of soliciting Existing Notes for exchange will be borne by the Company. The principal solicitation is being made by mail by the Exchange Agent. However, additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of the Company and its affiliates and by persons so engaged by the Exchange Agent.

    The Company will pay the Exchange Agent reasonable and customary fees as negotiated for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses, as negotiated, of the Trustee (as defined), filing fees, blue sky fees and printing and distribution expenses.

RESALE OF NEW NOTES

    The Company is making the Exchange Offer in reliance on the position of the Staff as set forth in the Exxon Capital No-Action Letter, the Morgan Stanley No-Action Letter and the Shearman & Sterling No-Action Letter, and other interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter addressing such matters and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a Holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any Holder of Existing Notes who (i) is an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act), (ii) does not acquire such New Notes in the ordinary course of its business, (iii) intends to participate in the Exchange Offer for the purpose of distributing New Notes, or (iv) is a broker-dealer who purchased such Existing Notes directly from the Company, (a) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Existing Notes in the Exchange Offer, and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Existing Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, an Exchanging Dealer may be deemed a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

    Each Holder of Existing Notes who wishes to exchange Existing Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in, and (iv) it is not engaged in, and does not intend to engage in, a distribution of the New Notes a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Existing Notes for its own account as a result of market-making activities or other trading activities (and not directly from the Company) and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such an Exchanging Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff in the interpretive letters referred to above, the Company believes that Exchanging Dealers may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Existing Notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by an Exchanging Dealer during the period referred to below in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such Exchanging Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by an Exchanging Dealer in connection with resales of such New Notes for a period of 180 days following effectiveness of the Exchange Offer Registration Statement. See "Plan of Distribution." Any Exchanging Dealer who is an affiliate of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of New Notes."

    In that regard, each Exchanging Dealer who surrenders Existing Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Exchanging Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Exchanging Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.

CONSEQUENCES OF FAILURE TO EXCHANGE

    As a result of the making of this Exchange Offer, the Company will have fulfilled certain of its obligations under the Registration Rights Agreement, and Holders of Existing Notes who do not tender their Notes, except for certain instances involving the Initial Purchasers or Existing Holders who are not eligible to participate in the Exchange Offer, will not have any further registration rights under the Registration Rights Agreement or otherwise or rights to receive Additional Interest for failure to register. Accordingly, any Holder of Existing Notes that does not exchange that Holder's Existing Notes for New Notes will continue to hold the untendered Existing Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

    The Existing Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Existing Notes may be resold only (i) to a person who the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, in a transaction meeting the requirements of Rule 144A under the Securities Act, (ii) in a transaction occurring outside the United States to a foreign person, which transaction meets the requirements of Rule 904 under the Securities Act, (iii) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (iv) to the Company, or (v) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction.

OTHER

    Participation in the Exchange Offer is voluntary and Existing Holders should carefully consider whether to accept. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

    The Company may in the future seek to acquire untendered Existing Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Existing Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Existing Notes.

                              THE RECAPITALIZATION

THE REORGANIZATION

    Prior to April 1998, substantially all of the capital stock of the Company was owned by the Russell Solomon Trust. In April 1998, the Company consummated the Reorganization, which consolidated substantially all of the Tower business operations in the Company, and also transferred certain assets to the Trusts. As a result of the Reorganization, the Company is now a wholly-owned subsidiary of Parent. The Reorganization included an exchange by the Company's shareholders of their common shares in the Company for a controlling equity interest in the Parent. As part of the Reorganization, the Trusts and certain Solomon family members contributed to Parent certain business assets (subject to certain liabilities), including wholesale distribution operations, in exchange for the remaining equity interest in Parent. Separately, Parent contributed such assets and liabilities to the Company. In addition, the Company transferred certain assets with a book value of approximately $2.9 million to the Trusts in exchange for inventory of the Trusts with an equal book value. See "Certain Transactions--The Reorganization" and Note 2 to "Consolidated Financial Statements." As a result of the Reorganization and the planned or already consummated elimination by merger of certain domestic U.S. subsidiaries of the Company, substantially all of the Company's U.S. store operations and U.K. operations will be owned directly by the Company. The Company's other international operations will be conducted by subsidiaries of the Company or, in certain cases, joint ventures, and the Company's U.S. distribution operations will be conducted by a subsidiary of the Company.

THE REFINANCING

    The Company refinanced previously outstanding indebtedness of approximately $168.0 million under its $195.0 million Former Credit Facility and approximately $64.3 million of other previously outstanding indebtedness by consummating the Existing Notes Offering and entering into the New Credit Facility. The New Credit Facility provides for an aggregate $275.0 million commitment, of which approximately $150.0 million can be borrowed in Japanese yen and a portion in British pounds. Aggregate borrowings are subject to compliance with a borrowing base formula. As of April 30, 1998, an aggregate of approximately $245.1 million was available under the New Credit Facility based upon the borrowing base formula, of which $120.6 million had been drawn. See "Capitalization" and "Description of New Credit Facility."

    The New Credit Facility is structured as two separate but interrelated facilities: the Facility A Revolving Line and the Facility B Revolving Line. The Facility A Revolving Line is a U.S. $125.0 million revolving credit facility (which allows a portion to be borrowed in British pounds) and is available in full to MTS and available in an amount not to exceed $25.0 million to Tower Records Kabushiki Kaisha, the Company's Japanese operating subsidiary ("TRKK"). The Facility B Revolving Line is a Japanese yen revolving credit facility (which also allows a portion to be borrowed in U.S. dollars) in an aggregate available principal amount equal to the yen equivalent of U.S. $150.0 million and is available to both MTS and TRKK in full. See "Description of New Credit Facility."

                                USE OF PROCEEDS

    The Company will not receive any cash proceeds from the Exchange Offer. In consideration for issuing the New Notes in exchange for Existing Notes as described in this Prospectus, the Company will receive Existing Notes in like principal amount. The Existing Notes surrendered in exchange for the New Notes will be retired and canceled.

    The terms and conditions of the Existing Notes to be retired and canceled in the Exchange Offer are identical in all material respects to those of the New Notes, except that the New Notes will be registered securities whereas the Existing Notes are not, and except that holders of the New Notes will not be entitled to registration rights and will not be entitled to Additional Interest under the Registration Rights Agreement.

    The $110.0 million of gross proceeds from the Existing Notes Offering (before deductions of discounts and other expenses of the Existing Notes Offering), together with borrowings under the New Credit Facility, which were approximately $127.0 million initially, were used to (i) refinance the Company's $168.0 million of borrowings under the Former Credit Facility, (ii) refinance approximately $64.3 million of other existing indebtedness, and (iii) pay fees and expenses of approximately $3.8 million, incurred in connection with the Recapitalization. See "Summary--The Recapitalization" and "Description of New Credit Facility."

    The amounts previously outstanding under the Former Credit Facility consisted of revolving loans for working capital purposes which would have matured on May 1, 1998. Such loans bore interest at variable rates determined from time to time by adding a margin to the Eurodollar Rate ("EURO") or the prime rate. At January 31, 1998, the interest rate was approximately 6.98%. The other existing senior indebtedness, as adjusted to give effect to the Refinancing as if it had occurred on January 31, 1998, consisted of (i) a yen-denominated senior note which would have matured on May 2, 1998 in the amount of approximately $45.6 million, bearing interest at a rate per annum of 1.88%, which was incurred to refinance certain previously existing indebtedness,
(ii) a yen-denominated senior note which would have matured on November 1, 1998 in the amount of approximately $27.0 million, bearing interest at a rate per annum of 1.42%, which was incurred for working capital purposes, (iii) yen-denominated revolving loans which would have matured on November 1, 1998, in the amount of approximately $13.4 million, bearing interest at variable rates (1.62% as of January 31, 1998), which was incurred for working capital purposes,
(iv) a yen-denominated term loan note which would have matured on March 25, 1999, in the amount of approximately $7.9 million, bearing interest at a rate per annum of 2.40%, which was incurred to refinance certain previously existing indebtedness and (v) a yen-denominated term loan note which would have matured on February 25, 2002, in the amount of approximately $3.9 million, bearing interest at a rate per annum of 2.50%, which was incurred for working capital purposes and equipment purchases.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company as of April 30, 1998. This table should be read in conjunction with "Selected Historical Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                                                       AS OF APRIL
                                                                                                        30, 1998
                                                                                                       -----------
                                                                                                       (DOLLARS IN
                                                                                                        MILLIONS)
Cash and cash equivalents............................................................................   $    10.7
                                                                                                       -----------
                                                                                                       -----------
Total debt (including current maturities):
  New Credit Facility(a).............................................................................       120.6
  Other existing indebtedness........................................................................        10.5(b)
                                                                                                       -----------
    Total senior debt................................................................................       131.1
  Existing Notes.....................................................................................       110.0
                                                                                                       -----------
    Total debt.......................................................................................       241.1
    Shareholders' equity.............................................................................       127.2
                                                                                                       -----------
    Total capitalization.............................................................................   $   368.3
                                                                                                       -----------
                                                                                                       -----------

------------------------

(a) The New Credit Facility provides for an aggregate $275.0 million commitment, of which approximately $150.0 million can be borrowed in Japanese yen (and a portion in British pounds), subject to compliance with a borrowing base formula. As of April 30, 1998, an aggregate of approximately $245.1 million was available under the New Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of New Credit Facility."

(b) Other existing indebtedness which remains outstanding includes a $3.0 million 8.21% term loan note, a $3.7 million 8.50% real estate loan and $3.8 million of other obligations. See Note 7 to "Consolidated Financial Statements."

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The selected historical consolidated financial information presented below as of July 31, 1996 and 1997 and for each of the years in the three-year period ended July 31, 1997 have been derived from and should be read in conjunction with the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected historical consolidated financial information presented below as of July 31, 1993, 1994 and 1995 and for each of the years in the two-year period ended July 31, 1994 have been derived from the audited consolidated financial statements of the Company not included elsewhere in this Prospectus. The selected historical consolidated financial information as of April 30, 1998 and for the nine months ended April 30, 1997 and 1998 have been derived from and should be read in conjunction with the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected historical consolidated financial data as of April 30, 1997 have been derived from the unaudited financial statements of the Company not included in this Prospectus. The selected historical consolidated financial information has been retroactively restated to give effect to the Reorganization. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition and results of operations for those periods. Operating results for the nine months ended April 30, 1998, are not necessarily indicative of the results that may be expected for the year ended July 31, 1998 or for any future period. This data should be read in conjunction with the consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Summary Historical Consolidated Financial Information" and other financial information included elsewhere in this Prospectus.

                                                                                                                    NINE
                                                                                                                   MONTHS
                                                                                                                    ENDED
                                                                        FISCAL YEAR ENDED JULY 31,                APRIL 30,
                                                           -----------------------------------------------------  ---------
                                                             1993       1994       1995       1996       1997       1997
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                                                (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
  Net revenues...........................................  $   699.4  $   808.5  $   950.6  $ 1,001.0  $   991.8  $   752.5
  Cost of sales..........................................      474.0      543.9      640.6      676.1      669.3      508.4
                                                           ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit.........................................      225.4      264.6      310.0      324.9      322.5      244.1
  Selling, general and administrative expenses...........      183.7      212.6      255.1      270.4      267.6      202.1
  Depreciation and amortization..........................       15.1       17.4       22.9       20.9       26.4       17.3
                                                           ---------  ---------  ---------  ---------  ---------  ---------
  Income from operations.................................       26.6       34.6       32.0       33.6       28.5       24.7
  Other income (expense):
  Interest expense.......................................        6.7        7.8       11.5       14.9       14.3       11.5
  Foreign currency translation gain (loss)...............        4.3        1.0        5.6       (1.4)      (3.6)      (0.5)
  Other income (expenses)................................        0.5       (0.4)       0.1       (0.1)      (1.1)      (0.8)
                                                           ---------  ---------  ---------  ---------  ---------  ---------
  Income before taxes, minority interest, change in
    accounting and extraordinary item....................       24.7       27.4       26.2       17.2        9.5       11.9
  Provision for income taxes.............................        9.8       10.7       10.9        7.0        4.5        5.3
                                                           ---------  ---------  ---------  ---------  ---------  ---------
  Income before minority interest, change in accounting
    and extraordinary item...............................       14.9       16.7       15.3       10.2        5.0        6.6
  Other items(a).........................................       (0.2)       0.6       (0.2)      (0.2)      (1.5)      (1.3)
                                                           ---------  ---------  ---------  ---------  ---------  ---------
  Net income.............................................  $    14.7  $    17.3  $    15.1  $    10.0  $     3.5  $     5.3
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
  Ratio of earnings to fixed charges(b)..................        2.4x       2.2x       1.8x       1.5x       1.3x       1.4x

BALANCE SHEET DATA (AT PERIOD END):
  Total assets...........................................  $   346.9  $   412.7  $   505.1  $   528.8  $   544.6  $   541.9
  Total debt (including current maturities)..............      116.2      140.5      199.6      202.8      211.3      222.9
  Shareholders' equity...................................       95.0      112.1      127.5      135.1      134.0      135.4


                                                             1998
                                                           ---------

INCOME STATEMENT DATA:
  Net revenues...........................................  $   771.4
  Cost of sales..........................................      524.9
                                                           ---------
    Gross profit.........................................      246.5
  Selling, general and administrative expenses...........      204.8
  Depreciation and amortization..........................       17.6
                                                           ---------
  Income from operations.................................       24.1
  Other income (expense):
  Interest expense.......................................       10.4
  Foreign currency translation gain (loss)...............       (0.8)
  Other income (expenses)................................        0.1
                                                           ---------
  Income before taxes, minority interest, change in
    accounting and extraordinary item....................       13.0
  Provision for income taxes.............................        5.5
                                                           ---------
  Income before minority interest, change in accounting
    and extraordinary item...............................        7.5
  Other items(a).........................................        (.1)
                                                           ---------
  Net income.............................................  $     7.4
                                                           ---------
                                                           ---------
OTHER DATA:
  Ratio of earnings to fixed charges(b)..................        1.5x
BALANCE SHEET DATA (AT PERIOD END):
  Total assets...........................................  $   531.6
  Total debt (including current maturities)..............      241.1
  Shareholders' equity...................................      127.2

      See Notes to Selected Historical Consolidated Financial Information

        NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(a) Other items is comprised of minority interests in net income of subsidiaries, cumulative effect of change in accounting principle and extraordinary item.

(b) Ratio of earnings to fixed charges is computed by dividing (i) the sum of income before taxes and fixed charges by (ii) fixed charges. Fixed charges consist of the sum of interest expense, interest expense capitalized, the amortization of deferred financing costs, and 35% of rental expense representing management's determination of a reasonable approximation of interest costs on rents.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with "Selected Historical Consolidated Financial Information," and the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus. The results shown herein are not necessarily indicative of the results to be expected in any future period. The following discussion contains forward-looking statements that involve known and unknown risks and uncertainties. Use of the words "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions is intended to identify forward-looking statements. The Company's actual results could differ materially from those expressed or implied by such forward-looking statements as a result of factors set forth herein. Such factors include, but are not limited to, the cautionary statements set forth below and under the captions "Forward-Looking Statements" (on the cover page), "Risk Factors" and "Business" herein. All forward-looking statements included in this Prospectus are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

GENERAL

    Founded in 1960, Tower is the second largest specialty retailer of recorded music in the United States and is one of the largest and most widely-recognized music retailers in the world. The Company operates a total of 183 stores worldwide, consisting of 119 U.S. stores in 20 states and 64 international stores in 11 countries. Over Tower's 38-year operating history, the Company has closed only eight stores. Management believes that Tower is one of the leading music retailers in each of the U.S. major metropolitan areas in which it operates (many of which are the fastest growing markets in the United States). The Company offers a diversified line of products including compact discs, recorded audio cassettes, recorded video cassettes, laser discs, DVD and other complementary products, including books, magazines, blank tapes, software titles, and accessories. Management believes that Tower's highly recognizable brand name, prime store locations, depth of music catalog, knowledgeable customer service and entertaining, interactive store environments enable it to effectively target a broad music consumer demographic and to continue to foster strong customer loyalty. For the nine month period ended April 30, 1998, Tower's net revenues were $771.4 million.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED APRIL 30, 1998 COMPARED TO NINE MONTHS ENDED APRIL 30,
     1997

    NET REVENUES. Net revenues were $771.4 million for the nine months ended April 30, 1998, an increase of $18.9 million or 2.5% (or 5.2% excluding the unfavorable effects of U.S. dollar-Japanese yen exchange rate movements), from $752.5 million for the nine months ended April 30, 1997. The Company's net revenues were derived from U.S. sales of $479.5 million and international sales of $291.9 million for the nine months ended April 30, 1998 compared to $454.2 million in the U.S. and $298.3 million internationally for the nine months ended April 30, 1997. Record and tape sales for the period ended April 30, 1998 represented 88.9% of the Company's net revenues versus 89.8% for the period ended April 30, 1997. Retail sales represented 97.6% of the Company's net revenues for the nine-month period ended April 30,1998 versus 97.1% for the nine-month period ended April 30, 1997. The increase in the Company's net revenues was primarily due to (i) an increase in store sales, (ii) a decrease in overall music retail square footage as many mall-based music retailers consolidated store locations, (iii) a reduction in electronics music retailers' music selling space and a narrowing of catalog selections in response to difficulties in successfully implementing "loss leader" music retail sales strategies, and (iv) an increase in the number of popular new releases.

    GROSS PROFIT. Gross profit was $246.5 million for the nine months ended April 30, 1998, an increase of $2.4 million or 1.0%, from $244.1 million for the nine months ended April 30, 1997. Gross profit as a percentage of net revenues decreased to 32.0% for the nine months ended April 30, 1998 as compared to 32.4% for the nine months ended April 30, 1997. The Company believes that the primary factor contributing to the decline was the rapidly weakening yen and pricing in Japan not keeping pace with the increased cost of a dollar-sensitive product. Pricing pressures in other Asian markets also resulted in decreased margins in these regions.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $204.8 million for the nine months ended April 30, 1998, an increase of $2.7 million or 1.3% from $202.1 million for the nine months ended April 30, 1997. Net advertising revenue remained constant at $1.3 million for the nine months ended April 30, 1998 and April 30, 1997. As a percentage of net revenues, selling, general and administrative expenses declined slightly for the nine months ended April 30, 1998 as compared to the nine months ended April 30, 1997, primarily due to the Company's success in containing wages and variable costs.

    INCOME FROM OPERATIONS. Income from operations was $24.1 million for the nine months ended April 30, 1998, a decrease of $0.6 million from $24.7 million for the nine months ended April 30, 1997. As a percentage of net revenues, income from operations decreased to 3.1% for the nine months ended April 30, 1998 from 3.3% for the nine months ended April 30, 1997.

    NET INCOME. Net income was $7.4 million for the nine months ended April 30, 1998, an increase of $2.1 million or 39.6% from $5.3 million for the nine months ended April 30, 1997.

    FISCAL YEAR ENDED JULY 31, 1997 COMPARED TO FISCAL YEAR ENDED JULY 31, 1996

    NET REVENUES. Net revenues were $991.8 million for the fiscal year ended July 31, 1997, a decrease of $9.2 million or 0.9% (or a 2.5% increase excluding the unfavorable effects of U.S. dollar-Japanese yen exchange rate movements) from $1,001.0 million for the fiscal year ended July 31, 1996. The Company's revenues were derived from U.S. sales of $596.9 million and international sales of $394.9 million for the fiscal year ended July 31, 1997 compared to $584.7 million in the U.S. and $416.4 million internationally for the fiscal year ended July 31, 1996. Record and tape sales for the period ended July 31, 1997 represented 89.6% of the Company's net revenues versus 88.8% for the period ended July 31, 1996. Retail sales represented 97.0% of the Company's net revenues for the fiscal year ended July 31, 1997 versus 95.8% for the fiscal year ended July 31, 1996.

    GROSS PROFIT. Gross profit was $322.5 million for the fiscal year ended July 31, 1997, a decrease of $2.4 million or 0.7% from $324.9 million for the fiscal year ended July 31, 1996. Gross profit as a percentage of net revenues remained constant at 32.5% for the fiscal year ended July 31, 1997 compared to the fiscal year ended July 31, 1996. The Company believes that the primary factors contributing to its relatively stable gross profit during these periods were Tower's focus on customers who purchase deep-catalog (and consequently higher margin) product, strong inventory management and favorable purchasing terms from vendors.


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $267.6 million for the fiscal year ended July 31, 1997, a decrease of $2.8 million or 1.0% from $270.4 million for the fiscal year ended July 31, 1996. Net advertising revenue was $1.5 million for the fiscal year ended July 31, 1997, a change of $4.8 million from the net advertising expense of $3.3 million for the fiscal year ended July 31, 1996. Net advertising expense decreased principally due to a reduction of $3.2 million in institutional (non-cooperative) advertising expenditures and an increase of $1.4 million in vendor reimbursements for in-store promotions. As a percentage of net revenues, selling, general and administrative expenses remained constant at 27.0% for the fiscal years ended July 31, 1997 and 1996.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $26.4 million for the fiscal year ended July 31, 1997 compared to $20.9 million for the fiscal year ended July 31, 1996, an increase of approximately $5.5 million, primarily due to the write-off of leasehold improvements with a net book value of approximately $4.6 million associated with the closure of one store located in New York City.

    INCOME FROM OPERATIONS. Income from operations was $28.5 million for the fiscal year ended July 31, 1997, a decrease of $5.0 million or 15.0% from $33.6 million for the fiscal year ended July 31, 1996. As a percentage of net revenues, income from operations decreased to 2.9% for the fiscal year ended July 31, 1997 from 3.4% for the fiscal year ended July 31, 1996.

    OTHER EXPENSE. Other expense (net) was $19.0 million for the fiscal year ended July 31, 1997 compared to $16.4 million for the fiscal year ended July 31, 1996, which represented an increase of $2.6 million which was primarily due to a foreign currency transaction loss of $3.6 million for the fiscal year ended July 31, 1997 compared to a foreign currency transaction loss of $1.4 million for the fiscal year ended July 31, 1996. The Company does significant business transactions in currencies other than the U.S. dollar. Exchange losses result from the day to day fluctuations in foreign currency exchange rates, due primarily to the weakening yen and other Asian currencies against the U.S. dollar.

    EXTRAORDINARY CHARGES. An extraordinary charge (net of tax) of $1.2 million was incurred in total in fiscal 1997 as a result of the early repayment of certain privately placed debt.

    NET INCOME. Net income was $3.5 million for the fiscal year ended July 31, 1997, a decrease of $6.5 million or 64.7% from $10.0 million for the fiscal year ended July 31, 1996.

    FISCAL YEAR ENDED JULY 31, 1996 COMPARED TO FISCAL YEAR ENDED JULY 31, 1995

    NET REVENUES. Net revenues were $1,001.0 million for the fiscal year ended July 31, 1996, an increase of $50.5 million or 5.3% (or 8.9% after allowing for the effect of U.S. dollar-Japanese yen exchange rate movements), from $950.6 million for the fiscal year ended July 31, 1995. The Company's revenues were derived from U.S. sales of $584.7 million and international sales of $416.4 million for the fiscal year ended July 31, 1996 compared to $605.1 million in the U.S. and $345.4 million internationally for the fiscal year ended July 31, 1995. Record and tape sales for the period ended July 31, 1996 represented 88.8% of the Company's net revenues versus 87.8% for the period ended July 31, 1995. Retail sales represented 95.8% of the Company's net revenues for the fiscal year ended July 31, 1996 versus 95.4% for the fiscal year ended July 31, 1995. The growth in revenues was primarily due to an increase in net revenues from the Company's operations in Japan, which benefitted from the opening of ten new stores and strong comparable same store sales.

    GROSS PROFIT. Gross profit was $324.9 million for the fiscal year ended July 31, 1996, an increase of $14.9 million or 4.8% from $310.0 million for the fiscal year ended July 31, 1995. Gross profit as a percentage of revenues decreased slightly to 32.5% for the fiscal year ended July 31, 1996 from 32.6% for the fiscal year ended July 31, 1995. The Company believes that the primary factors contributing to its relatively stable gross margins during these periods were Tower's focus on customers who purchase deep-catalog (and consequently higher margin) product, strong inventory management and favorable purchasing terms from vendors.


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $270.4 million for the fiscal year ended July 31, 1996, an increase of $15.3 million or 6.0%, from $255.1 million for the fiscal year ended July 31, 1995. Net advertising expense was $3.3 million for the fiscal year ended July 31, 1996, a decrease of $4.7 million from the net advertising expense of $8.0 million for the fiscal year ended July 31, 1995, due principally to an increase of $4.9 million in vendor reimbursements for in-store promotions. As a percentage of net revenues, selling, general and administrative expenses increased to 27.0% for the fiscal year ended July 31, 1996 from 26.8% for the fiscal year ended July 31, 1995. This slight increase was primarily attributable to increased occupancy expense as more locations were opened in Japan which commanded higher rents. The increase in occupancy expense was partially offset by the Company's success in managing other operating expenses, with reductions as a percentage of total revenues occurring in wages, advertising and other variable expenses.

    INCOME FROM OPERATIONS. Income from operations was $33.6 million for the fiscal year ended July 31, 1996, an increase of $1.6 million or 4.9%, from $32.0 million for the fiscal year ended July 31, 1995. As a percentage of net revenues, income from operations remained constant at 3.4% for the fiscal year ended July 31, 1996 as compared to the fiscal year ended July 31, 1995.

    OTHER EXPENSE. Other expense (net) was $16.4 million for the fiscal year ended July 31, 1996 compared to $5.8 million for the fiscal year ended July 31, 1995, an increase of approximately $10.6 million, primarily due to an increase in interest expense from $11.5 million in fiscal 1995 to $14.9 million in fiscal 1996 and a foreign currency translation loss of $1.4 million for the fiscal year ended July 31, 1996 compared to a $5.6 million foreign currency translation gain for the fiscal year ended July 31, 1995. The Company does significant business transactions in currencies other than the U.S. dollar. Exchange losses result from the day to day fluctuations in currency exchange rates, due primarily to the weakening yen and other Asian currencies against the U.S. dollar.

    NET INCOME. Net income was $10.0 million for the fiscal year ended July 31, 1996, a decrease of $5.1 million or 33.6% from $15.1 million for the fiscal year ended July 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities was $16.4 million and $28.0 million for the nine months ended April 30, 1998 and 1997, respectively, and $52.2 million in fiscal 1997 and $48.2 million in fiscal 1996. For the nine months ended April 30, 1998, inventory provided a source of cash due to minimal store expansion and a continued focus on inventory management. Inventory management continues to remain the same with POS reporting available at headquarters and at the store level. In 1997 and 1996 cash used for inventory purchases was $8.3 million and $26.6 million, respectively, and was primarily related to inventory requirements associated with store expansion. The decrease in cash flow from operations for the period ended April 30, 1998 compared to the comparable period in fiscal 1997 was primarily due to payments reducing accounts payable. The use of cash in 1995 for inventory needs was associated with a one-time build up of catalog product.

    Capital expenditures for the nine months ended April 30, 1998 as well as fiscal 1997 and 1996 were primarily for store expansion and consisted primarily of improvements to existing stores and new stores both domestically and in Asia.

    Interest payments on the Notes and on the New Credit Facility will impose significant liquidity demands upon the Company comparable to those of recent years. In addition to its debt service obligations, the Company will require liquidity for capital expenditures, lease obligations and general working capital needs. Total capital expenditures for 1998 are expected to be approximately $25.0 million, of which approximately $5.0 million will be related to maintenance capital requirements.

    The Company believes that the cash flow generated from its operations, together with amounts available under the New Credit Facility, should be sufficient to fund its debt service requirements, lease obligations, working capital needs, its currently expected capital expenditures and other operating expenses for the foreseeable future. The New Credit Facility provides the Company with available borrowings up to an aggregate amount of $275.0 million, of which approximately $150.0 million can be borrowed in Japanese yen and a portion in British pounds, subject to compliance with the borrowing base formula. As of April 30, 1998, approximately $245.1 million was available under the New Credit

Facility based upon the borrowing base formula, of which $120.6 million had been drawn. The Company's future operating performance and ability to service or refinance the Notes and the New Credit Facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. See "Risk Factors."

    The New Credit Facility and the Notes impose certain restrictions on the Company's ability to make capital expenditures and limit the Company's ability to incur additional indebtedness. Such restrictions could limit the Company's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business or acquisition opportunities. The covenants contained in the New Credit Facility and the Notes also, among other things, limit the ability of the Company to dispose of assets, repay indebtedness or amend other debt instruments, pay distributions, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances and make acquisitions.

SEASONALITY

    Retail music sales in the United States are typically higher during the calendar fourth quarter as a result of consumer purchasing patterns due to increased store traffic and impulse buying by holiday shoppers. As a result, the majority of U.S. music retailers and, more specifically, the mall-based retailers rely heavily on the calendar fourth quarter to achieve annual sales and profitability results. Tower's deep-catalog approach to prerecorded music appeals to customers who purchase music on a year-round basis. Consequently, Tower has historically been able to maintain consistency with its gross margins, has had reduced seasonal reliance and has more operating flexibility than its mall-based competitors. In addition, international markets exhibit less fourth quarter seasonality than U.S. markets and Tower's international presence has historically further reduced this reliance on the U.S. holiday shopping season.

INFLATION

    The Company believes that the recent low rates of inflation in the United States, Japan and the United Kingdom, where it primarily operates, have not had a significant effect on its net sales or operating results. The Company attempts to offset the effects of inflation through price increases and control of expenses.

FOREIGN EXCHANGE MANAGEMENT

    The Company has substantial operations and assets located outside the United States, primarily in the United Kingdom and Japan. With respect to international operations, principally all of Tower's revenues and costs (including borrowing costs) are incurred in the local currency, except that certain inventory purchases are tied to U.S. dollars. The Company's financial performance on a U.S. dollar-denominated basis has historically been significantly affected by changes in currency exchange rates. The Company believes that the matching of revenues and expenses in local currency, as well as its foreign exchange hedging activities and borrowings in foreign currencies, mitigate the effect of fluctuating currency exchange rates. Nonetheless, changes in certain exchange rates could adversely affect the Company's business, financial condition and results of operations. The Company believes that enhancement of its international banking relationships under the New Credit Facility will provide additional hedging opportunities for its foreign currency exposure management. See "Risk Factors--Risks Relating to International Operations."

RECENT ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standards (SFAS) No. 130, REPORTING COMPREHENSIVE INCOME, and SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, were issued in June 1997. The Company will adopt both of the statements beginning July 31, 1999.

    SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is a measure of all changes in the equity of the Company as a result of recognized transactions and other economic events of the period other than transactions with shareholders in their capacity as shareholders. Had the provisions of SFAS No. 130 been applied for the years ended July 31, 1995, 1996 and 1997, comprehensive income would have consisted primarily of net income and foreign currency translation adjustments.

    SFAS No. 131 requires that the Company report financial and descriptive information about its reportable operating segments using the "management approach" model. Under the management approach model, segments are defined based on the way the Company's management internally evaluates segment performance and decides how to allocate resources to segments. The Company is in the process of evaluating the impact of this pronouncement on its segment disclosures.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, within the next two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements.

    The Company has budgeted for and is currently utilizing in-house information technology staff and outside consultants to analyze and upgrade its corporate management software to make it Year 2000 compliant, a process which the Company expects to complete in late 1998 at a cost of approximately $250,000. The Company also intends to implement its ISP system in Japan in early 1999 which should make the Company's entire inventory management system Year 2000 compliant. The Company has not completed a review of the preparations of its major vendors, distributors and shippers to meet the Year 2000 requirements and does not yet have a basis to assess the impact, if any, that the Year 2000 requirements will have on its vendors, distributors and shippers and consequently on the Company. Because the Company is able to order directly from its major vendors and some independent distributors and have product drop-shipped directly to stores, any failure of such vendors and distributors or of shippers to institute or complete their own programs to address Year 2000 requirements could adversely impact the Company's distribution system. Failure by the Company to complete implementation of the required changes to address Year 2000 requirements prior to the Year 2000 might result in significant difficulties in the Company's administration of corporate and inventory tracking software systems. Failure by the Company's vendors and distributors, shippers and other parties with which the Company does business to address Year 2000 requirements could significantly impact the ability of the Company to distribute products for some period of time and otherwise disrupt the Company's business operations. Such problems could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Year 2000 Compliance."

                                    BUSINESS

OVERVIEW

    Founded in 1960, Tower is the second largest specialty retailer of recorded music headquartered in the United States in terms of revenues and is one of the largest and most widely-recognized music retailers in the world. The Company operates a total of 183 stores worldwide, consisting of 119 U.S. stores in 20 states and 64 international stores in 11 countries. Management believes that Tower is one of the leading music retailers in each of the U.S. major metropolitan areas in which it operates (many of which are the fastest growing markets in the United States). The Company offers a diversified line of music products including compact discs, recorded audio cassettes, recorded video cassettes, laser discs, DVD and other complementary products, including books, magazines, blank tapes, software titles, and accessories. As of April 30, 1998, Tower's aggregate outstanding indebtedness was $241.1 million, and for the nine month period ended April 30, 1998 Tower's ratio of earnings to fixed charges was 1.5x and net revenues were $771.4 million.

    Tower attracts and retains customers who buy music on a year-round basis by providing an extensive product selection in an interactive, entertaining environment. Tower stores feature extended store hours, in-store listening stations and knowledgeable and motivated sales personnel. These factors, combined with the Company's competitive pricing, make Tower stores a preferred shopping destination. Tower offers one of the broadest selections of recorded music, including recent releases, older releases and various other music formats primarily in stand-alone locations in densely populated urban and suburban areas. Tower stores are typically larger in square footage and have lower rents as a percentage of revenues than comparable mall-based music specialty retailers. Most of the Company's domestic stores exceed 10,000 square feet and carry at least 50,000 music titles. Flagship stores, which are located in major metropolitan areas such as Boston, Buenos Aires, Chicago, Glasgow, Hong Kong, Honolulu, London, Los Angeles, New Orleans, New York, Osaka, Philadelphia, San Francisco, Seattle, Singapore, Taipei, Tokyo, Toronto and Washington, D.C., typically exceed 20,000 square feet and carry between 80,000 and 120,000 music titles. In addition to the BILLBOARD Top 50, Tower offers competitive pricing on the full range of its product offerings. Management believes that Tower's success in attracting loyal customers increases store traffic and sales throughout the year and has been a factor in making the Company less dependent upon the success of new music releases and calendar fourth quarter sales than many of its U.S. competitors.

    Due to Tower's high sales volume and long-standing relationships with vendors and music manufacturers, the Company receives substantial cooperative advertising allowances, beneficial purchasing terms, short lead times on inventory fulfillment, product return rights and drop shipments of orders directly to its stores. Tower monitors the quantity and mix of inventory in each of its stores through a central inventory management system. However, unlike many of its competitors (who purchase and distribute from a central location), Tower's store managers are given discretion in managing the level and mix of the inventory in their stores in order to most effectively market to each store's demographic customer base. The Company believes that this policy has been an important factor in Tower's strategy to minimize its product return levels, thereby reducing restocking fees, improving operating margins and sustaining favorable vendor relations.

    In order to increase and diversify its revenue base, Tower became the first U.S.-based music retailer to implement an international growth strategy. This expansion, which commenced in 1979, initially focused on the Japanese market (which is currently the world's second largest market for recorded music, with net sales of approximately $6.8 billion in 1996) and enabled Tower to become a market leader in Japan for recorded music. Tower implemented a similar expansion strategy in the United Kingdom beginning in 1986. The Company currently has more international locations than any other U.S.-based music retailer and, for the 1997 fiscal year, derived approximately 40% of its total net revenues from international sales. Tower currently operates 41 stores in Japan; six in England; three each in Hong Kong, Israel and Singapore; two each in Mexico and Taiwan; and one each in Argentina, Canada, Ireland and Scotland. In addition, the Company has entered into franchise agreements with local operators in Colombia, Malaysia, South Korea and Thailand.

INDUSTRY

    The worldwide market for recorded music has grown from approximately $29.4 billion in calendar 1992 to approximately $40.2 billion in calendar 1996. The top five markets, North America, Western Europe, Japan, Latin America and Asia (outside of Japan), individually accounted for approximately 32.9%, 32.8%, 17.0%, 6.2% and 5.6%, respectively, and collectively accounted for approximately 94.5%, of the global market in calendar 1996. Management believes that the following factors are the primary drivers of growth in the industry globally:
(i) overall population growth in major markets, (ii) technological innovations in the delivery of recorded music, (iii) continued compact disc format penetration and (iv) the success of new music releases.

    In the United States, there are four primary channels of recorded music distribution: specialty music retail stores, discount and consumer electronics stores, record clubs, and mail order and other channels, which accounted for approximately 49.9%, 31.5%, 14.3% and 4.3% of unit shipments, respectively, in calendar 1996. The U.S. market for recorded music has grown from approximately $9.0 billion in calendar 1992 to approximately $12.2 billion in calendar 1997. However, beginning in 1995, the volume of recorded music shipped to retailers slowed and then declined by approximately 2.0% in 1997 primarily due to: (i) overshipment of product by manufacturers in 1995 and 1996 to certain retailers,
(ii) store rationalization by certain mall-based and discount music retailers following an aggressive overexpansion of music retail square footage from 1992 to 1994, (iii) a lack of new technological innovations influencing the delivery of recorded music, (iv) continued maturation of the compact disc format, and (v) disappointing new releases. Management believes that the market and the outlook for music retailers improved in the United States starting in the second half of calendar 1997, primarily due to a reduction in domestic music retail square footage as certain electronics retailers reduced music store selling space and narrowed their catalog selections in response to difficulties in successfully implementing "loss leader" music retail sales strategies, continued store consolidation of mall-based music retailers, the release of several successful new titles and positive demographic trends. The Company believes that it is well-situated in the industry because of its store base, merchandising strategy and long-standing supplier relationships. See "Market and Industry Data."

OPERATIONS

    Tower currently operates a total of 183 stores worldwide, consisting of 119 U.S. retail stores in 20 states and 64 international stores in 11 countries. The Company's operating structure consists of (i) its U.S. stores and wholesaling operations, (ii) its Asian stores and wholesaling operations, and (iii) its U.K. and Ireland stores and wholesaling operations. The Company's operations are directed by an Executive Committee comprised of eight executive officers. See "Management."

    UNITED STATES. The Company's U.S. operations currently consist of 119 retail stores. In the United States, Tower has organized its operations into 12 geographic regions, each headed by a regional manager who has responsibility for sales and merchandising, day-to-day operations and administration. Tower's corporate headquarters provides central support to each region, including systems, distribution, accounting and national marketing programs. The corporate headquarters also gives final approval for all new store sites and store design and oversees quality standards and other critical elements of the Tower concept. The Company believes that by organizing its operations in this manner, it can more effectively manage its business, thereby enhancing its ability to achieve its expansion plans without compromising operating standards.

    To pursue growth opportunities through new store formats and merchandising strategies, Tower initiated an operating agreement with The Good Guys!, Inc. ("The Good Guys!"), a leading electronics retailer to open stores under the "WOW!" name. The WOW! stores sell both recorded music and consumer electronics equipment, offering the shopper both convenience and a broad product offering. During calendar 1996, WOW! stores were opened in Las Vegas, Nevada and Long Beach, California. Two additional WOW! stores are scheduled to open in Southern California in calendar 1998. Under the WOW! store format, Tower and The Good Guys! each manage, operate and lease from the landlord their respective sections of the store.

    ASIA. Tower's Asian operations consist of 41 stores in Japan, three in Hong Kong, three in Singapore and two in Taiwan. All Asian store managers report to the Director of Asian Operations located in Japan. A portion of the U.S.-sourced product is shipped to the Asian stores through the Company's U.S. distribution facilities. The balance of product is shipped through a variety of sources worldwide.

    UNITED KINGDOM AND IRELAND. The Company currently operates seven stores in the United Kingdom and one store in Ireland. All store managers in the United Kingdom and Ireland report to the Director of European Operations located in London. A portion of U.S.-sourced product is shipped through the Company's U.S. distribution operations. The balance of product is shipped through a variety of sources worldwide.

JOINT VENTURES AND FRANCHISES

    The Company has joint venture operations in Argentina, Israel and Mexico. These arrangements enable Tower to enter into additional foreign markets and obtain an improved understanding of local product demand and operating procedures while benefiting from a sharing of capital commitments. Under joint venture arrangements, Tower manages store operations, utilizing input from local investors. Some product is sourced through Tower's distribution operations. Joint venture operations are managed from Tower's corporate headquarters. The Company anticipates that future expansion in most international markets will be through wholly-owned subsidiaries or through franchises rather than joint ventures.

    The Company has entered into franchise agreements to operate stores in Colombia, the Philippines, Malaysia, South Korea and Thailand. Additional franchised stores are planned for other countries. The Company has focused its franchising operations in developing markets where the operating environment makes direct operations less desirable. Franchised stores are managed by the local operator with input from the Company on store format and merchandising. The Company benefits from these franchise agreements through the distribution of products as well as through royalty income and trademark licensing fees.

STORE FORMAT AND LOCATIONS

    Tower has differentiated itself from competing music retailers with its strategic store locations, which generally feature a large, centrally-located store in a densely populated urban area complemented by nearby urban and suburban stand-alone stores. Tower's flagship stores in major markets typically exceed 20,000 square feet, with the majority of all stores exceeding 10,000 square feet. Newer stores range from 15,000 to 25,000 square feet, depending on the market and location. The Company's larger, stand-alone locations provide it with various operating efficiencies, including lower rent expenses and lower per unit costs than comparable mall-based retailers. The Company's large base of high-volume, stand-alone stores enables it to receive drop-shipments of product directly to store locations (thereby reducing the costs associated with warehousing and distribution). Management believes that its portfolio of strategically located stores would be difficult to replicate.

    The Company believes that the selection of locations for its stores is critical to the success of its operations. The site-selection process consists of an in-depth analysis of regional demographics, consumer purchasing habits and traffic within a specific area. Senior management is actively involved in this process and grants all final site approval, evidencing the Company's commitment to continued growth and its focus on successful, long-lasting locations. Over Tower's 38-year operating history, the Company has closed only eight stores.

    Tower management has consistently identified and developed locations and markets in the United States and internationally that have generated significant sales growth and profitability. The Company has taken a disciplined approach to new store growth, expanding from 135 stores worldwide in the fiscal year ended July 31, 1992 to 183 stores worldwide as of April 30, 1998. During the two-year period ended July 31, 1997, the Company opened two stores in the United States and 23 stores internationally (including 17 in Japan), while closing or combining four existing outlets. The Company plans to continue to leverage its strong brand name and proven store format in new and existing markets in locations that meet the Company's demographic and performance criteria.

PRODUCTS

    The Company offers a diverse line of products including compact discs, recorded audio cassettes, recorded video cassettes, laser discs, DVD and other complementary products, including books, magazines, blank tapes, software titles, and accessories.

    RECORDED MUSIC. The Company's primary source of revenue is the sale of recorded music on compact discs and audio cassettes. For fiscal years 1995, 1996 and 1997, and for the nine months ending April 30, 1997 and 1998, recorded music sales accounted for approximately 87.6%, 88.5%, 89.2%, 89.4% and 88.5%, respectively, of Tower's worldwide net revenues. The Company's stores carry a wide selection of compact discs and audio cassettes purchased from all major and most independent recording companies, which, except for new releases and special promotions, are arranged in the stores by genre and alphabetically by artist or group. Tower differentiates itself from its competitors through the breadth and depth of its product selection. Tower's strategy is to offer the broadest selection of recorded music for its customers, including recent BILLBOARD Top 50 releases as well as a comprehensive variety of older releases and diverse music formats. Most of the Company's stores carry at least 50,000 music titles, while flagship stores located in major markets, such as Boston, Buenos Aires, Chicago, Glasgow, Hong Kong, Honolulu, London, Los Angeles, New Orleans, New York, Osaka, Philadelphia, San Francisco, Seattle, Singapore, Taipei, Tokyo, Toronto and Washington, D.C., usually carry between 80,000 and 120,000 music titles. By contrast, management believes that the U.S. industry average for mall-based music retailers is approximately 5,000 to 10,000 music titles per store (focused primarily on deeply discounted, high-volume products from the BILLBOARD Top 50).

    VIDEO PRODUCTS. In addition to recorded music, the majority of Tower stores sell videocassette, laser disc and DVD products. For fiscal years 1995, 1996 and 1997, video sales accounted for approximately 7.1%, 6.6% and 6.1%, respectively, and for the nine month periods ending April 30, 1997 and 1998, accounted for 6.1% and 7.4%, respectively, of Tower's worldwide net revenues. Selected stores also offer video rentals. These video products generally command larger gross margins than the Company's recorded music products. In late 1996, DVD was introduced as an alternative medium that could eventually replace the laser disc. DVD offers the consumer laser technology in a smaller disc format with superior picture quality and audio fidelity. The Company anticipates that in the next few years, sales of DVD players will begin to replace sales of laser disc players and video cassette recorders as the new technology becomes more widely available. The Company believes that it is well-positioned to capitalize on the growing DVD market and is considered an industry leader in sales of this format.

    COMPLEMENTARY PRODUCTS. To complement music buyers' interests, Tower stores also sell books, magazines, blank tapes, software titles, and accessories. As of April 30, 1998, the Company operated 13 stand-alone book stores. These complementary products generally command larger gross margins than the Company's recorded music products.

MARKETING, ADVERTISING AND PROMOTION

    Tower aggressively markets, advertises and promotes its products and its brand image to generate customer awareness of its extensive selection of music titles, knowledgeable customer service and interactive and entertaining store environments. Tower advertises in a variety of national and local print and broadcast media, including television, magazines, newspapers and billboards. Tower targets a wide range of customers, from teenagers to senior citizens, who purchase music on a year-round basis. The Company believes that its clustering of stores in strategic markets allows it to maximize its use of marketing, advertising and promotional U.S. dollars. In addition, Tower attracts large corporate sponsors such as American Express, IBM and MasterCard for promotions and events. Tower also produces several music publications under the names PULSE (U.S.), BOUNCE (Japan), TOP (U.K.), PULSE LATINO (Latin America) and PASS (Taiwan) with a combined annual circulation of approximately 625,000. Tower maintains a reputation for unique marketing through in-store appearances and live performances by recording artists, campaigns and promotions with suppliers and other third parties, book signings, tie-ins with local music events (e.g., Nashville's Fan Fair and the Monterey Jazz Festival) as well as involvement in national music events, such as sponsorship of the 1998 Lilith Tour.

    Tower believes that its strong focus on localized marketing provides it with a significant advantage over many of its competitors. The Company's localized marketing approach includes local promotions of concerts and in-store appearances by musicians, as well as providing Tower store managers discretion (subject to parameters set by the Company's regional and national product managers) to customize product inventory in their stores to the demographics and buying patterns of their local market. Depending on local demographics, merchandise mix and promotions can be shifted toward certain music genres. For example, in New York City, Tower's Lincoln Center store places a greater emphasis on its classical music selection than the downtown store, which emphasizes the latest trends in rock music.

    As one of the nation's largest music retailers and due to the diversity and depth of its music selection, the Company has developed strong supplier relationships. As a result, the Company receives substantial cooperative advertising allowances, beneficial purchasing terms, short lead times on inventory fulfillment, product return rights (subject to certain terms and restocking fees), and drop shipments of orders directly to its stores, all of which have contributed to Tower's historically favorable operating margins. Cooperative advertising funds are provided to promote recorded music products of a specific genre or on a label-wide basis. Tower advertises jointly with recording companies worldwide in local and national media markets and receives substantial financial support from them. Cooperative advertising offsets a significant portion of the Company's advertising expenses.

    The Company has also introduced an affinity MasterCard credit card which capitalizes on the Tower brand name and enables the Company to track purchasing patterns by cardholding customers.

SUPPLIERS

    RECORDED MUSIC. The majority of Tower's music purchases come from six major suppliers with which Tower has developed long-standing relationships. As a result of these relationships and Tower's high sales volume, the Company receives substantial cooperative advertising allowances, beneficial purchasing terms, short lead times on inventory fulfillment, competitive pricing programs and drop shipments of orders directly to its stores. In addition, the Company purchases product from numerous independent distributors and labels. Unsold music product may be returned to the manufacturer at any time that the title remains in the current music catalog of a manufacturer; however, restocking fees are assessed for returned product. Catalog changes are generally made only after advance notice, allowing the Company to return excess inventory before a title is discontinued. None of the Company's major suppliers limits returns of inventory.

    COMPLEMENTARY PRODUCTS. Book and magazine purchases require coordination with a greater number of vendors than music purchases. Returned books and magazines are not subject to restocking charges. Although management believes that its current book and magazine purchasing procedures are efficient, it is considering various alternatives that would allow Tower stores to order directly from publishers and shorten delivery time.

    Pre-recorded video cassettes, DVD products, laser discs and software titles are purchased from a limited number of vendors for shipment through the Company's U.S. distribution operations, or are drop-shipped directly to stores. Unsold video products and software titles may be returned to distributors for full refunds.

PURCHASING, INVENTORY MANAGEMENT AND DISTRIBUTION

    The Company believes that it has developed state-of-the-art inventory purchasing, management and distribution systems.

    Unlike most of its competitors, Tower's purchasing is partly decentralized. Tower store managers are given discretion to manage the levels and mix of merchandise in their stores. These managers work closely with regional and national product managers to customize product inventory in their stores to the demographics and buying patterns of their local markets. The Company believes that the skill of its store managers in merchandising to local tastes is an important factor in Tower controlling its historical product return levels, thereby reducing restocking fees and improving margins and maintaining favorable vendor relations.

    The Company's ISP system enables management to monitor up-to-the-moment levels and mix of its inventory in each of its stores. The ISP system provides instantaneous on-line information regarding quantities on hand, turns at the store level and on a combined basis, historical movement reports by SKU, pricing and cost data and customer service information. The ISP system also identifies slow-moving and deleted titles and overstocked items, and provides suggested replenishment information to store buyers. By utilizing the ISP system, store managers are able to pre-set and adjust quantities on hand and establish "just-in-time" reorder points. This system enables the store managers to carry appropriate levels of deep-catalog product and to maintain sufficient inventory levels for fast-moving product.

    The Company's U.S. distribution operations distribute products that are not drop-shipped to Tower stores, and distribute a portion of the product to the Company's international subsidiaries, joint ventures and franchisees. The Company also wholesales products, particularly independent label recorded music, to other retailers in both the U.S. and international markets. In addition, the Company has established export wholesaling branches in Japan and the United Kingdom. This enables the Company to export international catalog product to music retailers, taking advantage of the economies of scale, while providing prompt delivery.

    The Company also sells recorded music both via mail order and over the Internet. The Company maintains a website at HTTP:/ /WWW.TOWERRECORDS.COM and an online store on America Online at keyword "TOWER." Mail order and Internet sales are fulfilled through the Company's U.S. distribution facility allowing overnight delivery to customers in many cases.

COMPETITION

    The retail music industry is highly competitive. In the United States there are four primary channels of recorded music distribution: specialty music retail stores, discount and consumer electronics stores, record clubs, and mail order and other channels, which accounted for approximately 49.9%, 31.5%, 14.3% and 4.3% of unit shipments, respectively, in calendar 1996. The Company competes with a wide variety of music retailers, including regional and national mall-based music chains, international chains, deep-discount retailers, mass merchandisers, consumer electronics outlets, record clubs, mail order, and independent operators. The Company believes the principal competitive factors in the retail music industry are brand name recognition, selection, pricing, inventory management, marketing, store location and management expertise. The Company believes that it competes favorably with respect to each of these factors.

    MAJOR INTERNATIONAL CHAINS. In certain of its major, metropolitan markets, the Company competes directly with HMV and Virgin-large, international music retailers-that, like the Company, emphasize a broad selection of titles. Management believes that HMV and Virgin tend to cater to a sophisticated and less price-sensitive customer base; Tower's customer base includes not only such customers but also extends to a much broader demographic. Further, management believes that Tower's approach to localized marketing, advertising and merchandising, coupled with its more competitive pricing, differentiates Tower from HMV and Virgin. In 1997, HMV had 15 stores in the United States, primarily on the East Coast, while Virgin had 11 stores in the United States, located primarily in tourist destinations. HMV and Virgin also had 20 and eight stores, respectively, in Japan, and 105 and 38 stores, respectively, in the United Kingdom, the other major markets in which the Company competes. HMV and Virgin are expected to open additional stores, some of which may be in locations that would compete directly with Tower.

    MALL-BASED MUSIC RETAILERS. The Company also competes with various mall-based music retailers such as Musicland, Transworld Entertainment, Wherehouse Entertainment and Camelot. These competitors tend to occupy mall locations and, in the Company's judgment, often face significant competitive disadvantages, such as reduced inventory selection due to size constraints on mall retail space, larger overhead costs generated by higher rent and occupancy costs, higher per unit costs, higher costs associated with warehousing and distribution, and lack of an international infrastructure and savvy brand-name identity. In recent years, many of the mall-based music retailers whose revenues are heavily dependent upon BILLBOARD Top 50 sales have had difficulty competing effectively with the selling tactics of the large discounters, and have been closing unprofitable stores in an attempt to minimize operating losses. Several mall-based music retailers, including Camelot Music, Peppermint, Record Giant, Peaches Entertainment, Strawberries and Wherehouse Entertainment, have filed for bankruptcy.

    DISCOUNTERS AND CONSUMER ELECTRONICS STORES. Specialty music retailers have experienced increased competition from the entrance into the retail music industry of large discounters and consumer electronics stores such as Wal-Mart, Kmart, Target, Circuit City, Best Buy, Barnes and Noble and Borders. The market share of specialty music retailers dropped from 70% in 1990 to 50% in 1996 while the market share of the large discounters and consumer electronics stores increased over the same period. These large discounters and consumer electronics stores typically feature BILLBOARD Top 50 recordings with minimal or no gross margin with the intent of generating additional store traffic and cross-selling other, higher margin products, such as consumer electronics. Tower believes that its operations have been less adversely affected than mall-based music retailers by the selling tactics of the large discounters and consumer electronics stores because of its emphasis on deep-catalog merchandising.

    OTHER. The Company expects continued growth in competing home entertainment options, including the Internet and larger numbers of television and music channels offered by cable companies. The further development of Internet and cable technologies, coupled with high quality digital recording technologies, could enable direct downloading of recorded music by consumers, which could result in significant changes in existing distribution channels for prerecorded music. Such a development could have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors--Trends Affecting the Music Industry."

TRADEMARKS

    Tower regards its trademarks and service marks as having significant worldwide value and as being important to its marketing efforts and brand name recognition. Tower has registered its TOWER

RECORDS-VIDEO-BOOKS trademark and variations thereof, along with numerous other trademarks, with the United States Patent and Trademark Office on the Principal Register. The Company has applications pending for a number of additional marks. The Company also has registered its TOWER trademark, or variations thereof, in numerous foreign countries. The Company's policy is to pursue the registration of its marks whenever possible and to vigorously oppose any infringement of its trademarks and trade names.

PROPERTIES

    The Company's headquarters are located in approximately 90,000 square feet of leased facilities in West Sacramento, California. These facilities house the Company's management, marketing and sales personnel. The lease for these facilities terminates on April 30, 1999. The Company believes that there is sufficient office space available at favorable leasing terms in the Sacramento area to satisfy any additional needs of the Company that may result from future expansion.

    As of April 30, 1998, Tower's total leased space consisted of approximately
2.1 million square feet of space worldwide. As of April 30, 1998, the Company was a party to approximately 200 real estate leases and subleases, relating to nearly all of its store locations as well as its administrative and warehouse facilities. Substantially all of these are recorded as operating leases. The leases expire between 1998 and 2024, with renewal options varying between one and 20 years. Lease terms typically provide a minimum payment plus modifications for changes in the consumer price index and/or other specified increases. Most of the U.S. stores operate as stand-alone locations.

EMPLOYEES

    As of December 31, 1997, the Company employed approximately 6,800 persons, of whom approximately 965 were employed on a part-time basis. None of the Company's employees is covered by a collective bargaining agreement. The Company considers its employee relations to be good.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

    The Company has received a document request in connection with an investigation by the Federal Trade Commission into certain trade practices by major recording companies involving the implementation of minimum advertised price ("MAP") programs in response to the deep discounting tactics of large discounters and consumer electronic stores and the threat of withdrawal of cooperative advertising and promotional funds for retailers which fail to observe the MAP guidelines. The Company does not believe it is a target of the inquiry. The Company does not expect the outcome of this investigation to have a material effect on its business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information with respect to the executive officers and directors of the Company:

                                                                                                               YEARS WITH
NAME                              AGE                                  POSITION                                   TOWER
----------------------------      ---      ----------------------------------------------------------------  ---------------
Russell M. Solomon..........          72   President, Chief Executive Officer and Director                         38
Michael T. Solomon..........          49   Executive Vice President, General Counsel and Director                  11
DeVaughn D. Searson.........          53   Chief Financial Officer, Secretary, Treasurer and Director              10
Stanley L. Goman............          49   Senior Vice President--Retail Operations                                30
Christopher S. Hopson.......          45   Senior Vice President--Advertising/Marketing                            28
Keith Cahoon................          42   Managing Director--Far East Operations                                  19
Andy D. Lown................          32   Managing Director--European Operations                                  12

    The Company's operations are directed by an Executive Committee comprised of the following listed officers:

    RUSSELL M. SOLOMON has served as President, Chief Executive Officer and a Director of the Company since the Company's founding in 1960, and is a member of the Company's Executive Committee. Mr. Solomon has served as President of the National Association of Recording Merchandisers ("NARM") and as a Board member of the Video Software Dealers Association. Mr. Solomon is also a member of the Board of Directors of The Good Guys!. Mr. Solomon is the father of Michael T. Solomon.

    MICHAEL T. SOLOMON has served as a Director of the Company since 1982, as Vice President and General Counsel of the Company since 1987 and as Executive Vice President since May 1998, and is a member of the Company's Executive Committee. Mr. Solomon has served on several NARM subcommittees and is a member of the California Bar Association. Mr. Solomon is the son of Russell M. Solomon.

    DEVAUGHN D. SEARSON has served as Chief Financial Officer of the Company since 1988 and is a member of the Company's Executive Committee. Mr. Searson has also served as a Director of the Company since May 1998. Prior to joining the Company, Mr. Searson was President and Managing Partner of Searson & Company, CPAs, the Company's outside accounting firm at the time, and served as the Company's outside accountant for 11 years. Mr. Searson is a certified public accountant.

    STANLEY L. GOMAN has been an employee of the Company since 1967 and currently serves as Senior Vice President-Retail Operations. Mr. Goman is a member of the Company's Executive Committee. Mr. Goman presently serves as Treasurer of NARM, and has also served as Chairman of the NARM Retail Advisory Committee.

    CHRISTOPHER S. HOPSON has been an employee of the Company since 1970 and has served as Senior Vice President-Advertising/Marketing since 1989. Mr. Hopson is a member of the Company's Executive Committee.

    KEITH CAHOON has served as Managing Director of the Company's Far East Operations since 1984. Mr. Cahoon is a member of the Company's Executive Committee.

    ANDY D. LOWN has been an employee of the Company since 1986 and currently serves as Managing Director of the Company's European and Middle East operations. Mr. Lown is a member of the Company's Executive Committee. Mr. Lown also serves on the Executive Committee, Operations Committee and Supervisory Committee of the British Association of Record Dealers and on the Board of the British Photographic Association.

    The Company's directors are all employees of the Company and do not receive separate compensation for their services as directors. Each director has been elected to serve until his successor has been elected and qualified at the next annual meeting of the shareholders of the Company.

EXECUTIVE COMPENSATION

    EXECUTIVE COMPENSATION TABLES

    The following table shows the total compensation of (i) the Chief Executive Officer and (ii) the next four highest-earning executive officers of the Company for the year ended December 31, 1997, based on combined salary plus bonuses (the Chief Executive Officer and such executive officers are hereinafter referred to as the "MTS Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION
                                                ---------------------------------------------------
                                                                                      OTHER ANNUAL      ALL OTHER
                                                             SALARY        BONUS      COMPENSATION    COMPENSATION
NAME AND PRINCIPAL POSITION                       YEAR         ($)          ($)           ($)            ($)(A)
----------------------------------------------  ---------  -----------  -----------  --------------  ---------------
Russell M. Solomon............................       1997  $   630,180  $   300,000             --      $   6,259
  President and Chief Executive Officer
Walter S. Martin..............................       1997      531,300      300,000             --          6,259
  Executive Vice President and
    Secretary/Treasurer
Michael T. Solomon............................       1997      334,972       86,000             --          6,259
  Vice President and General Counsel
Stanley L. Goman..............................       1997      197,200       91,000             --          6,259
  Senior Vice President--Retail Operations
Keith Cahoon..................................       1997      173,467(b)          --  $    184,714(b)        6,259
  Managing Director--Far East Operations

------------------------

(a) Represents Company contributions to the Company's retirement plan on behalf of the MTS Named Executive Officers.

(b) Calculated at an exchange rate of 120 Japanese yen per U.S. dollar.

EMPLOYMENT AGREEMENTS

    The Company does not currently have employment agreements with any of its employees.

ADDITIONAL AGREEMENTS, ARRANGEMENTS AND UNDERSTANDINGS

    The Company's Articles of Incorporation contain provisions that eliminate the personal liability of its directors for monetary damages to the fullest extent permitted by law and authorize the Company to indemnify its directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code, including advancement of expenses to the indemnitee, the indemnitee's right to select counsel and continuation of indemnification after indemnitee's separation from the Company. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities arising from willful misconduct of a culpable nature and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                           OWNERSHIP OF CAPITAL STOCK

    The following table sets forth certain information regarding ownership of the Company's Common Stock as of the date of this Prospectus by: (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) MTS Named Executive Officers, and (iv) all directors and MTS Named Executive Officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Company's Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws.

                                                                                      AMOUNT AND NATURE
                                                                                        OF BENEFICIAL     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(A)                                                OWNERSHIP(B)(C)     OWNERSHIP
------------------------------------------------------------------------------------  -----------------  -------------
Russell M. Solomon(d)...............................................................            620             62.0%
Walter S. Martin....................................................................             --               --
Michael T. Solomon(e)...............................................................            372             37.2
Stanley L. Goman....................................................................             --               --
Keith Cahoon........................................................................             --               --
All executive officers and directors as a group (8 persons).........................            992             99.2%

------------------------

(a) The address of each named individual is the address of the principal executive office of the Company as set forth herein.

(b) The numbers presented indicate the number of shares beneficially owned. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such option or warrant for computing the percentage ownership of such person, but are not treated as outstanding for computing the percentage of any other person. As of the date hereof, the Company had no such options or warrants outstanding.

(c) Such share amounts solely reflect indirect ownership of the Class B Common Stock of the Company, the only outstanding class of capital stock of the Company. There are 1,000 shares of Class B Common Stock of the Company outstanding, all of which are owned by Parent, and Russell Solomon beneficially owns 620 shares, or 62.0%, and Michael Solomon beneficially owns 372 shares, or 37.2%, of the outstanding Common Stock of Parent.

(d) Russell Solomon has sole voting and investment power with respect to such shares as Trustee of the Russell Solomon Trust.

(e) Michael Solomon has sole voting and investment power with respect to 364 of such shares as Trustee of the Michael Solomon 1994 Trust (the "Michael Solomon Trust"), the David Solomon 1994 Trust (the "David Solomon Trust"), the Andrew C. Solomon Trust, and the Aaron O. Solomon Trust, which own 180, 180, 2 and 2 of such shares, respectively. Michael Solomon is also the beneficiary of the Michael Solomon Trust.

                              CERTAIN TRANSACTIONS

    The following diagram presents graphically the transactions consummated in the Prior Asset Exchange and the Reorganization, as discussed below:

                               [DIAGRAM]

THE REORGANIZATION

    The Company recently reorganized its corporate structure to consolidate substantially all of its business operations in the Company.

    In March 1998, Russell M. Solomon and the Trusts caused Parent to be formed. In April 1998, Parent issued shares of its Common Stock to the following persons in the following final proportions: 62.4% to the Russell Solomon Trust and certain trusts for the benefit of his grandchildren; 0.8% to Michael Solomon; 0.8% to David Solomon; 18.0% to the Michael Solomon Trust; and 18.0% to the David Solomon Trust. In exchange for such shares of Common Stock, Parent received the following assets: (i) from the Russell Solomon Trust and certain trusts for the benefit of his grandchildren, 100% of the outstanding shares of the Company; (ii) from Michael Solomon and David Solomon, the outstanding shares of a corporation holding certain real estate on which a store facility is located in San Francisco, California, and the outstanding shares of a corporation holding certain real estate on which a store parking lot is located in Los Angeles, California; (iii) from the Trusts, the following assets and liabilities: (a) the Japanese Trademark Rights (including the rights to certain unpaid royalties), (b) certain intercompany receivables owed to the Trusts in the amount of $3.5 million and intercompany payables owed by the Trusts in the amount of $14.2 million, (c) all of the equity interests in Three A's, Jeremy's Holdings, LLC, a Delaware limited liability company, and Tower Domestic, Inc., which owns one Tower store, (d) the cash surrender value rights as of April 1998 of certain life insurance policies, and (e) a loan liability of $5.0 million which constitutes part of the Existing Indebtedness. Parent subsequently contributed to the Company all of the assets and liabilities received by Parent from the Trusts, Michael Solomon and David Solomon.

PRIOR ASSET EXCHANGE AND OTHER TRANSACTIONS

    Prior to the consummation of the transactions constituting the Reorganization set forth in the previous paragraph, the Company transferred certain assets with a book value of approximately $2.9 million to the Trusts in exchange for inventory of the Trusts with an equal book value (such transfers herein referred to as the "Prior Asset Exchange"). The principal business purpose of the Prior Asset Exchange was to transfer certain primarily non-income producing assets of a personal nature out of the Company and into the Trusts.

    Although the Prior Asset Exchange preceded the Reorganization, the Prior Asset Exchange and the Reorganization have been reflected for accounting purposes in the consolidated financial statements as occurring in the same transaction.

    The Company currently anticipates that it will cause its wholly-owned subsidiary, T.R. Services, Inc., a California corporation which operates the Company's stores in the United Kingdom and wholly owns a subsidiary which operates the Company's stores in Ireland, to transfer substantially all of its assets to the Company.

    The Company operated four stores through four separate subsidiaries in which there existed minority interests. The Company recently bought out the minority interests in each of these subsidiaries at fair market value, and each such subsidiary was subsequently eliminated in an upstream merger.

    The Company also conducted upstream mergers to eliminate Tower Domestic, Inc. and Queen Anne Record Sales, subsidiaries of the Company.

1994 TRANSFER OF CERTAIN ASSETS TO TRUSTS

    In July 1994, MTS transferred the assets of its U.S. wholesale and distribution operations to Three A's Holdings, L.L.C., a Delaware limited liability company ("Three A's"), which was at such time owned equally by the Michael Solomon Trust and the David Solomon Trust (the "Trusts"), in exchange for cash in the amount of approximately $280,000 and the assumption of certain liabilities in the amount of approximately $3.8 million. Along with the purchase of the distribution operations, the Trusts concurrently purchased certain trademark and related rights to use the TOWER trademark in Japan (the "Japanese Trademark Rights") from the Company for cash in the amount of $500,000 and a promissory note in the amount of $11.5 million.

    The $11.5 million promissory note from the Trusts to the Company bore interest at a rate of 8.5% per annum. The largest aggregate amount of indebtedness outstanding on such loan at any time since July 31, 1996 and the amount outstanding on such loan as of April 20, 1998, was $9.5 million. Michael Solomon is the trustee of both Trusts, and is the beneficiary of the Michael Solomon Trust. As a result of the Reorganization, such promissory note was cancelled and is no longer outstanding.

LIFE INSURANCE

    The Company maintains split-dollar life insurance policies on the lives of Russell M. Solomon and Doris E. Solomon for the benefit of certain family trusts. The aggregate annual premiums on such policies paid by the Company are approximately $3.6 million. The Company will receive the first proceeds of the policies up to the aggregate premiums paid by the Company or the cash surrender value attributable thereto, whichever is greater.

    In addition, the Company maintains key-man life insurance policies on the lives of certain executive officers of the Company. Aggregate annual premiums on such policies are approximately $0.3 million. The Company is the beneficiary of the key-man policies.

CERTAIN INDEBTEDNESS OF MANAGEMENT AND AFFILIATES

    As of April 30, 1998, Russell Solomon, the President, CEO and a director of the Company, owed the Trusts the amounts of $244,211 and $94,055 under a loan from and a merchandise account, respectively, with the Company, both of which are interest-free. Before the Prior Asset Exchange, such amounts were owed by Russell Solomon to the Company. In the Prior Asset Exchange, the Company transferred the receivable to the Trusts. The largest amounts of such indebtedness outstanding at any time since the beginning of fiscal 1997 were $244,211 and $94,055, respectively.

    As of April 30, 1998, Michael Solomon, the Executive Vice President, General Counsel and a director of the Company, owed the Trusts the amounts of $729,972 and $78,018 under a loan from and a merchandise account, respectively, with the Company, both of which are interest-free. Before the Prior Asset Exchange, such amounts were owed by Michael Solomon to the Company. In the Prior Asset Exchange, the Company transferred the receivable to the Trusts. The largest amounts of such indebtedness outstanding at any time since the beginning of fiscal 1997 were $729,972 and $78,108, respectively.

    As of April 30, 1998, Stanley Goman, the Senior Vice President--Retail Operations of the Company, owed the Company the amounts of $65,479 and $50,479 under a loan from the Company bearing interest at 9.5% per annum and an interest-free merchandise account, respectively, with the Company. The largest amounts of such indebtedness outstanding at any time since the beginning of fiscal 1997 were $61,602 and $50,479, respectively.

    As of April 30, 1998, Christopher Hopson, the Senior Vice President--Advertising/Marketing of the Company, owed the Company the amounts of $150,534 and $17,319 under a home loan from the Company bearing interest at 9.5% per annum and an interest-free merchandise account, respectively, with the Company. The largest amounts of such indebtedness outstanding at any time since the beginning of fiscal 1997 were $150,534 and $17,319, respectively.

    Prior to the Reorganization, the Trusts had, in increments over a number of years, borrowed a total of $4,665,506 from the Company at interest rates averaging approximately 8.5% in order to cover premium payments on certain life insurance policies for the benefit of the Trusts. In the Reorganization, the liability on such loans, including all accrued and unpaid interest thereon, was first assumed by Parent from the Trusts, and then assumed by the Company from Parent. Upon such assumption by the Company, such loan liability was cancelled by offset against the related receivable held by the Company. The greatest amount of such liability outstanding at any time since the beginning of fiscal 1997 was $4,665,506 plus accrued and unpaid interest.

                       DESCRIPTION OF NEW CREDIT FACILITY

    In connection with the Refinancing, the Company entered into a credit agreement (the "Credit Agreement") with a syndicate of financial institutions (the "Lenders") for which The Chase Manhattan Bank acts as administrative agent (the "Administrative Agent") and Chase Securities Inc. acted as advisor and arranger.

    GENERAL. The New Credit Facility, which provides borrowing availability up to a maximum aggregate principal amount of $275,000,000, consists of (i) a U.S. dollar-based Facility A Revolving Line in the principal amount of up to $125,000,000 (the "Facility A Commitment"), and (ii) a Japanese yen-based Facility B Revolving Line in the principal amount of up to the equivalent in yen (the "Yen Equivalent") on a date to be selected prior to the initial funding date of $150,000,000, based on then-prevailing U.S. dollar-yen exchange rate (the "Facility B Commitment").

    A portion of the Facility A Commitment may be borrowed in British pounds sterling ("Sterling"), such that the aggregate equivalent in U.S. dollars (the "Dollar Equivalent") of all loans under the Facility A Revolving Line (the "Facility A Loans") does not exceed U.S. $125,000,000. A portion of the Facility B Commitment may be borrowed in U.S. dollars, such that the aggregate Yen Equivalent of all loans under the Facility B Revolving Line (the "Facility B Loans") does not exceed the Yen Equivalent of the Facility B Commitment. The Dollar Equivalent of yen- and Sterling-denominated Facility A Loans, and the Yen Equivalent of U.S. dollar-denominated Facility B Loans, will be calculated from time to time, based on prevailing foreign exchange rates as of the end of each calendar quarter, or more frequently, under certain circumstances. Prevailing foreign exchange rates on any date will be determined with reference to the then most recent fixing of exchange rates by (i) the Federal Reserve Bank of New York, in the case of U.S. dollars, (ii) the Bank of Tokyo, in the case of yen, and (iii) the Bank of England, in the case of Sterling.

    Each of the Facility A Revolving Line and the Facility B Revolving Line will be available to the Company and TRKK (collectively, the "Borrowers" and individually, a "Borrower"). The Company may borrow up to the full principal amount of the Credit Facilities. TRKK may borrow up to the full principal amount of the Facility B Revolving Line and up to an aggregate of the Dollar Equivalent of $25,000,000 under the Facility A Revolving Line.

    INTEREST RATES; FEES. Interest on loans outstanding under the Credit Facilities will accrue based on one or more rates selected by the applicable Borrower, including (i) the alternate base rate (the "Alternate Base Rate") for U.S. dollar-denominated loans, (ii) the money market rate (the "Money Market Rate") for U.S. dollar-denominated loans, (iii) the yen base rate (the "Yen Base Rate") for yen-denominated loans, (iv) a eurocurrency rate (the "LIBO Rate") for U.S. dollar- or Sterling-denominated loans or a yen-based eurocurrency rate (the "TIBO Rate") for yen-denominated loans, in each case plus an applicable margin (the "Applicable Margin"), and (v) Sterling-denominated interest rate to be agreed upon at the time the loan is made ("Special Sterling Rate") on Sterling-denominated loans. The Alternate Base Rate is defined as, on any date, the greatest of (x) the prime commercial lending rate of The Chase Manhattan Bank, (y) the secondary market rate for certificates of deposit, adjusted for reserves and assessments, plus 1%, and (z) the federal funds rate published from time to time by the Federal Reserve Bank of New York, plus 1/2%. The Money Market Rate is defined as the rate quoted from time to time by the Administrative Agent and certain other Lenders designated as "Reference Banks" for loans in U.S. dollars of a comparable principal amount and maturity. The Yen Base Rate is the prime rate publicly announced from time to time in Tokyo, Japan by the Facility B Swingline Lender. The LIBO Rate is defined as the rate for eurocurrency deposits of U.S. dollars or Sterling, as applicable, for one, two, three or six months, displayed on page 3740 or 3750 of Dow Jones Markets two business days prior to the date the loan is to be made (or, if such rate is not available, the rate at which such deposits are offered to the Administrative Agent in the applicable interbank market). The TIBO Rate is defined as the rate for eurocurrency deposits of yen for one, two, three or six months, displayed on Reuters Screen Page TIBM for the average of five banks two business days prior to the date the loan is to be made (or, if such rate is not available, the rate at which such deposits are offered by the Facility B Swingline Lender in the Tokyo interbank market). The Applicable Margin over the LIBO Rate and TIBO Rate will be based upon the ratio of (x) earnings before interest expense, taxes, depreciation, amortization and rental expense, to (y) the sum of interest expense plus rental expense plus cash dividends paid with respect to preferred stock plus the current portion of indebtedness for the Borrowers and their subsidiaries (the "Fixed Charge Coverage Ratio"), and will range from 0.40% to 0.90% per annum. The initial Applicable Margin is 0.60% per annum.

    The Company will be charged a facility fee per annum on the average daily amount of the Facility A Commitment and the Facility B Commitment, regardless of whether such Commitments are used or unused. The amount of the facility fee will be tied to the Fixed Charge Coverage Ratio, and will range from 0.225% to 0.35% per annum. The initial facility fee is 0.275% per annum.

    REPAYMENT. Loans under the Credit Facilities may be borrowed, repaid and reborrowed from time to time until the third anniversary of the closing of the Credit Agreement (the "Credit Facilities Maturity Date"), subject to certain customary conditions on the date of any such loan. The Company may request an extension of Credit Facilities Maturity Date prior to either or both of the first and second anniversaries of the closing of the Credit Agreement (but in no event beyond the fifth anniversary of the closing of the Credit Agreement). Either or both of the Facility A Revolving Line or the Facility B Revolving Line may be extended by the Company for a one year period if, and to the extent that, Lenders holding at least 51% of the Facility A Commitment and/or the Facility B Commitment, as applicable, approve such extension.

    SECURITY. The obligations under the New Credit Facility and the related documents are expected to be secured by (i) a first priority lien on the inventory and accounts receivable of MTS, Three A's and certain other material subsidiaries, and (ii) a pledge of 65% of the capital stock of each material foreign subsidiary of MTS. In addition, the obligations of TRKK and each other material foreign subsidiary under the New Credit Facility and the related documents are expected to be secured by a first priority lien on the inventory and receivables of TRKK and each other material foreign subsidiary. At such time as (x) no default shall have occurred and be continuing under the New Credit Facility and related documents, and (y) MTS shall have outstanding any senior unsecured non-credit enhanced long-term indebtedness for borrowed money that shall be rated BBB- or better by Standard & Poor's Rating Group and Baa3 or better by Moody's Investors Service, Inc., such liens shall be released (the "Collateral Release").

    GUARANTEES. The obligations of TRKK under the New Credit Facility and the related documents are expected to be guaranteed by MTS, Three A's and certain other material subsidiaries.

    PREPAYMENTS. The Borrowers may make prepayments on loans under the New Credit Facility at any time, upon prior notice to the Administrative Agent. The Company will be required to make prepayments on loans under the New Credit Facility if and to the extent that, as of the end of any calendar quarter (or more frequently, under certain circumstances), giving effect to prevailing foreign exchange rates on such date, the Dollar Equivalent of outstanding Facility A Loans is more than 105% of the Facility A Commitment, or the Yen Equivalent of outstanding Facility B Loans is more than 105% of the Facility B Commitment.

    CONDITIONS AND COVENANTS. The obligations of the Lenders under the New Credit Facility are subject to the satisfaction of certain conditions precedent customary in similar credit facilities or otherwise appropriate under the circumstances. MTS and its subsidiaries are subject to certain negative covenants contained in the Credit Agreement, including without limitation covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations and the granting of additional liens, (ii) mergers, acquisitions, investments and acquisitions and dispositions of assets, (iii) investments, loans and advances, (iv) dividends, stock repurchases and redemptions, (v) prepayment or repurchase of other indebtedness and amendments to certain agreements governing indebtedness, including the Indenture and the Notes, (vi) engaging in transactions with affiliates or subsidiaries, (vii) capital expenditures, and
(viii) sale and leaseback transactions. The Credit Agreement also contains customary affirmative covenants, including compliance with ERISA and environmental and other laws, payment of taxes, maintenance of corporate existence and rights, maintenance of insurance, financial reporting, and use of proceeds of loans. In addition, the Credit Agreement requires MTS and its subsidiaries to maintain compliance with certain specified financial covenants, including maximum capital expenditures, a minimum fixed charge coverage ratio and a minimum tangible net worth. In addition, so long as the Collateral Release shall not have occurred, the Borrowers and their subsidiaries will be required to maintain a minimum ratio of (x) inventory and receivables with respect to which the Lenders have a first priority lien (less reserves maintained in accordance with GAAP (as defined)), to (y) aggregate indebtedness under the New Credit Facility, less cash and cash equivalents (the "Balance Sheet Coverage Ratio") of 1.25 to 1.00. Following the Collateral Release, the Balance Sheet Coverage Ratio will no longer apply, but the Borrowers and their subsidiaries will be required to maintain a maximum ratio of Senior Indebtedness (as defined in the Credit Agreement) to earnings before interest expense, taxes, depreciation and amortization. Certain of these financial, negative and affirmative covenants are more restrictive than those set forth in the Indenture.

    EVENTS OF DEFAULT. The Credit Agreement also includes events of default that are typical for senior credit facilities and appropriate in the context of the Refinancing, including, without limitation, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, defaults or judgments under ERISA and change of control. The occurrence of any of such events of default could result in acceleration of the Borrowers' obligations under the Credit Agreement and foreclosure on the collateral securing such obligations, which could have material adverse results to holders of the Notes.

                            DESCRIPTION OF THE NOTES

    The Existing Notes were, and the New Notes will be, issued under the Indenture, dated as of April 23, 1998, between the Company and State Street Bank and Trust Company of California, N.A., as trustee. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The Notes are subject to all such provisions, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As used in this section, the term "Company" refers to MTS, INCORPORATED and not to any of its Subsidiaries.

    The Notes are issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Initially, the Trustee will serve as Registrar and Paying Agent for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office, in New York, New York. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate trust office. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered addresses of the Holders as such addresses appear in the Note register.

    The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all current and future Senior Indebtedness, including borrowings under the New Credit Facility. Borrowings under the New Credit Facility are secured by the Company's accounts receivable and Inventory, and a pledge of 65% of the capital stock of certain Foreign Subsidiaries. The Notes rank pari passu in right of payment with all other senior subordinated Indebtedness of the Company issued in the future, if any, and senior in the right of payment to all subordinated Indebtedness of the Company issued in the future, if any. To the extent the Company's future domestic Restricted Subsidiaries meet certain materiality tests, such Restricted Subsidiaries will guarantee the Notes on a senior subordinated basis. See "--Future Guarantees." As of April 30, 1998, the Company had Senior Indebtedness of approximately $131.1 million of which approximately $17.3 million constituted indebtedness of the Company's Restricted Subsidiaries, (exclusive, in each case, of the unused revolving loan availability of approximately $124.5 million under the New Credit Facility).

PRINCIPAL, MATURITY AND INTEREST

    The Notes are limited to $110.0 million aggregate principal amount and will mature on May 1, 2005. Interest on the Notes will accrue at a rate of 9 3/8% per annum and will be payable semi-annually in arrears on each May 1 and November 1, commencing on November 1, 1998, to the Holders of record of Notes at the close of business on April 15 and October 15, respectively, immediately preceding such interest payment date. Interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

    The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2002, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of

Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

                                                                                   REDEMPTION
YEAR                                                                                 PRICE
--------------------------------------------------------------------------------  ------------
2002............................................................................      104.688%
2003............................................................................      102.344%
2004............................................................................      100.000%

    In addition, at any time and from time to time on or prior to May 1, 2001, the Company may redeem in the aggregate up to 35% of the originally issued aggregate principal amount of the Notes with the net cash proceeds of one or more Equity Offerings received by the Company at a redemption price in cash equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that at least 65% of the originally issued aggregate principal amount of the Notes must remain outstanding immediately after giving effect to each such redemption (excluding any Notes held by the Company or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Equity Offering received by the Company.

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; PROVIDED, FURTHER, HOWEVER, that if a partial redemption is made with the net cash proceeds of an Equity Offering received by the Company, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION OF THE NOTES

    The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness.

    Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, (excluding any payment or distribution of Permitted Junior Securities and excluding any payment from funds deposited in accordance with, and held in trust for the benefit of Holders as set forth in "Legal Defeasance and Covenant Defeasance" (a "Defeasance Trust Payment")), all Senior Indebtedness then due shall first be paid in full in cash or cash equivalents before the Holders of the Notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by the

Company of the principal of, premium, if any, or interest on the Notes, or any payment by the Company to acquire any of the Notes for cash, property or securities, or any distribution by the Company with respect to the Notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment). Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding up or total liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment), to which the Holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash or cash equivalents after giving effect to any prior or concurrent payment, distribution or provision therefor, to or for the holders of such Senior Indebtedness.

    No direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) by the Company of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration, pursuant to an Offer to Purchase, as a payment into the Defeasance Trust or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of any Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of the holders of such Designated Senior Indebtedness, then, unless and until such event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the holders of such Designated Senior Indebtedness, no direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) will be made by the Company of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration, pursuant to an Offer to Purchase or otherwise, to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the Trustee and ending 179 days thereafter. Notwithstanding anything in the subordination provisions of the Indenture or the Notes to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and (z) not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated

Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

    The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this "Subordination of the Notes" heading will not prevent, or be construed as preventing, the occurrence of any Default or Event of Default in respect of the Notes. See "Events of Default" below.

    By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and the Company may be unable to meet fully or at all its obligations with respect to the Notes. Furthermore, by reason of such subordination, in the event of any such insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than other creditors of the Company, including Holders of the Notes.

FUTURE GUARANTEES

    The Indenture also provides that at any time either (x) in excess of 10.0% of the consolidated net assets of the Company are owned by Restricted Subsidiaries (other than Foreign Subsidiaries) of the Company or (y) in excess of 10.0% of the Consolidated EBITDA of the Company is derived from Restricted Subsidiaries (other than Foreign Subsidiaries) of the Company, within 90 days of the filing of the financial statements with the Commission which indicate that either clause (x) or clause (y) above is applicable, the Company shall cause such Restricted Subsidiaries (other than Foreign Subsidiaries) to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall become a party to the Indenture and thereby unconditionally guarantee on an unsecured senior subordinated basis (on substantially the same terms as the subordination of the Notes) (a "Guarantee") all of the Company's Obligations under the Notes and the Indenture on the terms set forth therein and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary (which opinion may be subject to customary assumptions and qualifications). Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of the Indenture) be a guarantor (a "Guarantor") for all purposes of the Indenture. The Guarantee of a Guarantor will be released upon the sale or transfer of a majority of the capital stock of such Guarantor owned directly or indirectly by the Company, provided that such sale or transfer complies with all of the terms of the Indenture, or such Guarantor becoming an Unrestricted Subsidiary in accordance with the terms of the Indenture.

    Each Guarantee will be a continuing guarantee and will (a) remain in full force and effect until payment in full of all of the obligations covered thereby, (b) be binding upon each Guarantor and (c) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

    Following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the Holders of the Notes of such occurrence in the manner prescribed by the Indenture and shall, within 60 days after the Change of Control Date, make an Offer to Purchase all Notes then outstanding at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    If a Change of Control occurs which also constitutes an event of default under the New Credit Facility, the lenders under the New Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the New Credit Facility. Accordingly, any claims of such lenders with respect to the assets of the Company will be prior to any claim of the Holders of the Notes with respect to such assets.

    If the Company makes an Offer to Purchase, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default or an Event of Default.

    The Change of Control provisions of the Indenture will not apply in the event of (i) changes in a majority of the Board of Directors of the Company so long as a majority of the Board of Directors consists of individuals who at the beginning of any two year period constituted the Board of Directors of the Company or who are new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, or (ii) certain transactions with Permitted Holders, who include members of management of the Company and certain of their affiliates. THE CHANGE OF CONTROL PROVISIONS ARE NOT INTENDED TO AFFORD HOLDERS OF NOTES PROTECTION IN THE EVENT OF CERTAIN HIGHLY LEVERAGED TRANSACTIONS, REORGANIZATIONS, RECAPITALIZATIONS, RESTRUCTURINGS, MERGERS AND SIMILAR TRANSACTIONS THAT MIGHT ADVERSELY AFFECT THE HOLDERS OF NOTES, BUT THAT WOULD NOT CONSTITUTE A CHANGE OF CONTROL. The Company could, in the future, enter into such transactions, including transactions involving the Permitted Holders, that would not constitute a Change of Control under the Indenture, but that would increase the amount of Indebtedness of the Company outstanding at such time or otherwise affect the Company's capital structure or credit rating. However, the Indenture contains certain limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved. See "Certain Covenants-- Limitation on Indebtedness" and "Certain Covenants--Merger, Sale of Assets, etc."

    The occurrence of certain of the events that would constitute a Change of Control under the Indenture would constitute an event of default under the New Credit Facility. Future Senior Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the events constituting a Change of Control do not. Upon the occurrence of a Change of Control, if it is prohibited by the terms of any outstanding Indebtedness from making an Offer to Repurchase or from repurchasing the Notes, the Company is required to either (i) repay all such Indebtedness and terminate all commitments outstanding thereunder or (ii) obtain the requisite consents under any such Indebtedness required to permit the Offer to Repurchase or the repurchase of the Notes. The New Credit Facility provides for loans up to a maximum amount of $275.0 million and, if the requisite consents from the lenders thereunder are not forthcoming, it is unlikely that the Company would be able to repay all of its obligations under the New Credit Facility and repurchase the Notes unless it could obtain alternative financing. In addition, although it currently has no outstanding securities or liabilities which are pari passu with the Notes, the Company could in the future incur such pari passu obligations which could have change of control provisions similar to those in the Indenture requiring repurchase of such obligations at the same time as the repurchase of the Notes. Finally, the terms of certain agreements of the Company's Subsidiaries may contain certain restrictions (which are permitted under the terms of the Indenture) on the ability of such Subsidiaries to pay dividends or make loans to the Company. The existence of pari passu obligations and restrictions on dividends and loans could further increase the Company's need to obtain alternative financing to facilitate a repurchase of the Notes in the event of a Change of Control. There can be no assurance that the Company would be able to obtain any such financing on commercially reasonable terms, or at all, and consequently no assurance can be given that the Company would be able to repurchase any of the Notes tendered pursuant to such an Offer to Purchase.

    None of the provisions in the Indenture relating to a purchase of Notes upon a Change of Control is waivable either by the Board of Directors of the Company or by the Trustee. Without the consent of each Holder of Notes affected thereby, no amendment to the Indenture may modify the provisions of the Indenture requiring the Company to make an Offer to Purchase upon a Change of Control in a manner materially adverse to any such Holder.

CERTAIN COVENANTS

    LIMITATION ON INDEBTEDNESS. The Indenture will provide that the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except for Permitted Indebtedness; PROVIDED, HOWEVER, that the Company may Incur Indebtedness if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness and the application of the proceeds therefrom, the Consolidated Coverage Ratio would be greater than (x) 2.0 to 1.00 if such Indebtedness is Incurred prior to the second anniversary of the Issue Date or
(y) 2.25 to 1.00 if such Indebtedness is incurred thereafter.

    The limitations contained in the preceding paragraph will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

        (a) Indebtedness under the Notes and any Guarantees;

        (b) Indebtedness Incurred under the New Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of
    (x) the maximum committed amount (without giving effect to any borrowing base restrictions) under the New Credit Facility on the Issue Date or (y) the sum of (i) the cash and Cash Equivalents of the Company and its Restricted Subsidiaries, (ii) 80% of the then book value of accounts receivable of the Company and its Restricted Subsidiaries as such amount would appear on a consolidated balance sheet of the Company prepared in accordance with GAAP, and (iii) 80% of the then book value of Inventory of the Company and its Restricted Subsidiaries;

        (c) Indebtedness of any Restricted Subsidiary of the Company owed to and held by the Company or any Restricted Subsidiary, and Indebtedness of the Company owed to and held by any Restricted Subsidiary and that is unsecured and subordinated in right of payment in liquidation to the payment of the Company's obligations under any Senior Indebtedness, the Indenture and the Notes; PROVIDED, HOWEVER, that an Incurrence of Indebtedness that is not otherwise permitted by this clause (c) shall be deemed to have occurred upon
    (i) any sale or other disposition of any Indebtedness of the Company or any Restricted Subsidiary of the Company referred to in this clause (c) to a Person (other than the Company or a Restricted Subsidiary), or (ii) any sale or other disposition of Equity Interests of any Subsidiary which holds Indebtedness of the Company or another Subsidiary;

        (d) Indebtedness under Interest Rate Protection Obligations; PROVIDED, HOWEVER, that such Interest Rate Protection Obligations have been entered into for bona fide business purposes and not for speculation;

        (e) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company or any Restricted Subsidiary in an aggregate principal amount (including refinancings thereof) at any one time outstanding not to exceed 5% of aggregate total revenue of the Company and its Restricted Subsidiaries during the most recently completed four fiscal quarter period on a consolidated basis (determined at the time of Incurrence); PROVIDED, HOWEVER, that the Company and its Restricted

    Subsidiaries may incur any amount of additional Indebtedness of the type specified above in this clause (e) which is secured by real estate and any improvements thereon so long as the sole recourse of the obligee with respect to such Indebtedness is to the real property and/or improvements financed, fixtures related thereto and any accessions and additions thereto, replacements and substitutions therefor and the proceeds (including insurance proceeds thereof);

        (f) Indebtedness under Currency Agreements; PROVIDED, HOWEVER, that such Currency Agreements have been entered into for bona fide business purposes and not for speculation;

        (g) Existing Indebtedness;

        (h) Indebtedness to the extent representing a replacement, renewal, defeasance, refinancing or extension (collectively, a "refinancing") of any outstanding Indebtedness; PROVIDED, HOWEVER, that (i) any such refinancing shall not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) of the Indebtedness being refinanced (or in the case of a refinancing of the New Credit Facility the maximum permitted amount under clause (b) above), plus the amount of accrued interest thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, (ii) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced and
    (iii) Indebtedness that is PARI PASSU with, or subordinate to the Notes may only be refinanced with Indebtedness that is made PARI PASSU with or subordinate in right of payment to the Notes and Subordinated Indebtedness may only be refinanced with Subordinated Indebtedness; PROVIDED, FURTHER, that Indebtedness of the Company may be refinanced by Indebtedness of a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary of the Company may be refinanced by Indebtedness of the Company;

        (i) guarantees by the Company or a Restricted Subsidiary of Indebtedness Incurred by the Company or a Restricted Subsidiary so long as the Incurrence of such Indebtedness is otherwise permitted by the terms of the Indenture.

        (j) Acquired Indebtedness and Indebtedness Incurred in connection with the acquisition of assets; PROVIDED that such Indebtedness was incurred by the prior owner of such assets prior to such acquisition by the Company or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries; PROVIDED FURTHER that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness (including refinancings thereof) incurred pursuant to this clause (j), does not exceed $5.0 million;

        (k) additional Indebtedness of Restricted Subsidiaries of the Company, incurred after the Issue Date, in an aggregate principal amount at any time outstanding (including refinancings thereof) not to exceed $20.0 million;

        (l) Indebtedness in respect of worker's compensation, self-insurance obligations, performance, surety, appeal and similar bonds and completion guarantees provided in the ordinary course of business;

        (m) Indebtedness incurred in connection with the acquisition of capital stock of Restricted Subsidiaries existing on the Issue Date representing minority interests in such Restricted Subsidiaries in an aggregate principal amount (including refinancings thereof) not to exceed $2.0 million; and

        (n) additional Indebtedness of the Company or any of its Restricted Subsidiaries, Incurred after the Issue Date, in an aggregate principal amount at any time outstanding (including refinancings thereof), not to exceed $20.0 million.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (n) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof or as having been divided and incurred pursuant to more than one of such clauses or the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. If the Indebtedness is Incurred, denominated and payable in other than United States currency, then the Indebtedness shall be converted into United States currency using the spot foreign exchange rate of the currency in which such Indebtedness is Incurred, denominated and payable on the date of Incurrence of such Indebtedness. Indebtedness Incurred under clause
(h) above as a refinancing of the New Credit Facility may be Incurred as two or more separate facilities entered into at the same time or at different times so long as such facilities in the aggregate constitute a refinancing of the New Credit Facility in a maximum amount not to exceed the amount permitted under clause (b) above.

    LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS. The Indenture provides that the Company shall not, directly or indirectly, Incur, or suffer to exist, any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness of the Company.

    LIMITATION ON RESTRICTED PAYMENTS. The Indenture provides that the Company shall not, and shall not cause or permit any Restricted Subsidiary of the Company to, directly or indirectly

         (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company (other than any dividends, distributions and payments made solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of the Company);

        (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

        (iii) make any Investment in any Person (other than Permitted Investments); or

        (iv) designate any Restricted Subsidiary as an Unrestricted Subsidiary;

    (any such payment or any other action (other than any exception thereto) described in (i), (ii) or (iii), a "Restricted Payment"), unless

           (a) no Default or Event of Default shall have occurred and be continuing at the time or immediately after giving effect to such Restricted Payment;

           (b) immediately after giving effect to such Restricted Payment, the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio test set forth in the first paragraph of "--Limitation on Indebtedness;" and

           (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii) and (iv) of the next succeeding paragraph) does not exceed an amount equal to the sum of (1) 50% of cumulative Consolidated Net Income determined for the period (taken as one period) from the beginning of the first fiscal quarter commencing after the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is available (or if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus
       (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Subsidiary of the Company) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary of the Company until and to the extent such borrowing is repaid), plus (3) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness of the Company or any Subsidiary of the Company Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of the Company (minus the amount of any cash or property distributed by the Company or any Subsidiary of the Company upon such conversion or exchange), plus (4) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to 100% of the net cash proceeds thereof (or dividends, distributions or interest payments received in cash thereon), plus (5) with respect to any Unrestricted Subsidiary that has been designated or re-designated as a Restricted Subsidiary after the Issue Date, the direct or indirect proportionate interest of the Company in such Subsidiary multiplied by an amount equal to the excess of (x) the total assets of such Subsidiary, valued on an aggregate basis at Fair Market Value, over
       (y) the total liabilities of such Subsidiary, determined in accordance with GAAP, plus (6) $5.0 million.

    The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date or declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture; (ii) the purchase, redemption, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary of the Company) of, Qualified Equity Interests received by the Company; PROVIDED, HOWEVER, that any such net cash proceeds or any Equity Interest issued in exchange for such retired Equity Interests are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time) and are not used to redeem the Notes pursuant to "Optional Redemption" above; (iii) payments by the Company to, or to enable Parent to, purchase, redeem or acquire for value shares of capital stock of the Company or Parent (other than Disqualified Equity Interests) or options on such shares held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) upon the death, disability, retirement or termination of employment of such current or former officers or employees pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such shares of capital stock or options were issued or pursuant to a severance, buy-sell or right of first refusal agreement with such current or former officer or employee; PROVIDED, HOWEVER, that the aggregate cash consideration paid, or distributions made, pursuant to this clause (iii) do not in any one fiscal year exceed $5.0 million; (iv) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with "--Disposition of Proceeds of Asset Sales" below; (v) the purchase of capital stock representing minority interests in Restricted Subsidiaries; PROVIDED, HOWEVER, that the aggregate cash consideration paid pursuant to this clause (v) does not exceed $5.0 million; (vi) the payment of premiums in connection with the maintenance of Permitted Life Insurance; (vii) payments by the Company to Parent to fund the payment by Parent of audit, accounting, legal or other similar expenses, to pay franchise or other similar taxes and to pay other corporate overhead expenses, so long as such dividends are paid as and when needed by Parent so long as the aggregate amount of payments pursuant to this clause (vii) does not exceed $1.0 million in any fiscal year; and (viii) payments by the Company to fund taxes of Parent for a given taxable year in an amount equal to the Company's

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"separate return liability," as if the Company were the parent of a consolidated group (for purposes of this clause (viii) "separate return liability" for a given taxable year shall mean the hypothetical United States tax liability of the Company defined as if the Company had filed its own U.S. federal tax return for such taxable year); PROVIDED, HOWEVER, that in the case of each of clauses
(ii), (iii) and (iv), no Default or Event of Default shall have occurred and be continuing or would arise therefrom.

    The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that the Company shall not, and shall not cause or permit any Restricted Subsidiary of the Company to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions to the Company or any Restricted Subsidiary of the Company on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any Restricted Subsidiary of the Company, (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any Restricted Subsidiary of the Company or (c) transfer any of its properties or assets to the Company or any Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) the New Credit Facility as in effect on the Issue Date, any other agreement of the Company or its Restricted Subsidiaries outstanding on the Issue Date as in effect on the Issue Date and any other agreement of the Company or its Restricted Subsidiaries outstanding from time to time governing Senior Indebtedness, and any amendments, restatements, renewals, replacements or refinancings thereof; (ii) applicable law; (iii) any instrument governing Indebtedness or Equity Interests of an Acquired Person acquired by the Company or any Restricted Subsidiary of the Company as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); PROVIDED, HOWEVER, that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary of the Company, or the properties or assets of the Company or any Restricted Subsidiary of the Company, other than the Acquired Person;
(iv) customary non-assignment, subletting or restriction on transfer provisions or restrictions on cash or other deposits or net worth maintenance provisions under leases, licenses or other contracts entered into in the ordinary course of business; (v) Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired and the proceeds thereof; (vi) any agreement for the sale or disposition of the Equity Interests or assets of any Subsidiary of the Company; PROVIDED, HOWEVER, that such encumbrances and restrictions described in this clause (vi) are only applicable to such Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "Disposition of Proceeds of Asset Sales" below to the extent applicable thereto;
(vii) refinancing Indebtedness permitted under clause (h) of the second paragraph of "Limitation on Indebtedness" above; or (viii) the Indenture.

    LIMITATION ON LIENS. The Indenture provides that the Company shall not, and shall not cause or permit any Restricted Subsidiary of the Company to, directly or indirectly, Incur, or suffer to exist, any Liens of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes and all other amounts due under the Indenture, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing Senior Indebtedness and (ii) Permitted Liens.

    DISPOSITION OF PROCEEDS OF ASSET SALES. The Indenture provides that the Company shall not, and shall not cause or permit any Restricted Subsidiary of the Company to, directly or indirectly, make any Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of (a) cash or Cash Equivalents or (b) property or assets that are used or useful in a Permitted Business, or Equity Interests of any Person primarily engaged in a Permitted Business if, as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; PROVIDED that the amount of (x) any liabilities of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities of the Company that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to the customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 360 days following the closing of such Asset Sale, will be deemed to be cash for purposes of this provision; PROVIDED FURTHER that the 75% limitation referred to above shall not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation.

    The Company or such Restricted Subsidiary of the Company, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 360 days of receipt thereof to repay Senior Indebtedness, or (ii) make an Investment in property or assets that are used or useful in a Permitted Business, or Equity Interests of any Person primarily engaged in a Permitted Business if, as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary.

    To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied as described in clause (i) or (ii) of the immediately preceding paragraph within the time periods set forth therein (the "Net Proceeds Utilization Date") (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 20 days after such Net Proceeds Utilization Date, make an Offer to Purchase all outstanding Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; PROVIDED, HOWEVER, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $15.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $15.0 million, shall be applied as required pursuant to this paragraph.

    With respect to any Offer to Purchase affected pursuant to this covenant, among the Notes, to the extent the aggregate principal amount of Notes tendered pursuant to such Offer to Purchase exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes shall be purchased pro rata based on the aggregate principal amount of such Notes tendered by each Holder. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes tendered by the Holders of the Notes pursuant to such Offer to Purchase, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not required to be applied to repurchase Notes tendered pursuant to such Offer for any purpose consistent with the other terms of the Indenture.

    In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

    Each Holder shall be entitled to tender all or any portion of the Notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount and subject to any proration among tendering Holders as described above.

    MERGER, SALE OF ASSETS, ETC. The Indenture provides that the Company shall not consolidate with or merge with or into any other Person and the Company shall not sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company's properties and assets to any entity in a single transaction or series of related transactions, unless: (i) either (x) the Company shall be the Surviving Person or (y) the Surviving Person (if other than the Company) shall be a Person organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture and the Exchange and Registration Rights Agreement to be performed or observed on the part of the Company; and (ii) immediately thereafter on a pro forma basis, no Default or Event of Default shall have occurred and be continuing.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries of the Company the Equity Interests of which constitutes all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

    TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company shall not and shall not cause or permit any Restricted Subsidiary of the Company to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates (including, without limitation, any Unrestricted Subsidiary or the Company) or any officer, director or employee of the Company or any Subsidiary of the Company (each an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party and (ii) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or other consideration having a Fair Market Value in excess of $5.0 million in any fiscal year, such Affiliate Transaction is in writing and a majority of the disinterested members, if any, of the Board of Directors of the Company shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions. In addition, any Affiliate Transaction involving aggregate payments or other consideration having a Fair Market Value in excess of $10.0 million will also require a written opinion from an Independent Financial Advisor (filed with the Trustee) stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or its Subsidiaries involved in such Affiliate Transaction, as the case may be.

    Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries or between the Company and/or one or more of its Restricted Subsidiaries on the one hand, and Non-Affiliated Joint Ventures, on the other hand; (ii) reasonable fees and compensation (including customary benefit, deferred compensation, retirement and stock incentive or similar plans) paid or made available to and indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors; (iii) advances and loans to employees for relocation, entertainment and travel expenses, drawing accounts and other matters in the ordinary course of business, (iv) any transactions undertaken pursuant to any contractual obligations in existence on the

Issue Date (as in effect on the Issue Date), (v) any Restricted Payments made in compliance with "Limitation on Restricted Payments" above, and (vi) transactions in connection with the maintenance of Permitted Life Insurance.

    PROVISION OF FINANCIAL INFORMATION. The Indenture provides that whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) (i) transmit (or cause to be transmitted) by mail to all Holders, as their names and addresses appear in the Note register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder. In addition, for so long as any Notes remain outstanding and prior to the later of the consummation of the Exchange Offer and the filing of the initial Shelf Registration Statement, if required, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial Holder of Notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such Holder. The first such report was for the fiscal period ending April 30, 1998.

    DESIGNATION OF UNRESTRICTED SUBSIDIARIES. The Indenture will provide that the Company may designate after the Issue Date any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

         (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

        (ii) immediately after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant; and

        (iii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of the "Limitation on Restricted Payments" covenant in an amount (the "Designation Amount") equal to the Fair Market Value of the parent's proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP.

    Neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for or guarantee any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); provided, that the Company may pledge Equity Interests or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Company other than to obtain such pledged property, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except for any non-recourse guarantee given solely to support the pledge by the Company of the capital stock of any Unrestricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary.

    The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

         (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

        (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, be permitted to be Incurred for all purposes of the Indenture; and

        (iii) any transaction (or series of related transactions) between such Subsidiary and any of its Affiliates that occurred while such Subsidiary was an Unrestricted Subsidiary would be permitted by the "Transactions with Affiliates" covenant described below as if such transaction (or series of related transactions) had occurred at the time of such Revocation.

    All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

EVENTS OF DEFAULT AND REMEDIES

    The occurrence of any of the following is defined as an "Event of Default" under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (b) failure to pay any interest on any Note when due, continued for 30 days or more (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (c) default in the payment of principal of or interest on any Note required to be purchased pursuant to any Offer to Purchase required by the Indenture when due and payable or failure to pay on the Purchase Date the purchase price for any Note validly tendered pursuant to any Offer to Purchase (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (d) failure to perform or comply with any of the provisions described under "Certain Covenants--Merger, Sale of Assets, etc." above; (e) failure to perform any other covenant, warranty or agreement of the Company under the Indenture or in the Notes, continued for 30 days or more after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes; (f) default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any Significant Restricted Subsidiaries having an outstanding principal amount of $15.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure by the Company or any Significant Restricted Subsidiary to pay principal when due at the stated maturity of any such Indebtedness and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Significant Restricted Subsidiary in an amount of $15.0 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; or
(h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Restricted Subsidiaries.

    If an Event of Default with respect to the Notes (other than an Event of Default described in clause (h) of the preceding paragraph) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, by notice in writing to the Company may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding Notes to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the Indenture or the Notes to the contrary, will become immediately due and payable. If an Event or Default specified in clause (i) of the preceding paragraph with respect to the Company occurs under the Indenture, the Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred an such Trustee.

    Any such declaration with respect to the Notes may be rescinded and annulled by the Holders of a majority in aggregate principal amount of the outstanding Notes upon the conditions provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver" below.

    The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes outstanding, give the Holders of the Notes thereof notice of all uncured Defaults or Events of Default thereunder known to it; PROVIDED, HOWEVER, that, except in the case of a Default or an Event of Default in payment with respect to the Notes or a Default or Event of Default in complying with "Certain Covenants--Merger, Sale of Assets, etc." above, the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders of the Notes.

    No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% of the aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding, and the Trustee shall have not have received from the Holders of a majority in aggregate principal amount of such outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of such a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

    The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any material default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATOR,
  MANAGER AND SHAREHOLDERS

    No director, officer, employee, incorporator, manager or shareholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, noncallable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service, a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries in a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of the deposit and that no Holder is an insider of the Company, after the 91st day following the date of the deposit, the trust funds will not be subject to the

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effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the opinion of counsel required by clause (ii) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable on the maturity date within one year or
(z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

GOVERNING LAW

    The Indenture, the Notes and the Guarantees, if any, are governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

    Modifications, waivers and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes); PROVIDED, HOWEVER, that no such modification, waiver or amendment to the Indenture may, without the consent of the Holder of each Note affected thereby, (a) change the maturity of the principal of or any installment of interest on any such Note or alter the optional redemption or repurchase provisions of any such Note or the Indenture in a manner adverse to the Holders of the Notes; (b) reduce the principal amount of (or the premium of) any such Note; (c) reduce the rate of or extend the time for payment of interest on any such Note; (d) change the place or currency of payment of principal of (or premium) or interest on any such Note; (e) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto) or the right of the Holders of Notes to institute suit for the enforcement of any payment on or with respect to any such Note or Guarantee or the modification and amendment provisions of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be modified, amended, supplemented or waived without the consent of each Holder affected);
(f) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof; (g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (h) modify the ranking or priority of any Note in respect thereof in any manner adverse to the Holders or modify the definition of Senior Indebtedness or amend or modify the subordination provisions of the Indenture in any manner adverse to the Holders of the Notes; or (i) modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make an Offer to Purchase in a manner materially adverse to the Holders of Notes affected thereby otherwise than in accordance with the Indenture.

    The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Notes, on behalf of all Holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Notes tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the Holder of each Note that is affected.

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
THE TRUSTEE

    Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; PROVIDED, HOWEVER, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person, or (b) existing at the time such Person becomes a Subsidiary of the Company or is merged or consolidated with or into the Company or any Restricted Subsidiary of the Company, in each case other than Indebtedness of the Acquired Person actually repaid concurrent with any such transaction.

    "ACQUIRED PERSON" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

    "ACQUISITION" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary of the Company to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary of the Company, in either case pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated with or merged into the Company or any Restricted Subsidiary of the Company or (ii) any acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Unrestricted Subsidiaries of the Company shall be deemed Affiliates of the Company.

    "ASSET SALE" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger or consolidation) to any Person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary of the Company (other than directors' qualifying shares, to the extent mandated by applicable law);
(ii) any assets of the Company or any Restricted Subsidiary of the Company which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary of the Company; or (iii) any other property or

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
asset of the Company or any Restricted Subsidiary of the Company outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). For the purposes of this definition, the term "Asset Sale" shall not include (a) any transaction consummated in compliance with "Certain Covenants--Merger, Sale of Assets, etc." above and the creation of any Lien not prohibited by "Certain Covenants--Limitation on Liens" above; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary of the Company, as the case may be; (c) any transaction consummated in compliance with "Certain Covenants--Limitation on Restricted Payments" above; (d) a transfer of assets from the Company to a Restricted Subsidiary, from a Restricted Subsidiary to the Company or from a Restricted Subsidiary to another Restricted Subsidiary. In addition, solely for purposes of "Certain Covenants--Disposition of Proceeds of Asset Sales" above, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $2.0 million in any fiscal year, shall be deemed not to be an Asset Sale. For purposes of this definition, "ordinary course of business" shall be deemed to include, without limitation, (i) the sale of rental inventory, consistent with past practices, and (ii) closure of a store.

    "ATTRIBUTABLE INDEBTEDNESS" in respect of a sale and lease-back transaction means, as at the time of determination, the present value (discounted according to GAAP at the cost of indebtedness implied in the lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and lease-back transaction (including any period for which such lease has been extended).

    "BOARD OF DIRECTORS" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors.

    "BOARD RESOLUTION" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

    "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or Los Angeles, California are not required to be open.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP; PROVIDED that liabilities in respect of real property leases shall not be deemed Capital Lease Obligations regardless of their classification in accordance with GAAP.

    "CASH EQUIVALENTS" means: (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (c) certificates of deposit, time deposits and eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers' acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with any lender party to the New Credit Facility or any Indebtedness Incurred as a refinancing of the New Credit Facility or with any commercial bank having capital and surplus in excess of $500.0 million, (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper rated at least P-2 by Moody's Investors Service, Inc. or at least A-2 by Standard & Poor's Ratings Services with maturities of not more than 270 days from the date of acquisition, (f) readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than one year from the date of acquisition and rated at least A by Moody's Investors Service, Inc. or A by Standard & Poor's Ratings Services, (g) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (f) above; and (h) in the case of any

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
Foreign Subsidiary, Investments: (i) in direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) or (ii) of the type and maturity described in clauses (b) and (c) above of foreign obligers, which Investment or obligers (or the parents of such obligers) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (h) other Investments which would constitute cash equivalents in accordance with GAAP.

    "CHANGE OF CONTROL" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company); (i) any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders and their Related Parties, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Equity Interests of the Company;
(ii) the Company consolidates with, or merges with or into, another Person (other than a Wholly Owned Restricted Subsidiary) or the Company or any of its Restricted Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis) to any Person (other than the Company or any Wholly Owned Restricted Subsidiary), other than any such transaction where immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) immediately prior to such transaction, directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of the Company "beneficially own" (as so determined), directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of the surviving or transferee Person; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "--Merger, Sale of Assets, etc." For purposes of this definition, beneficial ownership of Parent shall be deemed to be pro rata beneficial ownership of that portion of the Company owned by Parent.

    "CHANGE OF CONTROL DATE" has the meaning set forth under "Offer to Purchase upon Change of Control" above.

    "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the four quarter period of the most recent four consecutive fiscal quarters ending prior to the date of such determination (the "Four Quarter Period") to (ii) Consolidated Interest Expense for such Four Quarter Period; PROVIDED, HOWEVER, that (1) if the Company or any Restricted Subsidiary of the Company has incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first

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
day of such Four Quarter Period (PROVIDED that if such Indebtedness is revolving Indebtedness the amount thereof deemed to be incurred as of the first day of such Four Quarter Period shall be the average daily balance of such Indebtedness during the period since such revolving Indebtedness was initially incurred) and the discharge of any other Indebtedness repaid, repurchased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Four Quarter Period, (2) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary of the Company shall have made any Asset Sale, the Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period and Consolidated Interest Expense for such Four Quarter Period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary of the Company repaid, repurchased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Sale for such Four Quarter Period (or, if the Equity Interests of any Restricted Subsidiary of the Company are sold, the Consolidated Interest Expense for such Four Quarter Period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary of the Company (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any Person that becomes a Restricted Subsidiary of the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Four Quarter Period, (4) if since the beginning of such Four Quarter Period any Person (that subsequently became a Subsidiary or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Subsidiary of the Company during such Four Quarter Period, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on, with respect to any Investment or acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the day prior to the first day of such Four Quarter Period, and (5) if since the beginning of such period the Company shall have received the proceeds of an Equity Offering, Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its Restricted Subsidiaries in connection with such receipt of proceeds of such Equity Offering for such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with Regulation S-X under the Securities Act as in effect on the date of such calculation. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Interest Rate Protection Obligations are outstanding applicable to such Indebtedness if such agreement under which such Interest Rate Protection Obligations are outstanding has a remaining term as at the date of determination in excess of 12 months); PROVIDED, HOWEVER, that the Consolidated Interest Expense of the Company attributable to interest on any Indebtedness Incurred under a revolving

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credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period.

    "CONSOLIDATED EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense for such period;
(ii) Consolidated Interest Expense for such period; and (iii) Consolidated Non-cash Charges for such period, less all non-cash items increasing Consolidated Net Income for such period.

    "CONSOLIDATED INCOME TAX EXPENSE" means, with respect to the Company for any period, the provision for Federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to the Company for any period, without duplication, the sum of (i) the interest expense of the Company and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (e) all capitalized interest and all accrued interest, (f) non-cash interest expense and (g) interest on Indebtedness of another Person that is guaranteed by the Company or any Subsidiary of the Company actually paid by the Company or any Subsidiary of the Company, (ii) preferred stock dividend requirements on the preferred stock described in clause (h) of the definition of Indebtedness and (iii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, Consolidated Interest Expense shall not include any expense of the Company incurred as one-time payments in connection with the extension of certain Indebtedness of the Company in February 1998.

    "CONSOLIDATED NET INCOME" means, for any period, the consolidated net income
(loss) of the Company and its Subsidiaries, provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary of the Company, except that the Company's equity in the net income of any such Person for such period shall be included in determining such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or distribution; (ii) any net income (loss) of any Person acquired by the Company or a Restricted Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition; PROVIDED that there shall not be any such exclusion of the net income (loss) of any Person acquired in connection with the Reorganization; (iii) any net income (but not loss) of any Restricted Subsidiary of the Company that is not a Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company to the extent of such restrictions; (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or its Restricted Subsidiaries (including pursuant to any sale/lease-back transaction) outside of the ordinary course of business including, without limitation, on or with respect to Investments (and excluding dividends, distributions or interest thereon); (v) any extraordinary gain or loss in accordance with GAAP; (vi) the cumulative effect of a change in accounting principles after the Issue Date; and
(vii) any restoration to income of any contingency reserve of an extraordinary, non-recurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date.

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
    "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period the sum of (a) depreciation, (b) amortization and (c) other non-cash items presented on such Person's consolidated statement of cash flows as "Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities," determined on a consolidated basis in accordance with GAAP.

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement relating to fluctuations in currency values.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS" means (a) any Indebtedness outstanding under the New Credit Facility and (b) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $10.0 million, if the instrument governing such other Senior Indebtedness expressly states that such Indebtedness is "Designated Senior Indebtedness" for purposes of the Indenture.

    "DISPOSITION" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

    "DISQUALIFIED EQUITY INTEREST" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding.

    "DOMESTIC SUBSIDIARY" means, with respect to a Subsidiary, a Subsidiary whose jurisdiction of incorporation or formation is the United States, any state thereof or the District of Columbia.

    "EQUITY INTEREST" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

    "EQUITY OFFERING" means (i) an underwritten public offering of Qualified Equity Interests of Parent or the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8) or (ii) a private offering of Qualified Equity Interests of Parent or the Company pursuant to an exemption from registration under the Securities Act in an aggregate purchase price of not less than $50.0 million.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the Issue Date, until such amounts are repaid.

    "EXPIRATION DATE" has the meaning set forth in the definition of "Offer to Purchase" below.

    "FAIR MARKET VALUE" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash or other consideration, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; PROVIDED, HOWEVER, that the Fair Market Value of any such asset shall be determined conclusively by the Board of Directors of the Company acting in good

                                       77
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faith, and, with respect to any determination of Fair Market Value in excess of
$10.0 million, shall be evidenced by a Board Resolution delivered to the Trustee.

    "FOREIGN SUBSIDIARY" means, with respect to a Subsidiary, a Subsidiary other than a Domestic Subsidiary.

    "FOUR QUARTER PERIOD" has the meaning set forth in the definition of "Consolidated Coverage Ratio" above.

    "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the Issue Date and which are consistently applied for all applicable periods, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, and (iii) such other statements by such other entity as approved by a significant segment of the accounting profession.

    "GUARANTEE" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

    "GUARANTORS" means each Subsidiary of the Company (other than Foreign Subsidiaries and Unrestricted Subsidiaries) which is required to become a Guarantor pursuant to the terms of the Indenture.

    "HOLDERS" means the registered holders of the Notes.

    "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Subsidiary of the Company (or is merged into or consolidated with the Company or any Restricted Subsidiary of the Company), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary of the Company (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

    "INDEBTEDNESS" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (a) the principal amount of every obligation of such Person for money borrowed; (b) the principal amount of every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including the principal amount of such obligations incurred in connection with the acquisition of property, assets or businesses; (c) reimbursement obligations of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) the principal amount of obligations of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business); (e) Capital Lease Obligations of such Person; (f) net obligations under Interest Rate Protection Obligations or similar agreements or Currency Agreements of such Person; (g) Attributable Indebtedness; (h) any Disqualified Equity Interests of the Company or any preferred stock of any Restricted Subsidiary of the Company not held by the Company or a Restricted

                                       78
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Subsidiary; (i) obligations of the type referred to in clauses (a) through (j)
of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (j) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through (i) above. Indebtedness (i) with respect to reimbursement obligations as described under clause (c) above, shall not be deemed Incurred if satisfied within 15 Business Days of such Incurrence and (ii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination.

    "INDEPENDENT FINANCIAL ADVISOR" means a nationally recognized accounting, appraisal, investment banking firm or consultant (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "INTEREST" means, with respect to the Notes, the sum of any cash interest and any Additional Interest (as defined under "Exchange and Registration Rights Agreement" below) on the Notes.

    "INTEREST RATE PROTECTION OBLIGATIONS" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements relating to fluctuations in interest rates.

    "INVENTORY" means, with respect to any Person as of any date of determination, the then book value of inventory which would appear on the consolidated balance sheet of such Person in accordance with GAAP, plus the then book value of video rental product recorded on the books of such Person in accordance with GAAP.

    "INVESTMENT" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. For purposes of the "Limitation on Restricted Payments" covenant above, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; PROVIDED, HOWEVER, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. In determining the amount of any investment involving a transfer of any property or asset other than cash, such property shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Board of Directors (or comparable body) of the Person making such transfer.

    "ISSUE DATE" means the original issue date of the Notes.

    "LIEN" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

    "MATURITY DATE" means the date, which is set forth on the face of the Notes, on which the Notes will mature.

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
    "NET CASH PROCEEDS" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary of the Company in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sales; (d) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale; including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been reversed or are not otherwise required to be retained as a reserve); and (e) with respect to Asset Sales by a Restricted Subsidiary, the portion of such cash payments attributable to Persons holding a minority interest in such Restricted Subsidiary.

    "NET PROCEEDS UTILIZATION DATE" has the meaning set forth in the second paragraph under "Certain Covenants-Disposition of Proceeds of Asset Sales" above.

    "NEW CREDIT FACILITY" means the Credit Agreement dated April 23, 1998, by and among the Company, the Subsidiaries of the Company identified on the signature pages thereto, the lenders named therein, and The Chase Manhattan Bank, as Agent, as amended, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor, whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantee and note agreements and other instruments and agreements executed in connection therewith.

    "NON-AFFILIATED JOINT VENTURE" means any Person (other than a Subsidiary) in which the Company or its Subsidiaries have an ownership interest in excess of 25% and in which no Affiliate of the Company has any other interest; provided, however, that the business of such joint venture relates to the development, marketing or sale of products of the Company and its Subsidiaries.

    "OBLIGATIONS" means any principal, interest (including, without limitation, Post-Petition Interest), premium, if any, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFER" has the meaning set forth in the definition of "Offer to Purchase" below.

    "OFFER TO PURCHASE" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each Holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 30 nor more than 90 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein and shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to

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Purchase. The Offer shall also state: (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made and (2) the circumstances and relevant facts and relevant financial information regarding the Offer to Purchase.

    An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

    "OPINION OF COUNSEL" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

    "PERMITTED BUSINESS" means the businesses engaged in by the Company and its Subsidiaries as of the Issue Date, businesses utilizing the TOWER trademark, and businesses which are reasonably related or incidental to the foregoing or which are extensions thereof.

    "PERMITTED HOLDER" means each of Russell M. Solomon, Doris E. Solomon, the Trusts, Michael Solomon, David Solomon, Stanley Goman, DeVaughn Searson and Christopher Hopson.

    "PERMITTED INDEBTEDNESS" has the meaning set forth in the second paragraph of "Certain Covenants--Limitation on Indebtedness" above.

    "PERMITTED INVESTMENTS" means (a) Investments in Cash Equivalents or deposit accounts maintained in the ordinary course of business; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Investments under Interest Rate Protection Obligations and Currency Agreements;
(d) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers, in each case arising in the ordinary course of business; (e) Investments in the Company and Investments in a Restricted Subsidiary of the Company and Investments in a Person which is engaged in (or immediately after such Investment will be engaged in) a Permitted Business and if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; (f) Investments acquired in exchange for Qualified Equity Interests; (g) loans or advances to officers or employees of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of the Company and its Subsidiaries (including travel and moving expenses); (h) any Investment existing on the Issue Date and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement, refinancing, in whole or in part, thereof; (i) any Investment accepted as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Certain Covenants--Disposition of Proceeds of Asset Sales;" (j) advances and extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services or the licensing of property in the ordinary course of business; (k) Investments in Non-Affiliated Joint Ventures in an aggregate amount not to exceed $5.0 million during any fiscal year; (l) other Investments by the Company or any Restricted Subsidiary in any Person having an aggregate fair market value (measured as of the date each such Investment is made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (l) that are at the time outstanding, not to exceed $15.0 million; and (l) intercompany Investments permitted under clauses (c), (h) and (i) of the covenant described under the caption "--Certain Covenants-- Limitation on Indebtedness."

    "PERMITTED JUNIOR SECURITIES" means any securities of the Company or any other Person that are (i) Equity Interests or (ii) debt securities expressly subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding (and any Indebtedness or debt securities issued in exchange for Senior Indebtedness), to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in the Indenture, in any event pursuant to a court order so providing

                                       81
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and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the Notes on the Issue Date, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Notes on the Issue Date and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization of readjustment pursuant to which such securities are issued).

    "PERMITTED LIENS" means (i) Liens securing Senior Debt of the Company and its Restricted Subsidiaries; (ii) Liens existing on the Issue Date; (iii) Liens on the assets of the Company or any of its Restricted Subsidiaries to secure Interest Rate Protection Obligations and Currency Agreements permitted by the Indenture to be incurred; (iv) Liens on property of a Person existing at the time such Person or such Person's parent corporation becomes a Subsidiary of the Company or any Subsidiary of the Company; PROVIDED THAT such Liens were in existence prior to the contemplation of such transaction and do not extend to any assets other than those of such Person; (v) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, PROVIDED THAT such Liens were in existence prior to the contemplation of such acquisition and extend only to the property so acquired and the proceeds thereof; (vi) Liens to secure any Indebtedness permitted by clause (h) of the covenant described above under the caption "--Certain Covenants--Limitation on Indebtedness" incurred to refinance any Indebtedness secured by any Lien referred to in the foregoing clauses (i) through (v), PROVIDED, HOWEVER, that such new Lien shall be limited to all or part of the same property that secured the original Lien (PROVIDED THAT such Liens may extend to after-acquired property, including any assets or Equity Interests of any subsequently formed or acquired Subsidiary, if such original Lien included such property or assets as collateral) and the Indebtedness secured by such Lien at such time is not increased to any amount greater than permitted under the covenant described above under the caption "--Certain Covenants--Limitation on Indebtedness," or, in the case of other Senior Debt, or, in the case of other Indebtedness, the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (i) through (v), as the case may be, at the time the original Lien became a Permitted Lien; (vii) Liens in favor of the Company or any Guarantor; (viii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit and accruals in the ordinary course of business) and
(b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (ix) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, letters of credit, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties); (x) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted, PROVIDED THAT any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor; (xi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (e) of the covenant described above under the caption "--Certain Covenants--Limitation on Indebtedness" covering only the assets acquired or financed with such Indebtedness, together with any additions and accessions thereto and replacements, substitutions and proceeds (including insurance proceeds) thereof;
(xii) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 90 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; PROVIDED, that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor; (xiii) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially

                                       82
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detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole; (xiv) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business; (xv) leases or subleases granted to third Persons not interfering with the ordinary course of business of the Company or its Restricted Subsidiaries; (xvi) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security; (xvii) deposits made in the ordinary course of business to secure liability to insurance carriers, and Liens on the proceeds of insurance granted to insurance carriers solely to secure the payment of financed premiums; (xviii) any attachment or judgment Lien not constituting an Event of Default under clause (g) of the first paragraph of the section described above under the caption "--Events of Default and Remedies;" (xix) any interest or title of a lessor or sublessor under any operating lease; (xx) Liens arising by virtue of any common law, statutory or contractual provision relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit or securities accounts maintained in the ordinary course of business; (xxi) Liens in favor of a trustee under any indenture securing amounts due to the trustee in connection with its services under such indenture, (xxii) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business; (xxiii) purchase money Liens on Inventory and the proceeds thereof securing obligations owed to vendors in the ordinary course of business; and
(xxiv) Liens arising out of consignments or similar arrangements for the sale of goods entered into in the ordinary course of business.

    "PERMITTED LIFE INSURANCE" means life insurance on the lives of Russell M. Solomon and Doris Solomon, the beneficiaries of which are the Company (up to the amounts of the premiums paid by the Company) and the Trusts, and certain other similar life insurance policies maintained on the lives of executive officers of the Company, in each case described under the caption "Certain Transactions."

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PREFERRED EQUITY INTEREST," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

    "PRINCIPAL" of a debt security means the principal of the security plus, when appropriate, the premium, if any, on the security.

    "PURCHASE DATE" has the meaning set forth in the definition of "Offer to Purchase" above.

    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of the Company or any Subsidiary of the Company (including, without limitation, conditional sale obligations and title retention agreements) Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property (real or personal) (if incurred within 270 days of the date of purchase or completion of such construction or improvement); PROVIDED, HOWEVER, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof, plus any premium required to accomplish such refinancing, as of the date of refinancing.

    "QUALIFIED EQUITY INTEREST" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

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    "RELATED PARTY" with respect to any Permitted Holder means (i) any controlling stockholder, 51% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Permitted Holder or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 51% or more controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (i).

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to the "Designation of Unrestricted Subsidiaries" covenant. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

    "SEC" means the Securities and Exchange Commission.

    "SENIOR INDEBTEDNESS" means, at any date, (a) all Indebtedness of the Company under the New Credit Facility; (b) all other Indebtedness of the Company, unless the instrument under which such Indebtedness of the Company is Incurred expressly provides that such Indebtedness is not senior or superior in right of payment to the Notes, and (c) all Obligations with respect to the foregoing. Notwithstanding the foregoing, Senior Indebtedness shall not include
(a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between the Company and any Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of the Indenture; (e) Indebtedness evidenced by the Notes; (f) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements; and (h) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company. No Indebtedness shall be deemed to be subordinated to other Indebtedness solely because such other Indebtedness is secured.

    "SIGNIFICANT RESTRICTED SUBSIDIARY" means, at any date of determination, (a) any Subsidiary of the Company that together with its Subsidiaries (i) for the most recent fiscal year of the Company accounted for more than, 10.0% of the consolidated revenues of the Company and its Subsidiaries or (ii) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and its Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Subsidiaries for such year prepared in conformity with GAAP, and (b) any Subsidiary of the Company which, when aggregated with all other Subsidiaries of the Company that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (h) of "Events of Default" above has occurred, would constitute a Significant Restricted Subsidiary under clause (a) of this definition.

    "STATED MATURITY" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

    "SUBORDINATED INDEBTEDNESS" means, with respect to the Company, any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

    "SUBSIDIARY" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

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    "SURVIVING PERSON" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

    "TRUSTS" means, collectively, The Michael Solomon 1994 Trust and The David Solomon 1994 Trust created under the trust agreement, dated as of July 29, 1994, known as The Russell M. and Doris E. Solomon 1994 Children's Trust, as amended.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company designated as such pursuant to the "Designation of Unrestricted Subsidiaries" covenant. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

    "UNUTILIZED NET CASH PROCEEDS" has the meaning set forth in the third paragraph under "Certain Covenants--Disposition of Proceeds of Asset Sales" above.

    "VOTING EQUITY INTERESTS" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary of the Company all of the outstanding Voting Equity Interests (other then directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

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                       FEDERAL INCOME TAX CONSIDERATIONS

    The following sets forth the material anticipated federal income tax consequences expected to result to Holders from the Exchange Offer and from the purchase, ownership and disposition of the New Notes. The description of the federal income tax consequences set forth below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and judicial decisions and administrative interpretations thereunder, as of the date hereof, and such authorities may be repealed, revoked, modified or otherwise interpreted or applied so as to result in federal income tax consequences different from those described below. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring or holding New Notes. The description below pertains only to U.S. Holders, except as described below under the caption "Non-U.S. Holders." As used herein, U.S. Holders means (i) citizens or residents (within the meaning of Section 7701(b) of the Code) of the United States, (ii) corporations, partnerships or other entities created in or under the laws of the United States or any political subdivision thereof, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, and (iv) in general, trusts subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code.

    This description does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and persons holding New Notes as part of a hedging or conversion transaction or straddle or persons deemed to sell New Notes under the constructive sale provisions of the Code) may be subject to special rules. The description below is premised upon the assumption that the New Notes and Existing Notes constitute indebtedness for U.S. federal income tax purposes, and that the Existing Notes and New Notes are held (or would be held if acquired) as capital assets within the meaning of
Section 1221 of the Code. This description does not describe the tax considerations applicable to subsequent purchasers. The description also does not describe any aspect of state, local or foreign law, nor federal estate and gift tax law.

    EACH PROSPECTIVE HOLDER AND, SUBSEQUENT TO THE EXCHANGE OFFER, EACH HOLDER, OF NEW NOTES IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR INCLUDING WITH RESPECT TO ITS PARTICULAR TAX SITUATION THE TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

EXCHANGE OF NOTES

    The exchange of Existing Notes for New Notes pursuant to the Exchange Offer will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, a Holder will have the same adjusted issue price, adjusted basis and holding period in the New Notes as it had in the Existing Notes immediately before the exchange.

STATED INTEREST

    The New Notes will be issued without original issue discount. Stated interest on the Existing Notes and New Notes will be includable in the Holder's income under such Holder's method of accounting.

BOND PREMIUM

    Generally, if the New Notes are purchased, or if the Existing Notes were purchased, for an amount in excess of the amount payable at the maturity date (or a call date, if appropriate) of the New Notes, such excess will constitute amortizable bond premium that the Holder may elect to amortize under the constant interest method over the period from the date of acquisition to the date of maturity (or until an earlier call date). If bond premium is amortized, the amount required to be included in the Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable to such year. An election to amortize bond premium is available only if the New Notes are held as capital assets. This election is revocable only with the consent of the IRS and applies to all obligations owned or subsequently acquired by the Holder. To the extent the excess is deducted as amortizable bond premium, the Holder's adjusted tax basis in the New Notes will be reduced.

MARKET DISCOUNT ON THE NEW NOTES

    To the extent a Holder had market discount with respect to an Existing Note, the Holder generally will have market discount with respect to a New Note. Any principal payment or gain realized by a Holder on disposition or retirement of a New Note will be treated as ordinary income to the extent that there is accrued market discount on the New Note. Unless a Holder elects to accrue under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the Holder has held the obligation and the denominator of which is the number of days from the date the Holder acquired the obligation under its maturity. A Holder may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a New Note purchased with market discount. Any such deferred interest expense would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the year in which such market discount is includable in income. If the Holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by the Holder in that taxable year or thereafter, the interest deferral rule described above will not apply.

SALE, EXCHANGE OR RETIREMENT OF THE NEW NOTES

    Upon the sale, exchange or retirement of a New Note, the Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (which does not include any amount attributable to accrued but unpaid interest) and the Holder's adjusted tax basis in the New Note. A Holder's adjusted tax basis in a New Note will generally equal the Holder's adjusted basis for the Existing Note exchanged therefor increased by any original issue discount or market discount previously included in income by such Holder with respect to such New Note and decreased by any payments received thereon that are not qualified stated interest and the amount of any amortizable bond premium applied to reduce interest on the New Note.

    Gain or loss realized on the sale, exchange or retirement of a New Note will be capital (subject to the market discount rules, discussed above), and will be long-term if at the time of sale, exchange or retirement the New Note has been held or deemed held for more than one year. Under recently enacted federal legislation which is retroactively effective as of January 1, 1998, gain on most capital assets held by an individual more than one year is subject to a maximum rate of tax of 20%. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

    The following sets forth the material anticipated U.S. federal income and estate tax consequences expected to result to Non-U.S. Holders from the ownership and disposition of New Notes by Non-U.S. Holders. As used herein, a Non-U.S. Holder means any Holder other than a U.S. Holder.

INTEREST

    Interest paid by the Company to a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and pursuant to the "portfolio interest exception" such Non-U.S. Holder: (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the code; and (iii) certifies, under penalties of perjury, that such Holder is not a United States person and provides such Holder's name and address. Recently adopted Treasury Regulations that will be effective beginning January 1, 2000 (the "New Regulations") would modify the foregoing certification requirement in certain respects. Prospective holders are urged to consult their own tax advisors as to the certification and other requirements under the New Regulations.

GAIN ON DISPOSITION

    A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a New Note unless: (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder; or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Note as a capital asset, such Holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

FEDERAL ESTATE TAXES

    If interest on the New Notes is exempt from withholding of United States federal income tax under the portfolio interest exception described above, the New Notes will generally not be included in the estate of a deceased Non-U.S. Holder for United States federal estate tax purposes.

BACKUP WITHHOLDING

    A Holder of the New Notes may be subject to backup withholding at a rate of 31% with respect to interest paid or accrued on, and gross proceeds of a sale of, the New Notes unless (i) such Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Holder of the New Notes who does not provide such Holder's correct taxpayer identification number may be subject to penalties imposed by the IRS.

    In general, payment of the proceeds from the sale of Notes to or through a United States office of a broker is subject to both United States backup withholding and information reporting unless the Holder or beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. United States information reporting and backup withholding generally will not apply to a payment made outside the United States of the proceeds of a sale of Notes through an office outside the United States of a non-United States broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment made outside the United States of the proceeds of a sale of Notes through an office outside the United States of a broker that is a United States person, that derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" as to the United States, unless the broker has documentary evidence in its files that the Holder or beneficial owner is a non-United States person or the Holder or beneficial owner otherwise establishes an exemption.

    The New Regulations would modify the application of the information reporting requirements and the backup withholding tax to Non-U.S. Holders beginning January 1, 2000. Amounts withheld under the backup withholding rules may be credited against a Holder's tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

    THE FOREGOING DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES DOES NOT CONSTITUTE TAX ADVICE, AND IS NOT BASED UPON ANY OPINION OF COUNSEL. ACCORDINGLY, EACH HOLDER OF THE EXISTING NOTES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

                              PLAN OF DISTRIBUTION

    This Prospectus, as it may be amended or supplemented from time to time, may be used by Exchanging Dealers in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. Each Exchanging Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Company has agreed that under certain circumstances, for a period of up to 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Exchanging Dealer for use in connection with any such resale. In addition, up through and
including         , 1998 (90 days after this Prospectus was sent to Existing
Holders), all dealers effecting transactions in the New Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus in connection with such transaction.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any Exchanging Dealer that acquired Existing Notes as a result of market making activities or other trading activities and who resells New Notes that were received by it pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, an Exchanging Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of up to 180 days following effectiveness of the Exchange Offer Registration Statement, and subject to certain conditions, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all required expenses incident to the Exchange Offer (including the expenses of one counsel for the Existing Holders) other than commissions or concessions of any broker-dealers and will indemnify the Existing Holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the New Notes offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated balance sheets as of July 31, 1996 and 1997 and the consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended July 31, 1997 of MTS, INCORPORATED and Subsidiaries have been included in this Prospectus in reliance upon the report of PricewaterhouseCoopers LLP ("PwC") (formerly Coopers & Lybrand L.L.P.), independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    Effective July 28, 1998 the Company engaged Arthur Andersen LLP ("Arthur Andersen") as the Company's principal accountants to audit the Company's financial statements on a prospective basis. PwC served as the Company's independent auditors from 1989 until the Company's dismissal of PwC effective July 28, 1998, which dismissal, and the engagement of Arthur Andersen, were approved by the Company's Board of Directors. PwC performed audits of the Company's consolidated financial statements for the two years ended July 31, 1997. The reports of PwC on the consolidated financial statements of the Company for such periods did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

    Except as discussed below, in connection with its audits of the Company's financial statements for the two most recent fiscal years and through July 28, 1998, there have been no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its report on the Company's financial statements for such years.

    In connection with the preparation of the Company's July 31, 1997 consolidated financial statements, the Company classified certain bank loans aggregating $151.4 million as noncurrent liabilities pursuant to its interpretation of the provisions of Statement of Financial Accounting Standards No. 6, CLASSIFICATION OF SHORT-TERM OBLIGATIONS EXPECTED TO BE REFINANCED. In March 1998, PwC advised the Company that it believed that the classification of the bank loans described above as noncurrent liabilities was incorrect. The Company agreed to reclassify the bank loans as current liabilities. The Company's Board of Directors did not discuss the subject matter of such disagreement with PwC. The Company has authorized PwC to respond fully to any inquiries which Arthur Andersen might have concerning the subject matter of such disagreement.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission the Exchange Offer Registration Statement on Form S-4 pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are necessarily incomplete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    As a result of the effectiveness of the Exchange Offer Registration Statement, the Company is now subject to the informational requirements of
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by virtue of Section 15(d) of the Exchange Act, and in accordance therewith will file reports and other information as required with the Commission as long as such reporting is required under Section 15(d) of the Exchange Act. Periodic reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a website (http://www.sec.gov) that also contains certain reports and other information filed by the Company.

    In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will furnish to the Holders and, to the extent permitted by applicable law or regulation, file with the Commission all annual reports, quarterly reports and other documents which the Company would have been required to file pursuant to Section 13(a) or 15(d) of the Exchange Act.

                       MTS, INCORPORATED AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................        F-2

Consolidated Balance Sheets as of July 31, 1996, and 1997, and April 30, 1998 (unaudited)..................        F-3

Consolidated Statements of Income for the fiscal years ended July 31, 1995, 1996, and 1997, and for the
  nine months ended April 30, 1997 and 1998 (unaudited)....................................................        F-4

Consolidated Statements of Changes in Shareholders' Equity for the fiscal years ended July 31, 1995, 1996,
  and 1997, and for the nine months ended April 30, 1998 (unaudited).......................................        F-5

Consolidated Statements of Cash Flows for the fiscal years ended July 31, 1995, 1996, and 1997, and for the
  nine months ended April 30, 1997 and 1998 (unaudited)....................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of MTS, INCORPORATED
and Subsidiaries
West Sacramento, California

    We have audited the accompanying consolidated balance sheets of MTS, INCORPORATED and Subsidiaries as of July 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MTS, INCORPORATED and Subsidiaries as of July 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended July 31, 1997, in conformity with generally accepted accounting principles.

                                              /s/ COOPERS & LYBRAND L.L.P.

Sacramento, California
October 29, 1997, except for
Notes 2 and 3 as to which the
  dates are April 20, 1998 and
  March 20, 1998, respectively

                       MTS, INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                    JULY 31,
                                                                            ------------------------
                                                                               1996         1997
                                                                            -----------  -----------   APRIL 30,
                                                                                                         1998
                                                                                                      -----------
                                                                                                      (UNAUDITED)
                                                     ASSETS
Current Assets:
  Cash and cash equivalents...............................................  $     8,253  $     6,607   $  10,685
  Receivables, net........................................................       22,248       20,698      20,864
  Merchandise inventories.................................................      273,726      282,015     265,531
  Prepaid expenses........................................................       12,796        9,085       6,344
  Deferred tax assets.....................................................      --               425       6,863
                                                                            -----------  -----------  -----------
      Total current assets................................................      317,023      318,830     310,287
Fixed assets, net.........................................................      188,631      190,357     177,763
Deferred tax assets.......................................................      --             7,566       9,265
Other assets..............................................................       23,116       27,825      34,325
                                                                            -----------  -----------  -----------
      Total assets........................................................  $   528,770  $   544,578   $ 531,640
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt....................................  $     8,671  $   163,171   $   1,892
  Accounts payable........................................................      148,771      163,956     130,754
  Accrued liabilities.....................................................       29,588       28,876      29,381
  Income taxes payable....................................................        3,029          191      --
  Deferred revenue, current portion.......................................        2,229        2,877       3,118
  Deferred tax liabilities................................................        4,068      --           --
                                                                            -----------  -----------  -----------
      Total current liabilities...........................................      196,356      359,071     165,145
Long-term liabilities:
  Long-term debt, less current maturities.................................      194,099       48,096     239,169
  Deferred revenue, less current portion..................................          196          184         174
                                                                            -----------  -----------  -----------
      Total liabilities...................................................      390,651      407,351     404,488
                                                                            -----------  -----------  -----------
Minority equity in subsidiaries...........................................        2,972        3,196      --
                                                                            -----------  -----------  -----------
Commitments and contingencies (Notes 10 and 15)
Shareholders' equity:
  Common stock:
    Class A, no par value; 5,000,000 shares authorized; 500 shares issued
      and outstanding at July 31, 1996 and 1997; none at April 30, 1998...            3            3      --
    Class B, no par value; 10,000,000 shares authorized; 500 shares issued and outstanding at July 31, 1996 and 1997; 1,000 issued and
      outstanding at April 30, 1998.......................................            3            3           6
  Additional paid-in capital..............................................          780          780         780
  Retained earnings.......................................................      134,361      133,245     126,366
                                                                            -----------  -----------  -----------
      Total shareholders' equity..........................................      135,147      134,031     127,152
                                                                            -----------  -----------  -----------
      Total liabilities and shareholders' equity..........................  $   528,770  $   544,578   $ 531,640
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------

    The accompanying notes are an integral part of the financial statements.

                       MTS, INCORPORATED AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                             FOR THE NINE
                                                                                             MONTHS ENDED
                                                   FOR THE YEAR ENDED JULY 31,                APRIL 30,
                                            -----------------------------------------  ------------------------
                                                1995           1996          1997
                                            -------------  -------------  -----------
                                                                                          1997         1998
                                                                                       -----------  -----------
                                                                                       (UNAUDITED)  (UNAUDITED)
Net revenue...............................  $     950,561  $   1,001,035  $   991,810  $   752,523  $   771,403
Cost of sales.............................        640,587        676,155      669,279      508,421      524,918
                                            -------------  -------------  -----------  -----------  -----------
    Gross profit..........................        309,974        324,880      322,531      244,102      246,485
Selling, general and administrative
  expenses................................        255,140        270,353      267,620      202,099      204,776
Depreciation and amortization.............         22,820         20,938       26,365       17,276       17,602
                                            -------------  -------------  -----------  -----------  -----------
    Income from operations................         32,014         33,589       28,546       24,727       24,107
Other income and (expenses):
  Interest expense........................        (11,467)       (14,905)     (14,298)     (11,464)     (10,422)
  Foreign currency translation gain
    (loss)................................          5,622         (1,425)      (3,552)        (538)        (766)
  Other income and (expenses).............             56            (62)      (1,154)        (795)         108
                                            -------------  -------------  -----------  -----------  -----------
    Income before taxes, extraordinary
      item and minority interest..........         26,225         17,197        9,542       11,930       13,027
Provision for income taxes................         10,920          7,013        4,543        5,326        5,447
                                            -------------  -------------  -----------  -----------  -----------
    Income before extraordinary item and
      minority interest...................         15,305         10,184        4,999        6,604        7,580
Minority interest in net income of
  subsidiaries............................            192            149          224          115          139
                                            -------------  -------------  -----------  -----------  -----------
    Income before extraordinary item......         15,113         10,035        4,775        6,489        7,441
Extraordinary loss on extinguishment of
  debt, net of income taxes of $824.......       --             --              1,236        1,236      --
                                            -------------  -------------  -----------  -----------  -----------
    Net income............................  $      15,113  $      10,035  $     3,539  $     5,253  $     7,441
                                            -------------  -------------  -----------  -----------  -----------
                                            -------------  -------------  -----------  -----------  -----------

Basic and diluted earnings per share:
  On income before extraordinary item.....  $   15,113.47  $   10,035.73  $  4,774.83  $  6,489.41  $  7,440.62
                                            -------------  -------------  -----------  -----------  -----------
                                            -------------  -------------  -----------  -----------  -----------
  On net income...........................  $   15,113.47  $   10,035.73  $  3,539.31  $  5,253.89  $  7,440.62
                                            -------------  -------------  -----------  -----------  -----------
                                            -------------  -------------  -----------  -----------  -----------

    The accompanying notes are an integral part of the financial statements.

                       MTS, INCORPORATED AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                     COMMON STOCK
                                                     ----------------------------------------------------------------------------
                                                           COMMON STOCK                SERIES A                  SERIES B
                                                     ------------------------  ------------------------  ------------------------
                                                       SHARES       AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                                                     -----------  -----------  -----------  -----------  -----------  -----------
Balance, August 1, 1994............................         500    $       6       --        $  --           --        $  --
  Reissuance of common stock.......................        (500)          (6)         500            6          500       --
  Stock dividend accounted for as a stock split....      --           --           --               (3)      --                3
  Trust distributions..............................      --           --           --           --           --           --
  Net income.......................................      --           --           --           --           --           --
  Tranlation adjustment, net of income taxes.......      --           --           --           --           --           --
                                                            ---   -----------         ---   -----------       -----   -----------
Balance, July 31, 1995.............................      --           --              500            3          500            3
  Trust distributions..............................      --           --           --           --           --           --
  Net income.......................................      --           --           --           --           --           --
  Translation adjustment, net of income taxes......      --           --           --           --           --           --
                                                            ---   -----------         ---   -----------       -----   -----------
Balance, July 31, 1996.............................      --           --              500            3          500            3
  Trust distributions..............................      --           --           --           --           --           --
  Net income.......................................      --           --           --           --           --           --
  Translation adjustment, net of income taxes......      --           --           --           --           --           --
                                                            ---   -----------         ---   -----------       -----   -----------
Balance, July 31, 1997.............................      --           --              500            3          500            3
  Trust distribution (unaudited)...................      --           --           --           --           --           --
  Net income (unaudited)...........................      --           --           --           --           --           --
  Translation adjustment, net of income taxes
    (unaudited)....................................      --           --           --           --           --           --
  Conversion of Class A to Class B common shares as
    part of Reorganization (unaudited).............      --           --             (500)          (3)         500            3
                                                            ---   -----------         ---   -----------       -----   -----------
Balance, April 30, 1998 (unaudited)................      --        $  --           --        $  --            1,000    $       6
                                                            ---   -----------         ---   -----------       -----   -----------
                                                            ---   -----------         ---   -----------       -----   -----------

                                                                              RETAINED EARNINGS
                                                                    -------------------------------------
                                                                      BEFORE                     AFTER
                                                      ADDITIONAL    CUMULATIVE   CUMULATIVE   CUMULATIVE
                                                        PAID-IN     TRANSLATION  TRANSLATION  TRANSLATION
                                                        CAPITAL     ADJUSTMENT   ADJUSTMENT   ADJUSTMENT     TOTAL
                                                     -------------  -----------  -----------  -----------  ---------
Balance, August 1, 1994............................    $     780     $ 122,209    $ (10,923)   $ 111,286   $ 112,072
  Reissuance of common stock.......................       --            --           --           --          --
  Stock dividend accounted for as a stock split....       --            --           --           --          --
  Trust distributions..............................       --              (175)      --             (175)       (175)
  Net income.......................................       --            15,113       --           15,113      15,113
  Tranlation adjustment, net of income taxes.......       --            --              454          454         454
                                                           -----    -----------  -----------  -----------  ---------
Balance, July 31, 1995.............................          780       137,147      (10,469)     126,678     127,464
  Trust distributions..............................       --              (357)      --             (357)       (357)
  Net income.......................................       --            10,035       --           10,035      10,035
  Translation adjustment, net of income taxes......       --            --           (1,995)      (1,995)     (1,995)
                                                           -----    -----------  -----------  -----------  ---------
Balance, July 31, 1996.............................          780       146,825      (12,464)     134,361     135,147
  Trust distributions..............................       --              (126)      --             (126)       (126)
  Net income.......................................       --             3,539       --            3,539       3,539
  Translation adjustment, net of income taxes......       --            --           (4,529)      (4,529)     (4,529)
                                                           -----    -----------  -----------  -----------  ---------
Balance, July 31, 1997.............................          780       150,238      (16,993)     133,245     134,031
  Trust distribution (unaudited)...................       --           (10,099)      --          (10,099)    (10,099)
  Net income (unaudited)...........................       --             7,441       --            7,441       7,441
  Translation adjustment, net of income taxes
    (unaudited)....................................       --            --           (4,221)      (4,221)     (4,221)
  Conversion of Class A to Class B common shares as
    part of Reorganization (unaudited).............       --            --           --           --          --
                                                           -----    -----------  -----------  -----------  ---------
Balance, April 30, 1998 (unaudited)................    $     780     $ 147,580    $ (21,214)   $ 126,366   $ 127,152
                                                           -----    -----------  -----------  -----------  ---------
                                                           -----    -----------  -----------  -----------  ---------

    The accompanying notes are an integral part of the financial statements.

                       MTS, INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                       FOR THE YEAR ENDED JULY 31,
                                                    ----------------------------------
                                                      1995         1996        1997
                                                    ---------  ------------  ---------        FOR THE NINE
                                                                                              MONTHS ENDED
                                                                                               APRIL 30,
                                                                                        ------------------------
                                                                                           1997         1998
                                                                                        -----------  -----------
                                                                                        (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................  $  15,113   $   10,035   $   3,539   $   5,253    $   7,441
  Adjustments to reconcile net income to net cash
    provided by operating actvities:
    Depreciation and amortization.................     28,380       26,784      32,127      21,651       21,229
    Provision (recovery) for losses on accounts
      receivable..................................        145          (95)         23         (19)         (17)
    Loss on disposal of depreciable assets........      3,621        2,432       2,678       2,150        1,514
    Exchange (gain) loss..........................     (3,008)         763       1,902       1,983        2,831
    Other non-cash expense........................        411          249         834         283          357
    Provision for deferred taxes..................      5,280          789         360         820       (1,415)
    Minority interests in net income of
      subsidiaries................................        192          149         223         114          140
    Extraordinary loss on extinguishment of
      debt........................................     --           --           1,236       1,236       --
    (Decrease) increase in cash resulting from
      changes in:
      Accounts receivable.........................     (1,233)       3,960       1,551        (241)        (149)
      Inventories.................................    (52,634)     (26,624)     (8,290)     (6,097)      16,484
      Prepaid expenses............................     (8,451)         287       3,711       3,424        2,654
      Accounts payable............................     11,141       19,260      15,183      (2,490)     (33,202)
      Accrued liabilities.........................      1,663       10,140      (3,549)       (588)      (1,228)
      Deferred revenue............................        169           77         635         567         (231)
                                                    ---------  ------------  ---------  -----------  -----------
        Net cash provided by operating
          activities..............................        789       48,206      52,163      28,046       16,408
                                                    ---------  ------------  ---------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of fixed assets.....................    (50,163)     (48,730)    (45,012)    (27,954)     (16,787)
  Acquisition of investments and artwork..........       (716)      (7,025)     (5,467)     (3,737)      (5,520)
  Increase in deposits............................       (933)        (835)     (1,701)     (1,610)      (1,491)
  Refund of deposits..............................      2,369          791         121          37        1,464
  Increase in intangibles.........................       (922)      (3,080)       (681)       (475)      (5,740)
                                                    ---------  ------------  ---------  -----------  -----------
        Net cash used in investing activities.....    (50,365)     (58,879)    (52,740)    (33,739)     (28,074)
                                                    ---------  ------------  ---------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Loans to shareholders, officers and employees...       (657)        (345)       (223)       (247)         (60)
  Proceeds from employee loan repayments..........        218          520         572         368           81
  Trust distributions.............................       (175)        (357)       (126)       (127)      --
  Principal payments under long-term financing
    agreements....................................    (45,651)     (32,523)    (93,672)    (97,939)    (207,060)
  Proceeds from issuance of long-term financing
    agreements....................................    143,082       38,941     102,169     125,144      231,400
  Net repayments under line-of-credit
    aggrements....................................    (40,000)      --          --          --           --
                                                    ---------  ------------  ---------  -----------  -----------
        Net cash provided by financing
          activities..............................     56,817        6,236       8,720      27,199       24,361
                                                    ---------  ------------  ---------  -----------  -----------
Effect of exchange rate changes on cash...........     (3,662)      (7,289)     (9,789)    (16,689)      (8,617)
                                                    ---------  ------------  ---------  -----------  -----------
        Net increase (decrease) in cash and cash
          equivalents.............................      3,579      (11,726)     (1,646)      4,817        4,078
Cash and cash equivalents, beginning of period....     16,400       19,979       8,253       8,253        6,607
                                                    ---------  ------------  ---------  -----------  -----------
Cash and cash equivalents, end of period..........  $  19,979   $    8,253   $   6,607   $  13,070    $  10,685
                                                    ---------  ------------  ---------  -----------  -----------
                                                    ---------  ------------  ---------  -----------  -----------

    The accompanying notes are an integral part of the financial statements.

                       MTS, INCORPORATED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION POLICY--The consolidated financial statements include the accounts of MTS, INCORPORATED and its majority and wholly owned subsidiaries (Company). As the result of a reorganization in April 1998 of the retail business assets of the shareholder and his family, the financial statements include, on a retroactive basis, the accounts of businesses previously held by two trusts for the benefit of the shareholder's sons (Trusts) as well as the accounts of two S corporations owned by the shareholder's sons (S Corporations) (Note 2).

    The Company has 50% investments in certain foreign joint ventures that are accounted for using the equity method. In September 1995, the Company acquired the stock of two joint ventures from its former partners; consequently, income or loss of those operations is included in the consolidated statement of income from the date that the Company acquired a controlling interest.

    All material intercompany balances and transactions have been eliminated in consolidation.

    GENERAL--The Company operates retail stores under the name Tower offering a diversified line of recorded music products and other complementary products throughout the United States, Japan, the United Kingdom and other parts of the world.

    INTERIM RESULTS (UNAUDITED)--The accompanying balance sheet as of April 30, 1998, and the statements of income, changes in stockholders' equity and cash flows for the nine-month periods ended April 30, 1997 and 1998, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The data disclosed in these notes to the financial statements for those interim periods are also unaudited.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid temporary cash investments with maturities of three months or less when purchased to be cash equivalents for purposes of the statement of cash flows. The Company's bank deposits generally exceed the federally insured limit.

    INVENTORIES--Inventories are stated at the lower of cost or market. Cost is determined principally by the first-in, first-out method. The Company does not provide an allowance for inventory markdowns, due to music industry return policies which generally provide for full recovery of cost upon return.

    PROPERTY AND EQUIPMENT--Property and equipment are carried at cost. Depreciation is computed using the straight-line method. Depreciation is computed on all fixed assets with the exception of land. Buildings are depreciated over 40 years, leasehold improvements over an average of 15 years, store fixtures over 7 to 10 years, and equipment and vehicles over 5 years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the lease term. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

    Amortization of video rental cassettes is calculated based on a straight line method over three years. When the popularity of renting the new release declines (usually after approximately six months)

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) redundant copies are transferred from rental stock to merchandise inventories for sale to customers at net realizable value. A write down to net realizable value is recorded in cost of sales at the time of the transfer from rental to held-for-sale classification.

    STORE PREOPENING COSTS--Costs of a noncapital nature incurred prior to opening of new stores are expensed as incurred.

    INTANGIBLES--Intangibles primarily represent the excess of cost over the fair value of businesses acquired and debt issuance costs. The Company amortizes goodwill using the straight-line method over 40 years. Debt issuance costs are amortized over the term of the related debt using the effective interest rate method.

    INCOME TAXES--The Company accounts for income taxes under the liability method. Deferred taxes are recorded based on the difference between the financial statement and tax basis of assets and liabilities. A valuation allowance would be established to reduce deferred tax assets if it is more likely than not that all, or a portion, of the deferred tax asset will not be realized. No allowance against deferred tax assets was provided at July 31, 1997 or April 30, 1998.

    EARNINGS PER SHARE--Effective January 31, 1998, the Company adopted the provisions of SFAS No. 128, EARNINGS PER SHARE, which was effective for accounting periods ending after December 15, 1997. SFAS No. 128 changed the method of calculating earnings per share and requires a dual presentation of basic and diluted earnings per share. In accordance with the provisions of SFAS No. 128, earnings per share information for all periods presented have been stated under the methodology and disclosures specified in SFAS No. 128.

    REVENUE RECOGNITION--The Company's revenue is primarily from retail sales comprised of recorded music (including compact discs and audio cassettes), video sales (including recorded video cassettes, laser discs and DVD) and other complementary products (including books, magazines, blank tapes, software titles and accessories) through the Company's stores and are recognized at the point of the retail transaction. Reductions of revenues for returns by customers are generally provided at the point of the return due to infrequency and occurrence within short intervals of the sale.

    TRANSLATION OF FOREIGN CURRENCY--The value of the U.S. dollar rises and falls day-to-day on foreign currency exchanges. Since the Company does business in several foreign countries, these fluctuations affect the Company's financial position and results of operations. In accordance with SFAS No. 52, FOREIGN CURRENCY TRANSLATION, all foreign assets and liabilities have been translated at the exchange rates prevailing at the respective balance sheet dates, and all income statement items have been translated using the weighted average exchange rates during the respective years. The net gain or loss resulting from translation upon consolidation into the combined financial statements is reported as a separate component of retained earnings. Some transactions of the Company and its foreign subsidiaries are made in currencies different from their own. Translation gains and losses from these transactions are included in income as they occur.

    RISK MANAGEMENT INSTRUMENTS--The Company enters into foreign exchange contracts as a hedge against variations in exchange rates on accounts and notes payable due in foreign currency.

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Market value gains and losses related to foreign exchange contracts are recognized and offset foreign exchange gains and losses on foreign accounts and notes payable. Counterparties to risk management instruments are major financial institutions. Credit loss from counterparty nonperformance is not anticipated.

    ADVERTISING EXPENSE--Advertising expenses are recorded as an expense when incurred. Cooperative advertising rebates and supplier promotional and in-store advertising reimbursements earned are recognized as reductions to advertising expense. Certain other rebates from media vendors are also credited to advertising expense. Such rebates and reimbursements are in consideration for ad production and placement activities performed by the Company, and are negotiated on a case-by-case basis. Net advertising and marketing expense (revenue) was $7,965,000, $3,306,000 and ($1,469,000) for the years ended July 31, 1995, 1996 and 1997, respectively and ($1,300,000) and ($1,345,000) for the nine-month periods ended April 30, 1997 and 1998.

    ACCOUNTING ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    GIFT CERTIFICATES--The Company offers gift certificates for sale. A deferred income account is established for gift certificates issued. When gift certificates are redeemed at the store level, the deferred income account is charged and revenue is credited.

    NEW ACCOUNTING PRONOUNCEMENTS--Statement of Financial Accounting Standards
(SFAS) No. 130, REPORTING COMPREHENSIVE INCOME, and SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, were issued in June 1997. The Company will adopt both of the statements on their effective date, which will be in the Company's fiscal year ending July 31, 1999.

    SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is a measure of all changes in the equity of the Company as a result of recognized transactions and other economic events of the period other than transactions with shareholders in their capacity as shareholders. Had the provisions of SFAS No. 130 been applied for the years ended July 31, 1995, 1996 and 1997, comprehensive income would have consisted primarily of net income and foreign currency translation adjustments.

    SFAS No. 131 requires that the Company report financial and descriptive information about its reportable operating segments using the "management approach" model. Under the management approach model, segments are defined based on the way the Company's management internally evaluates segment performance and decides how to allocate resources to segments. The Company is in the process of evaluating the impact of this pronouncement on its segment disclosures.

    RESTATEMENT AND RECLASSIFICATIONS--The unaudited consolidated financial statements as of and for the nine-month period ended April 30, 1998 have been restated for reductions to consolidated net

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) income of approximately $1,254,000 primarily due to adjustments arising from the true-up of the perpetual inventory to agree with the physical inventory of the Company's Japanese subsidiary.

    Certain reclassifications have been made to the consolidated financial statements for the years ended July 31, 1995 and 1997 to conform with the Company's 1998 classification policies. These reclassifications had no effect on shareholders' equity or net income.

NOTE 2--REORGANIZATION

    In April 1998, the Company consummated certain transactions designed to consolidate substantially all of the Tower business operations into the Company (such transactions collectively, the "Reorganization") as a result of which the Company became a wholly owned subsidiary of TOWER RECORDS, INCORPORATED (Parent). The Company also, prior to the Reorganization, transferred certain assets to the Trusts in April 1998.

    The Reorganization included an exchange by the Company's shareholders of their common shares in the Company for a controlling equity interest in the Parent. As part of the Reorganization, two irrevocable trusts established by the Company's principal shareholder for the benefit of his sons (the Trusts) and the shareholders of two S corporations (the S Corporations), contributed certain assets, liabilities and equity ownership interests in businesses to the Parent in exchange for the remaining equity interest in the Parent. The assets, liabilities and businesses contributed by the Trusts and the shareholders of the S Corporations consist of one Tower store, land used in the Tower business, trademark rights to the Tower name in Japan and all royalties accrued in connection therewith on and after February 1, 1998, a recorded music wholesale operation, intercompany receivables and payables, bank debt and the cash surrender value as of April 1998 (see Note 6) of certain second-to-die split value life insurance policies on the lives of the Parent's principal shareholder and his wife. The Parent then contributed to the Company the assets and liabilities it received from the Trusts and the shareholders of the S corporations.

    The Reorganization was a combination of businesses under common control and, accordingly, has been accounted for in a manner similar to a pooling-of-interests. Accordingly, the assets and liabilities the Company received from the Parent in the Reorganization and the historical results of operations of such business assets are included, on a retroactive basis, in the Company's consolidated balance sheets and statements of income for all periods presented at the previous accounting basis of the Trusts and shareholders of the S corporations.

    Also, it is the Company's intention that T.R. Services, a subsidiary of the Company, will be eliminated by upstream merger of the subsidiary into the Company. The Company recently reacquired all minority interests in certain subsidiaries of MTS, INCORPORATED which the Company eliminated through upstream mergers into the Company. The Company also eliminated Tower Domestic, Inc. and Queen Anne Record Sales, subsidiaries of the Company, through upstream mergers into the Company.

    Prior to the Reorganization, the Company transferred to the Trusts certain assets with a book value of $2,860,000 in exchange for inventory of the Trusts with an equal book value (the "Prior Asset Exchange"). Although the Prior Asset Exchange preceded the Reorganization, the Prior Asset Exchange and the Reorganization have been reflected for accounting purposes in the consolidated financial statements as occurring in the same transaction. The exchange of assets was accounted for at the

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 2--REORGANIZATION (CONTINUED)
historical cost basis of the Company and the Trusts as a transfer between businesses under common control. Accordingly, no gain or loss was recognized. The principal business purpose of the Prior Asset Exchange was to transfer certain primarily non-income producing assets of a personal nature out of the Company and into the Trusts.

    In the Reorganization, the Trusts transferred to the Parent certain business assets and liabilities, intercompany accounts, and the cash surrender value of certain life insurance policies and retained their cash, certain receivables and other assets and liabilities with an aggregate net book value of $10,099,000, net of related deferred taxes. The principal asset retained is a noninterest bearing trademark royalty receivable from the Company amounting to $12,891,000 offset by a related deferred tax liability of $5,801,000. Since the Company's consolidated financial statements are inclusive of the Trusts' transactions after retroactive restatement, the assets retained by the Trusts are reflected as distributions of retained earnings on the date of the Reorganization. The impact on the Company's income statements had the assets and liabilities retained by the Trusts not been included in the historical financial statements is immaterial.

    In accordance with the Company's articles of incorporation, each outstanding share of its Class A common stock automatically converted to one share of Class B common stock upon exchange of the Company's common shares by the shareholders for shares of the Parent as part of the Reorganization.

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 3--EARNINGS PER SHARE

    A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations under SFAS No. 128 is as follows (in thousands, except per share information):

                                                                                      FOR THE NINE MONTHS ENDED
                                                 FOR THE YEAR ENDED JULY 31,                  APRIL 30,
                                          ------------------------------------------  -------------------------
                                              1995           1996           1997          1997         1998
                                          -------------  -------------  ------------  ------------  -----------

                                                                                      (UNAUDITED)   (UNAUDITED)
Income available to common shareholders
  before extraordinary item.............  $      15,113  $      10,035  $      4,775  $      6,489  $     7,441
Extraordinary item......................       --             --              (1,236)       (1,236)     --
                                          -------------  -------------  ------------  ------------  -----------
                                          $      15,113  $      10,035  $      3,539  $      5,253  $     7,441
                                          -------------  -------------  ------------  ------------  -----------
                                          -------------  -------------  ------------  ------------  -----------

Weighted average shares outstanding for
  determination of:
  Basic earnings per share..............          1,000          1,000         1,000         1,000        1,000
                                          -------------  -------------  ------------  ------------  -----------
                                          -------------  -------------  ------------  ------------  -----------
  Diluted earnings per share............          1,000          1,000         1,000         1,000        1,000
                                          -------------  -------------  ------------  ------------  -----------
                                          -------------  -------------  ------------  ------------  -----------
Basic earnings per share:
  On income before extraordinary item...  $   15,113.47  $   10,035.73  $   4,774.83  $   6,489.41  $  7,440.62
  On extraordinary item.................       --             --           (1,235.52)    (1,235.52)     --
                                          -------------  -------------  ------------  ------------  -----------
  On net income.........................  $   15,113.47  $   10,035.73  $   3,539.31  $   5,253.89  $  7,440.62
                                          -------------  -------------  ------------  ------------  -----------
                                          -------------  -------------  ------------  ------------  -----------

    Diluted earnings per share is the same as basic earnings per share since the Company has a simple capital structure with only common shares outstanding.

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 4--RECEIVABLES

    Receivables consist of (in thousands):

                                                                 JULY 31,
                                                           --------------------   APRIL 30,
                                                             1996       1997         1998
                                                           ---------  ---------  ------------
                                                                                 (UNAUDITED)
Trade receivables, less allowance for doubtful accounts
  of $448, $420 and $452.................................  $  15,387  $  16,914   $   16,274
Officers and employee receivables, including notes, less
  allowance for doubtful accounts of $98, $103 and $78...      2,199      1,736        2,243
Notes receivable, shareholders and family members,
  current portion........................................        371        371       --
Other receivables........................................      4,291      1,677        2,347
                                                           ---------  ---------  ------------
                                                           $  22,248  $  20,698   $   20,864
                                                           ---------  ---------  ------------
                                                           ---------  ---------  ------------

    The Company has receivables of approximately $5,011,000, $4,930,000 and $5,510,000 from sales of product for resale and supplies to unconsolidated foreign joint ventures at July 31, 1996 and 1997, and April 30, 1998 respectively.

NOTE 5--FIXED ASSETS

    Fixed assets consist of (in thousands):

                                                                JULY 31,
                                                        ------------------------   APRIL 30,
                                                           1996         1997          1998
                                                        -----------  -----------  ------------
                                                                                  (UNAUDITED)
Land..................................................  $    10,362  $     9,876   $    9,527
Buildings.............................................       19,355       19,708       19,049
Leasehold improvements................................      137,913      134,876      138,198
Video rental cassettes................................       20,538       20,241       19,245
Store fixtures........................................       38,877       41,910       45,724
Equipment.............................................       98,341      115,982      113,775
Vehicles..............................................          822          581          507
                                                        -----------  -----------  ------------
                                                            326,208      343,174      346,025
Less: accumulated depreciation and amortization.......      137,577      152,817      168,262
                                                        -----------  -----------  ------------
                                                        $   188,631  $   190,357   $  177,763
                                                        -----------  -----------  ------------
                                                        -----------  -----------  ------------

    The cost to build new store fixtures and improvements includes a portion of the interest expense. Interest capitalized was $487,000, $135,000 and $192,000, for the years ended July 31, 1995, 1996 and 1997 respectively, and $120,000 and $106,000 for the nine-month periods ended April 30, 1997 and 1998, respectively.

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 5--FIXED ASSETS (CONTINUED)
    Depreciation and amortization of fixed assets was $28,059,000, $26,330,000 and $31,479,000 for the years ended July 31, 1995, 1996 and 1997, respectively, and $21,651,000 and $21,229,000 for the nine-month periods ended April 30, 1997 and 1998, respectively.

NOTE 6--OTHER ASSETS

    Other assets consist of (in thousands):

                                                              JULY 31,
                                                        --------------------
                                                          1996       1997     APRIL 30, 1998
                                                        ---------  ---------  --------------
                                                                               (UNAUDITED)
Notes receivable, shareholders and family members,
  less current portion................................  $     400  $     785    $   --
Notes receivable, officers and employees, less current
  portion.............................................      2,040      2,280         1,920
Investment in foreign joint ventures..................      1,021      1,962         3,197
Securities and artwork................................        736        994             2
Cash surrender value of officers' life insurance......      5,554      8,956        11,776
Deposits..............................................      6,714      7,298         6,818
Goodwill, debt issuance costs and other intangible
  assets, net of accumulated amortization of $1,655,
  $3,336 and $4,176...................................      6,651      5,550        10,612
                                                        ---------  ---------  --------------
                                                        $  23,116  $  27,825    $   34,325
                                                        ---------  ---------  --------------
                                                        ---------  ---------  --------------

    Cash surrender value of life insurance at July 31, 1997 includes $6,496,000 ($7,932,000 at April 30, 1998) as to split value life insurance policies on the lives of the Company's Parent's principal shareholder and his wife for the benefit of certain family trusts. Under the terms of the policies, the Company will receive the first proceeds of the policies up to the aggregate premiums paid by the Company, except for one group of policies as to which the Company will receive the first proceeds of the policies up to the sum of the aggregate premiums paid by the Company plus $7,634,000 representing the cash surrender value of the policies when received by the Company in April 1998 as part of the Reorganization. The balance of the proceeds will be paid to the Trusts. Premiums on the policies amount to $3.6 million per year which are recorded as expense, net of increases in the cash surrender value of the policies. Life insurance expense related to these policies amounted to $220,000, $352,000 and $274,000 in the years ended July 31, 1995, 1996 and 1997, and $137,000 and $82,000 in the
nine month periods ended April 30, 1997 and 1998, respectively.

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 7--LONG-TERM DEBT

    Long-term debt consists of (in thousands):

                                                                                    JULY 31,
                                                                            ------------------------   APRIL 30,
                                                                               1996         1997          1998
                                                                            -----------  -----------  ------------
                                                                                                      (UNAUDITED)
9.375% Senior Subordinated Notes, uncollateralized, interest payable
  semiannually, principal due May 2005....................................  $   --       $   --        $  110,000
Senior Revolving Credit Facility, collateralized, variable interest
  payable monthly (6.23% at April 30, 1998), principal due April 2001.....      --           --           120,629
7.37% to 10.05% Senior notes, uncollateralized, interest payable
  quarterly, retired in January 1997......................................       48,364      --            --
Revolving credit line, uncollateralized, variable interest payable monthly
  (6.63% at July 31, 1997 and 6.98% at April 30, 1998), retired in April
  1998....................................................................      134,000      102,000       --
1.88% Senior note, uncollateralized, interest payable quarterly, retired
  in April 1998...........................................................      --            49,374       --
1.42% Senior note, uncollateralized, interest payable quarterly, retired
  in April 1998...........................................................      --            29,175       --
2.40% to 2.50% term loan notes, uncollateralized, principal and interest
  payable quarterly, retired in April 1998................................       18,142       17,017       --
Other obligations, 8.21% to 12.5%, principal and interest generally due in monthly installments, collateralized by certain real property, equipment
  and leasehold improvements..............................................        2,264       13,701       10,432
                                                                            -----------  -----------  ------------
Total Long-term Debt......................................................      202,770      211,267      241,061
Less Current Portion......................................................        8,671      163,171        1,892
                                                                            -----------  -----------  ------------
Noncurrent Debt...........................................................  $   194,099  $    48,096   $  239,169
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------

    In April, 1998 the Company refinanced on a long-term basis certain obligations outstanding under its revolving credit lines and senior notes and term notes by consummating an offering of $110.0 million of 9.375% senior subordinated notes (Notes) and entering into a new senior revolving credit facility (New Credit Facility) of up to $275.0 million.

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 7--LONG-TERM DEBT (CONTINUED)

    The Notes have options to redeem in part at various premiums throughout the duration of the indenture. The New Credit Facility consists of two sub-facilities (one for a maximum of $125.0 million and one for a maximum of Japanese yen of 19,810,500,000, which amounted to $150.0 million at inception) and matures in April 2001 with two provisions to extend for an additional one-year period subject to certain terms and conditions. Maximum borrowings under the New Credit Facility are subject to a borrowing base formula and are collateralized by a majority of the Company's inventory, accounts receivable and a pledge of 65% of the capital stock of its Japanese subsidiary. The New Credit Facility bears interest at various variable rates, including (as defined in the agreements) a Money Market Rate, ABR rate, Yen Base Rate and Euro Rate, plus an annual facility fee. As of April 30, 1998, $124.5 million of additional borrowing capacity was available under the New Credit Facility.

    There are various restrictive terms and covenants under the senior notes, term notes and revolving credit lines (some of which were amended in 1997), relating to occurrence of material adverse financial or operating conditions, minimum levels of net worth, minimum ratios of current assets to current liabilities, net worth to debt, cash flow to fixed charges, inventory and receivables to certain debt and certain limitations on additional indebtedness, liens or encumbrances on assets, long-term lease transactions, capital expenditures, and issuance of capital stock.

    In connection with retirement of Senior Notes in January 1997, the Company recorded an extraordinary loss consisting of prepayment penalties.

    Maturities of long-term debt obligations are as follows (in thousands):

                                                                           TWELVE-MONTH
                                                                          PERIOD ENDING
                                                                    --------------------------
                                                                      JULY 31,     APRIL 30,
                                                                    ------------  ------------
1998..............................................................   $  163,171        --
1999..............................................................       36,067    $    1,892
2000..............................................................        2,872         1,502
2001..............................................................        2,827       121,629
2002..............................................................        1,837           859
Thereafter........................................................        4,493       115,179
                                                                    ------------  ------------
    Total.........................................................   $  211,267    $  241,061
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 8--DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value of the Company's financial instruments approximates the related carrying value. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    CASH AND CASH EQUIVALENTS AND NOTES RECEIVABLE--The carrying amount approximates fair value because of the short-term maturity of these instruments.

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 8--DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) LONG-TERM DEBT--The fair value of the Company's fixed rate long-term debt was estimated based upon the discounted amount of future cash flows using rates offered to the Company for debt of a similar nature using remaining average maturities and taking into account the global markets in which funds are available to the Company. The carrying value of the Company's variable rate debt approximates fair value due to the variable nature of interest rates.

    RISK MANAGEMENT INSTRUMENTS--Foreign exchange and interest rate risk management instruments are recorded at their estimated value based on quoted market prices of comparable contracts.

    DEPOSITS--The fair value is not determinable since there is no market for these deposits and the date of recovery of the amount on deposit depends on future events.

NOTE 9--SHAREHOLDERS' EQUITY

    COMMON STOCK--The Company's articles of incorporation authorize issuance of two classes of common stock: Class A and Class B. Class A and Class B Common Stock have no par value and have the same rights and privileges except that Class A common has ten votes per share on all matters while Class B common has one vote per share on all matters and Class B common has priority voting rights, as a separate class, to elect twenty-five percent of the total membership of the Board of Directors.

    In accordance with the Company's Articles of Incorporation, each share of Class A common automatically converted into one share of Class B common stock upon the exchange by the shareholders of the Company's common shares for shares of the Parent as part of the Reorganization (see Note 2).

    PREFERRED STOCK--Preferred stock (1,000,000 shares authorized) may be issued from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to or imposed upon unissued series of preferred stock and to fix the number of shares of any such series.

NOTE 10--LEASES

    OPERATING LEASES--The Company leases substantially all of its retail stores, warehouses and administrative facilities. Those operating lease agreements expire through 2023 and generally have renewal options of one to twenty years. The terms of the leases provide for fixed or minimum payments plus, in some cases, contingent rents based on the consumer price index, or percentages of sales in excess of specified minimum amounts or other specified increases. The Company is generally responsible for maintenance, insurance and property taxes.

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 10--LEASES (CONTINUED)
    Minimum future obligations on noncancelable operating leases are as follows (in thousands):

YEAR ENDING JULY 31,
---------------------------------------------------------------------------------
  1998...........................................................................  $    38,805
  1999...........................................................................       38,462
  2000...........................................................................       36,372
  2001...........................................................................       31,521
  2002...........................................................................       30,097
  Thereafter.....................................................................      185,596
                                                                                   -----------
    Total Minimum Future Rental Payments.........................................  $   360,853
                                                                                   -----------
                                                                                   -----------

    Total rental expenses (including taxes and maintenance, when included in rent, contingent rents and accruals to recognize minimum rents on the straight-line basis over the term of the lease) relating to all operating leases are as follows (in thousands):

                                                                                        FOR THE NINE MONTHS
                                                       FOR THE YEAR ENDED JULY 31,        ENDED APRIL 30,
                                                     -------------------------------  ------------------------
                                                                                         1997         1998
                                                       1995       1996       1997     -----------  -----------
                                                     ---------  ---------  ---------
                                                                                      (UNAUDITED)  (UNAUDITED)
Minimum rentals....................................  $  53,276  $  62,318  $  64,808   $  48,412    $  48,731
Contingent rentals.................................      4,089      4,211      5,141       3,642        4,344
                                                     ---------  ---------  ---------  -----------  -----------
                                                     $  57,365  $  66,529  $  69,949   $  52,054    $  53,075
                                                     ---------  ---------  ---------  -----------  -----------
                                                     ---------  ---------  ---------  -----------  -----------

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 11--INCOME TAXES

    The provision for income taxes is allocated between income from operations, extraordinary loss on extinguishment of debt and cumulative translation adjustments to retained earnings. The provision for income taxes on income from operations consists of:

                                                                                     FOR THE YEAR ENDED JULY 31,
                                                                                   -------------------------------
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
Current:
  U.S. Federal...................................................................  $  --      $   4,220  $     843
  State and Local................................................................      1,352       (185)       424
  Foreign........................................................................      4,288      2,189      2,916
                                                                                   ---------  ---------  ---------
                                                                                       5,640      6,224      4,183
                                                                                   ---------  ---------  ---------
Deferred:
  U.S. Federal...................................................................      2,178     (3,467)     1,106
  State and Local................................................................        919        773        237
  Foreign........................................................................      2,183      3,483       (983)
                                                                                   ---------  ---------  ---------
                                                                                       5,280        789        360
                                                                                   ---------  ---------  ---------
Provision for income taxes.......................................................  $  10,920  $   7,013  $   4,543
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    The effective tax rates (i.e. provision for income taxes as a percent of income before income taxes) differs from the statutory federal income tax rate as follows:

                                                                                  FOR THE YEAR ENDED JULY 31,
                                                                ----------------------------------------------------------------
                                                                  1995         %        1996         %        1997         %
                                                                ---------  ---------  ---------  ---------  ---------  ---------
Federal income tax, at statutory rate.........................  $   9,179       35.0% $   6,019       35.0% $   3,339       35.0%
Trust taxes in excess of (less than) C corporation rate.......     (1,140)      (4.3)       170        0.8        229        2.4
State and local income taxes, net of federal benefit..........      1,534        5.8        871        5.2        362        3.8
Foreign taxes.................................................      6,470       25.6      5,672       32.7      1,933       20.3
Foreign tax credit recognized.................................     (5,207)     (20.8)    (5,672)     (32.7)    (1,933)     (20.3)
Other, principally permanent differences......................         84        0.3        (47)      (0.2)       613        6.4
                                                                ---------  ---------  ---------  ---------  ---------  ---------
Provision for income taxes....................................  $  10,920       41.6% $   7,013       40.8% $   4,543       47.6%
                                                                ---------  ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------  ---------

    The effective tax rate prior to the Reorganization in April 1998 was influenced by higher statutory tax rates applicable to trust income than to C corporation income and deductibility of distributions of trust income within certain time frames of when earned.

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 11--INCOME TAXES (CONTINUED)
    Deferred income tax assets and liabilities consist of the tax effects of temporary differences related to the following (in thousands):

                                                                               JULY 31,
                                                                         --------------------
                                                                           1996       1997
                                                                         ---------  ---------
Deferred tax assets:
  Foreign tax credits..................................................  $  10,145  $  11,816
  Cumulative translation adjustment to retained earnings...............      8,873     12,896
  Tax, but not book, gain on transactions between MTS and Trusts.......      4,166      3,626
  California state franchise tax.......................................      1,224      1,792
  Vacation Accrual.....................................................        711        632
  Capitalized inventory costs..........................................        727        383
  Other nondeductible expenses and accelerated income items............      1,499      1,483
                                                                         ---------  ---------
    Total deferred tax assets..........................................     27,345     32,628
                                                                         ---------  ---------
Deferred tax liabilities:
  Depreciation and amortization........................................     20,712     15,293
  Differences between tax and accounting in inclusion of income from
    foreign operations.................................................      5,311      3,413
  Cash to accrual difference on Trusts.................................      3,504      4,264
  Other accelerated deductions and deferred income items...............      1,886      1,667
                                                                         ---------  ---------
    Total deferred tax liabilities.....................................     31,413     24,637
                                                                         ---------  ---------
      Net deferred tax assets (liabilities)............................  $  (4,068) $   7,991
                                                                         ---------  ---------
                                                                         ---------  ---------

    Deferred tax assets and liabilities are reflected in the Company's consolidated balance sheets as follows (in thousands):

                                                                                JULY 31,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
Current deferred tax assets (liabilities)...............................  $  (4,068) $     425
Non-current deferred tax assets (liabilities)...........................     --          7,566
                                                                          ---------  ---------
    Net deferred tax assets (liabilities)...............................  $  (4,068) $   7,991
                                                                          ---------  ---------
                                                                          ---------  ---------

    Net deferred tax assets increased by $8,137,000 during the nine month period ended April 30, 1998, including an increase of $6,042,000 in April 1998 as a result of the elimination of deferred tax liabilities associated with assets retained by the Trusts as part of the Reorganization (Note 2).

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 12--PENSION PLAN

    PROFIT SHARING--Substantially all full-time domestic employees with twenty-four months of service who have attained age twenty-one participate in the Company's profit sharing retirement programs. The plans provide for discretionary contributions as determined annually by the Board of Directors of up to 15% of all eligible compensation. Costs under the plans are funded on an annual basis.

    The Company also maintains a plan for employees of their Japanese subsidiary. The plan covers substantially all employees of the Japanese operations. The plan provides for a lump sum payment upon termination without cause based on term of service and compensation level. A liability for plan payments is accrued equal to the amount that would result from termination of all employees based on service to date and current compensation levels. As permitted by Japanese law, the plan is not funded.

    Pension expense under the pension plans amounted to $1,889,000, $1,792,000 and $1,719,000 for the years ended July 31, 1995, 1996 and 1997, respectively, and $1,200,000 and $1,100,000 for the nine month periods ended April 30, 1997 and 1998, respectively.

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 13--SEGMENT AND GEOGRAPHIC INFORMATION:

    The Company operates predominantly in the recorded music retail industry.

    Financial information relating to the Company's principal foreign operations is as follows (in thousands):

                                                                                              FOR THE NINE
                                                                                              MONTHS ENDED
                                                     FOR THE YEAR ENDED JULY 31,               APRIL 30,
                                               ---------------------------------------  ------------------------
                                                                                           1997         1998
                                                  1995          1996          1997      -----------  -----------
                                               -----------  -------------  -----------
                                                                                        (UNAUDITED)  (UNAUDITED)
Net Revenue:
  United States:
    Unaffiliated customer sales..............  $   560,484  $     520,960  $   553,292   $ 433,539    $ 453,442
    Interarea transfers......................       44,651         63,392       44,092      20,648       26,085
                                               -----------  -------------  -----------  -----------  -----------
                                                   605,135        584,352      597,384     454,187      479,527
                                               -----------  -------------  -----------  -----------  -----------
  Japan:
    Unaffiliated customer sales..............      284,309        334,586      304,630     230,003      219,758
    Interarea transfers......................            0              0            0           0            0
                                               -----------  -------------  -----------  -----------  -----------
                                                   284,309        334,586      304,630     230,003      219,758
                                               -----------  -------------  -----------  -----------  -----------
  Great Britain and Ireland:
    Unaffiliated customer sales..............       53,145         56,590       59,774      45,436       48,693
    Interarea transfers......................        1,575          1,045        1,858       1,393        2,341
                                               -----------  -------------  -----------  -----------  -----------
                                                    54,720         57,635       61,632      46,829       51,034
                                               -----------  -------------  -----------  -----------  -----------
  Other:
    Unaffiliated customer sales..............        6,397         24,462       28,164      21,504       21,084
    Interarea transfers......................            0              0            0           0            0
                                               -----------  -------------  -----------  -----------  -----------
                                                     6,397         24,462       28,164      21,504       21,084
                                               -----------  -------------  -----------  -----------  -----------
                                               $   950,561  $   1,001,035  $   991,810   $ 752,523    $ 771,403
                                               -----------  -------------  -----------  -----------  -----------
                                               -----------  -------------  -----------  -----------  -----------
Operating income (loss):
  United States..............................  $    15,171  $      13,747  $    12,831   $  13,194    $  18,079
  Japan......................................       15,607         19,605       14,825      11,047        6,948
  Great Britain and Ireland..................          935            440        1,081         372          639
  Other......................................          301           (203)        (191)        114       (1,559)
                                               -----------  -------------  -----------  -----------  -----------
                                               $    32,014  $      33,589  $    28,546   $  24,727    $  24,107
                                               -----------  -------------  -----------  -----------  -----------
                                               -----------  -------------  -----------  -----------  -----------

                       MTS, INCORPORATED AND SUBSIDIARIES

               (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIODS
                         ENDED APRIL 30, 1997 AND 1998)

NOTE 13--SEGMENT AND GEOGRAPHIC INFORMATION: (CONTINUED)

                                                                             JULY 31,
                                                               -------------------------------------   APRIL 30,
                                                                  1995         1996         1997         1998
                                                               -----------  -----------  -----------  -----------
                                                                                                      (UNAUDITED)
Identifiable assets:
  United States..............................................  $   368,302  $   359,735  $   373,273   $ 378,981
  Japan......................................................      106,789      122,952      121,778     105,497
  Great Britain and Ireland..................................       27,700       30,077       29,937      31,591
  Other......................................................        2,303       16,006       19,590      15,571
                                                               -----------  -----------  -----------  -----------
                                                               $   505,094  $   528,770  $   544,578   $ 531,640
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------

    United States net revenue includes export sales to non-affiliated customers of $-0-, $-0- and $3,856,000 for the years ended July 31, 1995, 1996 and 1997, respectively, and $1,585,000 and $5,059,000 for the nine-month periods ended April 30, 1997 and 1998, respectively.

NOTE 14--FORWARD EXCHANGE CONTRACTS

    At July 31, 1997, the Company had outstanding forward exchange contracts maturing on dates through July 1998, to buy approximately $16,000,000 in foreign currency (1,825 million yen at the spot rate). The contracts are for the purpose of hedging foreign currency exposure on specific commitments and a net exposed liability position of the Company's operations in Japan, as well as to take advantage of expected changes in exchange rates. At April 30, 1998, the Company had outstanding forward exchange contracts maturing through October 1998, to buy approximately $9,000,000 in foreign currency (1,084 million yen at the spot rate).

NOTE 15--SUPPLEMENTAL CASH FLOW INFORMATION

    During the twelve months ending July 31, 1995, 1996 and 1997, the Company made income tax payments of $13,964,000, $4,057,000 and $5,440,000, and interest payments (net of amounts capitalized) of $11,173,000, $13,562,000 and $17,434,000, respectively.

    During the nine months ending April 30, 1997 and 1998, the Company made income tax payments of $6,765,000 and $4,109,000, respectively, and interest payments (net of amounts capitalized) of $13,343,000 and $11,279,000, respectively.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE OF EXISTING NOTES FOR NEW NOTES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

-------------------------------------------

TABLE OF CONTENTS

Prospectus Summary........................................................    1
Risk Factors..............................................................   12
The Exchange Offer........................................................   18
The Recapitalization......................................................   27
Use of Proceeds...........................................................   28
Capitalization............................................................   29
Selected Historical Consolidated Financial Information....................   30
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   32
Business..................................................................   38
Management................................................................   46
Ownership of Capital Stock................................................   48
Certain Transactions......................................................   49
Description of New Credit Facility........................................   52
Description of the Notes..................................................   55
Federal Income Tax Considerations.........................................   86
Plan of Distribution......................................................   89
Legal Matters.............................................................   89
Experts...................................................................   90
Additional Information....................................................   90
Index to Financial Statements.............................................  F-1

PROSPECTUS

$110,000,000

MTS, INCORPORATED

EXCHANGE OFFER WITH RESPECT TO 9 3/8% SENIOR SUBORDINATED NOTES DUE 2005

                                     [LOGO]
EXCHANGE AGENT:

State Street Bank and Trust Company
of California Exchange Agent
c/o State Street Bank and Trust Company
2 International Place, 4th Floor
Boston, MA 02110
Attn: Kellie Mullen, Corporate Trust Dept.
Tel: 617-664-5587
Fax: 617-664-5290

             , 1998

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. This limitation on liability has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) relating to any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the California General Corporation Law (directors' liability for improper dividends, loans and guarantees).

    In accordance with Section 317, the Articles of Incorporation, as amended (the "Articles"), of the Company limit the liability of a director to the Company or its shareholders for monetary damages to the fullest extent permissible under California law, and authorize the Company to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above.

    Pursuant to the authority provided in the Articles, the Company has entered into, or anticipates that it will soon enter into, indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing for certain other protection.

    The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

    The foregoing summaries are necessarily subject to the complete text of the statute, the Articles and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 21. EXHIBITS

    A list of exhibits included as part of the Registration Statement is set forth below:

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
       3.1+++ Restated Articles of Incorporation of MTS, INCORPORATED filed with the California Secretary of State on September 22, 1994

       3.2+++ By-Laws of MTS, INCORPORATED

       4.1+  Purchase Agreement dated April 20, 1998 between the Registrant, Chase Securities, Inc. and Merrill
              Lynch, Pierce, Fenner & Smith Incorporated

       4.2+  Indenture dated as of April 23, 1998 (the "Indenture") by and between the Registrant and State Street
              Bank and Trust Company of California, N.A., as Trustee

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
       4.3+  Exchange and Registration Rights Agreement dated as of April 20, 1998 by and among the Registrant and
              Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as the Initial
              Purchasers

       4.4+  $104,720,000 Existing 144A Global 9 3/8% Senior Subordinated Note due 2005

       4.5+  $5,280,000 Existing Regulation S Global 9 3/8% Senior Subordinated Note due 2005

       4.6++++ Form of New 9 3/8% Senior Subordinated Note due 2005

       5.1++++ Opinion of Wilson Sonsini Goodrich & Rosati regarding legality of securities being registered

      10.1+  Credit Agreement dated as of April 23, 1998 by and among the Registrant, Tower Records Kabushiki
              Kaisha, the Lenders party thereto, and The Chase Manhattan Bank as Administrative Agent

      10.2+++ Japanese Security Agreement dated as of April 23, 1998

      10.3+++ MTS, INCORPORATED Security Agreement dated as of April 23, 1998

      12.1++ Statement re Computation of Ratios

      16.1++++ Letter from PricewaterhouseCoopers LLC re Change in Certifying Accountant

      21.1+  List of Subsidiaries

      23.1   Consent of PricewaterhouseCoopers LLP

      23.2++++ Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

      25.1++ Statement of Eligibility on Form T-1 for State Street Bank and Trust Company of California, N.A., as
              Trustee under the Indenture

      27.1++++ Financial Data Schedule

      99.1+++ Form of Letter of Transmittal

      99.2+++ Form of Notice of Guaranteed Delivery

      99.3+++ Consent of Music Business International


------------------------

+   Previously filed with initial filing on June 1, 1998.

++  Previously filed with Amendment No. 1 on July 1, 1998.

+++ Previously filed with Amendment No. 2 on July 23, 1998.


++++Previously filed with Amendment No. 3 on August 24, 1998.


ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    1. To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    2. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdic-tion the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, this September 3, 1998.


                                          MTS, INCORPORATED

                                          /S/ DEVAUGHN D. SEARSON
                                          --------------------------------------

                                          DeVaughn D. Searson,
                                          Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 SIGNATURE                                       TITLE                              DATE
--------------------------------------------  -------------------------------------------  ----------------------

/s/ RUSSELL M. SOLOMON                        President, Chief Executive Officer and            September 3, 1998
----------------------------------            Director (Principal Executive Officer)
Russell M. Solomon

/s/ MICHAEL T. SOLOMON                        Executive Vice President, General Counsel         September 3, 1998
----------------------------------            and Director
Michael T. Solomon

/s/ DEVAUGHN D. SEARSON                       Chief Financial Officer, Secretary,               September 3, 1998
----------------------------------            Treasurer and Director (Principal Financial
DeVaughn D. Searson                           Officer and Principal Accounting Officer)

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
       3.1+++ Restated Articles of Incorporation of MTS, INCORPORATED filed with the California Secretary of State on September 22, 1994

       3.2+++ By-Laws of MTS, INCORPORATED

       4.1+  Purchase Agreement dated April 20, 1998 between the Registrant, Chase Securities, Inc. and Merrill
              Lynch, Pierce, Fenner & Smith Incorporated

       4.2+  Indenture dated as of April 23, 1998 (the "Indenture") by and between the Registrant and State Street
              Bank and Trust Company of California, N.A., as Trustee

       4.3+  Exchange and Registration Rights Agreement dated as of April 20, 1998 by and among the Registrant and
              Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as the Initial
              Purchasers

       4.4+  $104,720,000 Existing 144A Global 9 3/8% Senior Subordinated Note due 2005

       4.5+  $5,280,000 Existing Regulation S Global 9 3/8% Senior Subordinated Note due 2005

       4.6++++ Form of New 9 3/8% Senior Subordinated Note due 2005

       5.1++++ Opinion of Wilson Sonsini Goodrich & Rosati regarding legality of securities being registered

      10.1+  Credit Agreement dated as of April 23, 1998 by and among the Registrant, Tower Records Kabushiki
              Kaisha, the Lenders party thereto, and The Chase Manhattan Bank as Administrative Agent

      10.2+++ Japanese Security Agreement dated as of April 23, 1998

      10.3+++ MTS, INCORPORATED Security Agreement dated as of April 23, 1998

      12.1++ Statement re Computation of Ratios

      16.1++++ Letter from PricewaterhouseCoopers LLC re Change in Certifying Accountant

      21.1+  List of Subsidiaries

      23.1   Consent of PricewaterhouseCoopers LLP

      23.2++++ Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

      25.1++ Statement of Eligibility on Form T-1 for State Street Bank and Trust Company of California, N.A., as
              Trustee under the Indenture

      27.1++++ Financial Data Schedule

      99.1+++ Form of Letter of Transmittal

      99.2+++ Form of Notice of Guaranteed Delivery

      99.3+++ Consent of Music Business International


------------------------

+   Previously filed with initial filing on June 1, 1998.

++  Previously filed with Amendment No. 1 on July 1, 1998.

+++ Previously filed with Amendment No. 2 on July 23, 1998.


++++Previously filed with Amendment No. 3 on August 24, 1998.